Exhibit 10.1

option AGREEMENT

Between

Vista Gold Corp., Minera Gold Stake Holdings Corp., Minera Gold Stake, S.A. De C.V. and GRANGES INC.

and

MINERA ALAMOS INC. AND MINERA ALAMOS DE SONORA S.A. DE C.V.

October 23, 2017

Table of Contents

- INTERPRETATION2

Definitions2

Certain Additional Rules of Interpretation8

Appendices8

Meaning of “including”, etc.8

Governing Law8

Arbitration9

Severability9

– REPRESENTATIONS OF THE PARTIES9

Representations and Warranties of Alamos9

Representations and Warranties of the Vista Companies10

Acknowledgements14

Survival14

– GRANT OF OPTION AND EXERCISE REQUIREMENTS14

Grant of Option14

Commencement of the Option14

Maintenance of the Option (Option Payments)15

Purchase Price Payment15

Payments Non Refundable15

Holding Obligations15

Exercise of Option16

Closing Transaction Matters16

-BACK-IN RIGHT17

Description and Exercise of Back-In Right17

Failure to Elect18

- ROYALTY18

Royalties18

– ADDITIONAL COVENANTS19

Covenants of Alamos During the Option Period19

Covenants of MGS During the Option Period20

Additional Covenants22

– PROJECT MANAGEMENT PROGRAM, FUNDING AND MANAGEMENT DURING THE OPTION PERIOD23

Project Management Program and Funding of Alamos Mexico During the Option Period23

Rights of Operator24

Maintenance of Company Goodwill24

Access25

Reports and Inspection25

– ACQUISITIONS IN AREA OF INTEREST25

Requirement following Acquisition25

Notice of Acquisition25

Election to Include26

Further Assurances26

Failure to Elect to Include26

Best Efforts26

Non-compliance27

Other Business Opportunities27

– CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS27

General27

Exceptions27

Duration of Confidentiality28

– INDEMNITY29

Indemnification of Vista29

Indemnification of Alamos29

– COMPLIANCE WITH POLICY ON INTERNATIONAL BUSINESS CONDUCT30

Compliance30

– TERMINATION30

Termination30

Right to Cure30

Maintenance Costs31

Delivery of Data31

Removal of Encumbrances31

Removal of Buildings and Environmental Matters31

– GENERAL PROVISIONS32

Notices32

Assignment and Enurement33

Relationship of the Parties33

Waiver33

Amendments34

Force Majeure34

Further Assurances34

Survival of Terms and Conditions34

No Third Party Beneficiary34

Entire Agreement35

Counterparts35

Time of Essence35

Appendices

Appendix A – Mining Concessions description including Underlying Royalties

Appendix B – Exploration Agreement

Appendix C – Joint Venture Agreement

Appendix D – Underground Royalty Agreement

Appendix E – Open-Pit Royalty Agreement

Appendix F – Maintenance Costs

-i-

OPTION AGREEMENT

This Option Agreement (this “Agreement”) is made this 23rd day of October, 2017 (the “Effective Date”), between:

Vista Gold Corp., a corporation existing under the laws of the Province of British Columbia (“Vista”)

and

Minera Gold Stake, S.A. de C.V., a corporation existing under the laws of the United Mexican States (“MGS”)

and

Minera Gold Stake Holdings Corp., a corporation existing under the laws of British Columbia (“MGS Canada”)

and

Granges Inc., a corporation existing under the laws of British Columbia (“Granges”)

and

Minera Alamos Inc., a corporation existing under the laws of Ontario (“Alamos”)

and

Minera Alamos de Sonora S.A. de C.V., a corporation existing under the laws of the United Mexican States (“Alamos Mexico”)

RECITALS:

A.	Vista, MGS Canada and Granges together own 100% of the outstanding Common Shares of MGS;
B.	MGS’ principal assets are the mining concessions integrating the Guadalupe de los Reyes project in Sinaloa, Mexico, as more particularly described on Appendix A;
C.

Vista, MGS Canada and Granges have agreed to grant Alamos an option to acquire, directly or indirectly, including through a subsidiary owned by Vista, 100% of the issued and outstanding Common Shares of MGS, on the terms and conditions set out in this Agreement;

D.

Subject to the terms and conditions contained herein, the Option can be exercised (in whole and not in part) by Alamos before the end of the Option Period by Alamos making the payments set out herein and fulfilling the Holding Obligations; and

E.	The Parties are entering into this Agreement to document the rights and obligations that they are each hereby acquiring and/or assuming.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties hereby agree as follows:

Article 1 - INTERPRETATION
Section 1.1	Definitions

In this Agreement, any capitalized terms used herein not otherwise defined with the first reference to such term or in the Appendices, shall have the following meanings:

(a)

“Affiliate” means any Person related to another Person in such a way that either one of such Persons directly or indirectly Controls, is Controlled by, or is under common Control with, the other and includes a partnership over which a Person exercises Control and a joint venture in which a Person holds at least a 50% voting and equity interest.

(b)	“Agents” means consultants (including financial and legal advisors), servants, employees, agents, Affiliates, workmen, contractors and subcontractors.
(c)	“Agreement” when referred to as “this Agreement”, means this Option Agreement, as it may be modified or amended from time to time, together with the Appendices attached hereto.
(d)	“Alamos” means Minera Alamos Inc.
(e)	“Alamos Companies” means Alamos and Alamos Mexico.
(f)	“Alamos Mexico” means Minera Alamos de Sonora S.A. de C.V.
(g)

“Applicable Laws” means any applicable law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Authority, any agreement (including any development agreement) with any Governmental Authority, and the terms of any governmental Authorization.

(h)	“Area of Interest” means the area that is within two kilometres of the outer boundary of the mining concessions integrating the Project.
(i)

“Authorizations” means any order, permit, approval, waiver, licence or similar authorization of any Governmental Authority having jurisdiction over MGS or the Project, including those necessary for carrying out exploration, appraisal of discovered deposits and production of mineral products therefrom, and any bond, deposit or other security required by any order, permit, approval, waiver, licence or similar authorization.

(j)	“Board” means the board of directors of MGS, as from time to time elected or appointed in accordance with Applicable Laws, this Agreement and MGS’ bylaws.

(k)	“Business Days” means Monday to Friday of each week, local time, except such days designated as statutory holidays in Toronto, Vancouver, or Mexico City.
(l)	“Claim” means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable legal fees.
(m)	“Closing” means completion of the matters set out in Section 3.8 and any ancillary matters.
(n)	“Closing Date” means the date of Closing as contemplated by Section 3.7.
(o)	“Closing Transactions” has the meaning ascribed thereto in Section 3.8.
(p)

“Common Shares” means the 664,893 ordinary, nominative, non-par value voting shares, with a contribution value of $100 pesos Mexican currency per share, representing 100% of the outstanding capital stock of MGS and of which, as at the date of this Agreement, Vista owns 664,393 shares (99.9248%), MGS Canada owns 499 shares (0.0750%) and Granges owns 1 share (0.00015%).

(q)

“Confidential Information” means all Technical Information and any other information concerning any matters affecting or relating to the business, the Project, operations, programs, assets, results or prospects of MGS, including information regarding plans, budgets, processes, results of exploration, and other data, provided however, that Confidential Information, as used in this Agreement, shall not include any information, data, knowledge or know how that:

(i)	is in the possession of Alamos or one of its Affiliates prior to its disclosure by the information provider;
(ii)	is in the public domain prior to disclosure to Alamos;
(iii)	lawfully enters the public domain after disclosure to Alamos through no violation of this Agreement by Alamos, its Affiliates or representatives;
(iv)	is received by Alamos or its Affiliates from a third party that is not bound by an obligation of confidentiality; or
(v)	is independently developed by Alamos or its Affiliates without the use of Confidential Information.
(r)

“Control or Controlled” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through: (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) an agreement; (v) a voting trust; or (vi) otherwise; and, when used with respect to a natural person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise. “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.
(s)	“Dollars” or “$” means currency of the United States of America, unless otherwise stated.
(t)	“Effective Date” has the meaning ascribed thereto on page one of this Agreement.
(u)

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, royalties, overriding royalty interests, preferential purchase rights, or other encumbrances or burdens of any nature whatsoever whether imposed by contract or operation of Applicable Laws, but for greater certainty the term Encumbrance when used herein does not include the Back-In Right.

(v)

“Environment” means the system of natural and artificial or man induced elements such as air (including air in buildings, natural or made-made structures below or above ground), water (including water under or within land or in drains and sewers and coastal and inland waters and water bodies or recipient bodies) and land (including soil whether at or below surface) wetland, sediment, soil or subsurface strata, and natural resources and the environment as defined in any Environmental Laws.

(w)

“Environmental Laws” means all laws relating to the protection of the Environment, including air, soil, surface water, ground water, forest, flora, wildlife, or to public health and safety, and includes those Environmental Laws that regulate, ascribe, provide for or pertain to liabilities or obligations in relation to the existence, use, production, manufacture, processing, distribution, transport, handling, storage, removal, treatment, disposal, emission, discharge, migration, seepage, leakage, spillage or release of Hazardous Substances or the construction, alteration, use or operation, demolition or decommissioning of any facilities, mining projects, or other real or personal property.

(x)	“Exercise Notice” has the meaning ascribed thereto in Section 3.7.
(y)

“Exploration” means all activities related to ascertaining the existence, location, quantity, quality or commercial value of deposits of Ores and minerals on, in or under the mining lots covered by the mining concessions forming part of the Project.

(z)	“Financial Statements” has the meaning ascribed thereto in Section 2.2(p).
(aa)

“Governmental Authority” means any federal, state or local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing.

(bb)	“Granges” means Granges Inc.
(cc)	“Hazardous Substance” means any waste, substance or material whether in a solid, liquid or gaseous form or any constituent thereof that is of a corrosive, reactive,

explosive, toxic, flammable or biologically infectious nature, or is capable of causing harm to or has a deleterious effect on the Environment or human health or that has been mixed with substances or materials with such characteristics which causes or is capable of causing harm to or has a deleterious effect on the Environment or human health or any other substances currently regulated or defined as hazardous or harmful in any Environmental Laws.

(dd)	“Knowledge” means the actual knowledge of the current executive officers of Vista and/or MGS, as the case may be.
(ee)

“Maintenance Costs” means the costs and expenses to undertake MGS’ obligations to maintain the mining concessions of the Project in good standing and current in the fulfillment of legal obligations pursuant to the Mexican laws and the standards established in this Agreement, including all necessary expenditures for Exploration and minimum annual expenditures as provided for in the Mexican Mining Law and its Regulations, duties on mining (a.k.a. mining taxes) as provided for in the Mexican Federal Law of Duties, holding costs, rentals, taxes, fees, requirements, reports, and any other legal obligations and related professional fees that must be paid or otherwise complied with in order to maintain the Project and to maintain title to the mining concessions of the Project in good standing.

(ff)

“Material Adverse Effect” means, in respect of the Project, any change, effect, event, circumstance, fact or occurrence that individually or in the aggregate with other such changes, effects, events, circumstances, facts or occurrences, is or would reasonably be expected to be, material and adverse to the Project or to the business, financial condition, assets, liabilities or results of operation of MGS, except any change, effect, event, circumstance, fact or occurrence resulting from or relating to: (i) changes in general, economic or financial conditions; (ii) any natural disaster (provided that it does not have a materially disproportionate effect on the Project relative to other comparable projects); (iii) changes in Applicable Laws or accounting rules or principles; (iv) changes affecting the mining industry generally (provided that such changes do not have a materially disproportionate effect on the Project relative to other comparable projects); (v) any substantial change in the price of gold; or (vi) the commencement or continuation of any war, armed hostilities or acts of terrorism.

(gg)	“Material Contract” means a contract that:
(i)	involves or may result in the payment of money or money’s worth by or to MGS or a subsidiary in an amount in excess of $25,000; and
A.	has an unexpired term of more than 1 year (including renewals);
B.	cannot be terminated by MGS without penalty upon less than 60 days’ notice; or
C.	the termination of which, or under which the loss of rights, would constitute a Material Adverse Effect.

(hh)	“MGS” means Minera Gold Stake, S.A. De C.V.
(ii)	“MGS Canada” means Minera Gold Stake Holdings Corp.
(jj)	“Mineral Rights” means mining concessions licences and permits and other rights, including:
(i)	any permit, claim, licence, lease, concession, tenement, easement or other form of title or tenure; and
(ii)	any other right (including temporary occupancy rights and any other right to work upon lands),

whether contractual, statutory or otherwise which:

A.	is granted, conferred or recognized under Applicable Laws; and
B.	which, among other things, allows or permits a Person to explore for, mine, extract, sell or otherwise dispose of, Ore.
(kk)	“NI 43-101” means National Instrument 43-101 Standards of Disclosure for Mineral Projects.
(ll)	“Open-Pit Royalty Agreement” has the meaning ascribed thereto in Article 5.
(mm)	“Operator” means Alamos and/or Alamos Mexico, as the case may be.
(nn)	“Option Payments” means Payment 1, Payment 2 and Payment 3.
(oo)

“Option” means the sole and exclusive right to acquire, directly or indirectly, including through a subsidiary owned by Vista, 100% of the Common Shares and to require the completion of the Closing Transactions upon the due and valid exercise of the Option pursuant to the terms and conditions of this Agreement.

(pp)

“Option Period” means subject to Section 3.2 and Section 13.6, the period commencing on the Effective Date and ending on the date which is the earlier of (i) the Closing Date; and (ii) the 48 month anniversary of the execution of this Agreement.

(qq)

“Ore” means all materials containing a mineral or minerals that are classified and the subject matter of the Mexican Mining Law, of commercial economic value extracted or derived from the mining lots covered by the mining concessions forming part of the Project.

(rr)	“Parties” means Vista, MGS Canada, MGS, Granges, Alamos, and Alamos Mexico and “Party” means any one of the Parties as the context requires.
(ss)	“Payment 1” has the meaning ascribed thereto in Section 3.3.
(tt)	“Payment 2” has the meaning ascribed thereto in Section 3.3.

(uu)	“Payment 3” has the meaning ascribed thereto in Section 3.3.
(vv)	“Payments” means the Option Payments and the Purchase Price Payment.
(ww)	“Pre-Transfer Reorganization” has the meaning ascribed thereto in Section 2.3(c).
(xx)	“Purchase Price Payment” has the meaning ascribed thereto in Section 3.4.
(yy)

“Person”  means and includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, agrarian community, company, corporation or other body corporate, Governmental Authority and a natural person in his or her capacity as trustee, executor, administrator, or other legal representatives.

(zz)

“Project” means the mining concessions pertaining to the Guadalupe de los Reyes project, as more particularly described in Appendix A and includes any renewal thereof and any other form of successor or substitute title therefore and any addition thereto, and also includes any other mineral properties, claims, interest or surface and easement rights acquired by MGS after the Effective Date pursuant to Article 8.

(aaa)

“Resource” means a concentration or occurrence of solid material of interest in or on the Earth’s crust in such form, grade or quality that there are reasonable prospects for eventual economic extraction and the location, quantity, grade or quality, continuity or other geological characteristics of a resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling located in or under the mining lots covered by the mining concessions forming part of the Project.

(bbb)

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies, rates, withholdings, dues, contributions and other charges, collections or assessments of any kind whatsoever, imposed by any Governmental Authority; and (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii).

(ccc)

“Technical Information” means engineering studies and working papers, consultants reports and working papers, pre‑feasibility reports, feasibility reports, mine plans, surface and underground maps, assays, samples, cores, analyses, geologic and geophysical maps, engineering maps, photographs, drill logs, exploration reports, environmental studies, correspondence with Governmental Authorities, reserve studies and reports, metallurgical studies and reports and all other information and data existing in printed or electronic form concerning the condition, geology, mineral potential, physical characteristics, mineability or other technical matters related to the Project.

(ddd)	“Temporary Occupancy Agreement” means that certain agreement dated June 13, 2016 among MGS and Ejido La Tasajera;

(eee)

“Underground” means, when used in relation to a Resource, a Resource whereby material can only be extracted therefrom via a shaft, ramp or other form of opening that is not characterized as an open pit mining method.

(fff)	“Underground Royalty Agreement” has the meaning ascribed thereto in Article 5.
(ggg)	“Vista” means Vista Gold Corp.
(hhh)	“Vista MGS Shareholders” means Vista, MGS Canada and Granges and any other Person who becomes a shareholder of MGS before the Closing Date.
(iii)	“Vista Companies” means Vista, MGS Canada, Granges and MGS.
(jjj)

“Work” during the Option Period means the Exploration and/or development work performed exclusively on or directly in relation to the mining lots covered by the mining concessions forming part of the Project by the Alamos Companies, or by their Agents, in accordance with the terms of this Agreement.

Section 1.2	Certain Additional Rules of Interpretation

This Agreement is the result of negotiations among the Parties, and the terms and provisions hereof shall be construed in accordance with their usual and customary meanings.  The captions or headings of sections or subsections of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement.  The Parties hereby waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement, including any rule that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared the executed agreement or any earlier draft of the same.  The singular of any term includes the plural, and vice versa, and the use of words importing gender includes all genders.  If this Agreement is drawn up in both the English language and another language, the English language version shall govern to the extent of any divergence between the two.

Section 1.3	Appendices

All Appendices to this Agreement are incorporated herein by reference and form part of this Agreement.

Section 1.4	Meaning of “including”, etc.

Wherever the term “including” is used, it shall be deemed to mean “including without limitation”, and wherever the phrase “shall include” is used, it shall mean “shall include without limitation”.

Section 1.5	Governing Law

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to its principles of conflicts or choice of laws.

Section 1.6	Arbitration

Any dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated therewith or derived therefrom, shall be determined by arbitration administered by International Centre for Dispute Resolution Canada in accordance with Canadian Arbitration Rules (the “Rules”). The place of arbitration shall be Toronto, Ontario and the language of the arbitration shall be English. If the parties are unable to agree to a sole arbitrator within 30 days of the commencement of the arbitration, then there shall be three arbitrators: each party shall appoint one arbitrator and the two party-appointed arbitrators, in consultation with the parties, shall then appoint the third arbitrator as chairperson.

Any information disclosed during the course of the arbitration, including any arbitral award, shall be kept confidential by the Parties, except as disclosure is required by applicable securities laws or stock exchange requirements.  The Parties agree that the award of the arbitration tribunal pursuant to this Section 1.6 shall be final and binding upon each of them and shall not be subject to appeal.

Section 1.7	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Laws.  The validity of remaining sections, provisions, terms and parts of this Agreement shall not be affected by a court, administrative board, or other proceeding of competent jurisdiction deciding that a provision, term or part of this Agreement is illegal, unenforceable, in conflict with any Applicable Laws or contrary to public policy.  In such event the Parties shall, by amendment of this Agreement, negotiate in good faith to replace such provision by a reasonable new provision or provisions which, as far as legally possible, shall have the same economic and legal effect on the Parties as did the subject provision.

Article 2 – REPRESENTATIONS OF THE PARTIES
Section 2.1	Representations and Warranties of Alamos

Each of the Alamos Companies represents and warrants to Vista on a joint and several basis, that as of the Effective Date and as of the Closing Date:

(a)

Alamos is a corporation duly incorporated under the laws of Ontario on January 13, 1934 and Alamos Mexico is a corporation duly incorporated under the Mexican laws on August 20, 1996, both are in good standing in their jurisdiction of incorporation and they are qualified to do business and are in good standing in those jurisdictions necessary in order to carry out the purposes of this Agreement;

(b)	Alamos Mexico is a wholly owned subsidiary of Alamos;
(c)

they have the capacity to enter into and perform their obligations under this Agreement and all transactions contemplated herein, all corporate and other actions required to authorize them to enter into and perform Agreement have been properly taken and this Agreement is valid and binding upon them in accordance with its terms;

(d)	the execution and delivery of this Agreement will not conflict with, violate or result in the breach of their constating documents nor of any agreement to which the Alamos Companies are subject;
(e)

no consent or approval of any third party or Governmental Authority is required for the execution, delivery or performance of this Agreement by the Alamos Companies or the transfer or acquisition of any interest in MGS;

(f)

no Person has any agreement, right or option or anything capable of becoming an agreement, right or option for the payment or delivery of any consideration or commission in respect of the transactions contemplated herein;

(g)

Alamos is solvent and there are no claims, actions, suits, judgements, litigation or proceedings pending against or affecting the Alamos Companies which could affect the performance by the Alamos Companies of their obligations under this Agreement; and

(h)

neither Alamos Mexico or, to the Knowledge of Alamos Mexico, any director, officer, agent, employee, affiliate or other person acting on behalf of Alamos Mexico is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or the Corruption of Foreign Public Officials Act (Canada), as amended (the “CFPOA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything off value to any “foreign official” (as such term is defined in the FCPA), or any “foreign public official” (as such term is defined in the CFPOA), or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the CFPOA, and Alamos Mexico and, to the Knowledge of Alamos Mexico, its affiliates have conducted their businesses in compliance with the FCPA and the CFPOA.

Section 2.2	Representations and Warranties of the Vista Companies

Each of the Vista MGS Shareholders represents and warrants to Alamos on a joint and several basis, unless otherwise noted, as of the Effective Date and as of the Closing Date that:

(a)

unless changed in accordance with Section 2.3(c), the Common Shares are the only issued and outstanding equity capital of MGS and the Vista MGS Shareholders beneficially own 100% of the Common Shares, free of any Encumbrances of any kind or nature, other than as described in this Agreement and will remain throughout the Option Period the beneficial owner, directly or indirectly, including through a subsidiary owned by Vista, of 100% of the Common Shares free of any Encumbrances of any kind or nature, other than as described in this Agreement. Other than this Agreement, there is no existing option, warrant, call, right or contract of any character to which the Vista MGS Shareholders (or any of them individually) are party requiring the sale, transfer or disposition in any manner of the Common Shares. The Vista MGS Shareholders are not

party to any voting trust or other contract with respect to the voting of the Common Shares;
(b)

Vista beneficially owns 100% of the outstanding shares of MGS Canada and Granges and will remain throughout the Option Period the beneficial owner, directly or indirectly, including through a subsidiary owned by Vista, of 100% of the outstanding shares of MGS Canada and Granges;

(c)

each of them is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and it is qualified to do business and is in good standing in those jurisdictions necessary in order to carry out the purposes of this Agreement;

(d)

each of them has the capacity to enter into and perform its obligations under this Agreement and all transactions contemplated herein, and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(e)

the execution and delivery of this Agreement by each of them will not conflict with, violate or result in the breach of any of their constating documents nor of any agreement to which any of them are subject;

(f)	there is no requirement to obtain any consent, approval or waiver of a party under any contract to which MGS is a party in order to execute and deliver this Agreement;
(g)	this Agreement has been duly approved and delivered by each of them and by MGS and is valid and binding upon them in accordance with its terms;
(h)

to the Knowledge of Vista and MGS, MGS has maintained a valid interest in the Project in good standing and all surface and underground (as applicable) rights have been maintained in material compliance with all Applicable Laws;

(i)	MGS is the legal, registered and beneficial owner of a 100% right, title and interest in and to the Project free and clear of all Encumbrances, except for those royalties set out in Appendix A hereto;
(j)	to the Knowledge of Vista and MGS, no Person other than Alamos has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Project or an interest therein;
(k)

the Vista MGS Shareholders have the right to enter into this Agreement and to sell, transfer or dispose of all of their right, title and interest in and to the Common Shares and, indirectly, the Project in accordance with the terms of this Agreement;

(l)	to the Knowledge of Vista and MGS, there is no adverse claim or challenge against or to the ownership of the Project;
(m)	as at the date of this Agreement, to the Knowledge of Vista and MGS, the material Maintenance Costs include those set out in Appendix F;

(n)	to the Knowledge of Vista and MGS, as of the Effective Date,
(i)

conditions on and relating to the Project and operations conducted thereon are and have been conducted in compliance with all Applicable Laws, including without limitation, Environmental Laws and MGS has not been notified in writing, by any Governmental Authority or other person, that it is or may be in violation of any Applicable Laws, including without limitation, Environmental Law;

(ii)

MGS has provided to Alamos copies of all material environmental audits and risk and site assessments in MGS’ possession, if any, relating to compliance with Environmental Laws, management of Hazardous Substances, or the environmental condition of properties presently or formerly owned, operated, or leased by MGS; and

(iii)	there are no claims, actions, suits, judgements, litigation or proceedings pending against or affecting MGS or the Project that would have a Material Adverse Effect on the Project;
(o)	to the Knowledge of Vista and MGS,
(i)

other than in respect of Maintenance Costs to be paid by Alamos between the Effective Date and the Closing Date, MGS has paid all Taxes which are due and payable within the time required by Applicable Law, and has paid all assessments and reassessments it has received in respect of Taxes;

(ii)

other than in respect of obligations to be assumed by Alamos pursuant to Section 3.6(a) for the period between the Effective Date and the Closing Date, MGS has filed or caused to be filed, with the appropriate Governmental Authorities, within the times and in the manner prescribed by Applicable Law, all Tax returns which are required to be filed by or with respect to it;

(iii)

other than in respect of any Taxes forming part of the Maintenance Costs which are to be paid by Alamos, there are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax return by, or any payment of Taxes by, MGS; and

(iv)

other than the proceeding deriving from the application of the Refund (defined below), there are no claims, actions, suits, audits, proceedings, investigations or other actions pending or threatened against MGS in respect of Taxes;

(p)

all Material Contracts to which MGS is a party or by which MGS is bound have been provided to Alamos. Except as disclosed in writing to Alamos prior to the date hereof, MGS is not in material default or breach of any Material Contract, and there exists no state of facts which, after notice or lapse of time or both, would constitute a material default or breach. To Vista’s Knowledge, no counterparty to any Material Contract is in material default of any of its obligations under any Material Contract, MGS is entitled to all benefits under each Material Contract, and none of the Vista Companies have received any notice of termination of any Material Contract;
(q)

MGS has delivered to Alamos audited annual financial statements of MGS for the financial years ended December 31, 2015 and 2016 and unaudited interim financial statements for the period ended June 30, 2017 (collectively, the “Financial Statements”);

(r)

MGS has no debts outstanding or other obligations or liabilities, save and except as disclosed in the Financial Statements and as of the Closing Date MGS shall have no intercompany loans or other payables to Vista or its Affiliates;

(s)

the Financial Statements fairly represent the financial condition of MGS as at their date and as of the Effective Date, there has been no material change to the financial condition of MGS since June 30, 2017;

(t)

except as disclosed in writing to Alamos, MGS is not a party to any contract or arrangement (whether oral or written) with any employee, consultant, agent or representative of MGS, which contract or arrangement provides for any salary, commission, bonus or other form of compensation to be paid to an employee, consultant, agent or representative;

(u)	neither Vista nor MGS is a party to or bound by any Agreement which would require MGS to Encumber the Project in the future;
(v)

no Person has any agreement, right or option or anything capable of becoming an agreement, right or option for the payment or delivery of any consideration or commission in respect of the transactions contemplated herein with Vista, except the net smelter return royalties described in Appendix A; and

(w)

neither MGS or, to the Knowledge of MGS, any director, officer, agent, employee, affiliate or other person acting on behalf of MGS is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or the Corruption of Foreign Public Officials Act (Canada), as amended (the “CFPOA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything off value to any “foreign official” (as such term is defined in the FCPA), or any “foreign public official” (as such term is defined in the CFPOA), or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the CFPOA, and MGS and, to the Knowledge of MGS, its affiliates have conducted their businesses in compliance with the FCPA and the CFPOA.

Section 2.3	Acknowledgements
(a)

The Parties acknowledge that MGS may be entitled to receive certain tax refunds in relation to the transfer by Vista of the Project to MGS in 2012 (the “Refund”). The Parties further agree that in the event that MGS collects the Refund during the term of this Agreement, the Refund will be distributed to certain of the Vista MGS Shareholders.

(b)

For greater certainty, Alamos acknowledges and agrees that it shall not acquire any legal or beneficial interest in the Project until the Option has been exercised in accordance with the terms of this Agreement.

(c)

Alamos agrees that, prior to the Closing Date, Vista may effect a reorganization of the ownership of MGS, including involving one or more of Vista’s subsidiaries (a “Pre-Transfer Reorganization”). Vista shall provide written notice to Alamos of any proposed Pre-Transfer Reorganization, which notice shall include the proposed details of any such Pre-Transfer Reorganization, at least 30 days prior to the Closing Date. Upon receipt of such notice, Vista and Alamos shall, or shall cause the Vista Companies and/or Alamos Mexico to, respectively, work co-operatively and do all such other acts and things as are reasonably necessary to give effect to such Pre-Transfer Reorganization.

Section 2.4	Survival

The representations, warranties and acknowledgements set forth in Section 2.1,  Section 2.2 and Section 2.3 of this Agreement shall survive the execution of this Agreement and the exercise of the Option.

Article 3 – GRANT OF OPTION AND EXERCISE REQUIREMENTS
Section 3.1	Grant of Option

Vista does hereby give and grant to Alamos an exclusive right and option, which may be exercised by Alamos in whole and not in part (together with at least one Alamos’ designee to acquire at least one Common Share of MGS), to acquire, directly or indirectly, including through a subsidiary owned by Vista, 100% of the issued and outstanding Common Shares of MGS which as at the date of this Agreement are held by Vista (99.9248%), MGS Canada (0.0750%) and Granges (0.00015%) free and clear of all Encumbrances by satisfying within the time limits therefore, the obligations set out in this Agreement, except for and subject to the Underground Royalty, the Open-Pit Royalty and the Back-In Right described in Article 4.

Section 3.2	Commencement of the Option

The Option shall commence on the Effective Date, and shall terminate at the end of the Option Period, unless exercised or otherwise terminated in accordance with the terms of this Agreement.

Section 3.3	Maintenance of the Option (Option Payments)

In consideration for the grant of the Option, Alamos shall pay to Vista, on behalf of the Vista MGS Shareholders, by way of wire transfer of immediately available funds, the following cash payments (the “Option Payments”)  according to the following schedule:

Option Payment timing	Payment Amount
Upon execution of this Agreement (“Payment 1”)	$ 1,500,000
On or before the 12 month anniversary of the execution of this Agreement (“Payment 2”)	$ 1,500,000
On or before the 24 month anniversary of the execution of this Agreement (“Payment 3”)	$ 1,500,000

All Option Payments shall be paid to Vista prior to the exercise of the Option.

Section 3.4	Purchase Price Payment

In order to exercise the Option and acquire the Common Shares, Alamos shall pay to, or as directed by, Vista, on behalf of the Vista MGS Shareholders, by way of wire transfer of immediately available funds the amount of $1,500,000 (the “Purchase Price Payment”) on or before the end of the Option Period.  Notwithstanding the foregoing, should Alamos announce a positive decision to take the Project into construction then, Alamos agrees to make the Purchase Price Payment within 30 days following the date of publication of such announcement via newswire which date shall be deemed to be the Closing Date.

Section 3.5	Payments Non Refundable

All Payments are non-refundable.

Section 3.6	Holding Obligations
(a)	From and after the Effective Date the Alamos Companies shall have the following obligations:
(i)

maintaining the mining concessions in good standing, in compliance with all Applicable Laws, including the timely filing of work assessment annual reports and of all other technical, accounting and statistics reports and in general the fulfillment of any other legal non-financial obligations, as provided for in the Mexican Mining Law, the regulations thereto and any other Applicable Laws for the duration of the Option Period;

(ii)	to the extent same is transferred to the Alamos Companies or is controlled by the Alamos Companies after the date hereof, keeping all Technical Information and data related to the Project in good order, including the payment of the cost of the storage of core presently stored in Hermosillo for the duration of the Option Period;
(iii)

fulfilling all of the obligations of MGS with the Ejido La Tasajera deriving from the Temporary Occupancy Agreement or from any other agreement Alamos Mexico or MGS (with the consent and approval of Alamos) enters into with said Ejido La Tasajera and/or with any other surface owners to get access to the Project for the duration of the Option Period;

(iv)	paying 100% of the Maintenance Costs for the duration of the Option Period,

(collectively, the “Holding Obligations”).

In order for the Alamos Companies to properly comply with the Holding Obligations, MGS and Alamos Mexico shall enter into the Exploration Agreement attached as Appendix B, concurrently with this Agreement, pursuant to which Alamos Mexico will be authorized under Mexican laws to conduct its Exploration works in the mining lots covered by the mining concessions forming part of the Project and to incur in any expenses or disbursements related thereto, and MGS and Alamos Mexico shall also enter into any other agreements and execute and deliver all documents and take all such actions as may be reasonably required in order for Alamos Mexico to cover the cost of the storage of core presently stored in Hermosillo and to fulfill all of the obligations with the Ejido La Tasajera.

Section 3.7	Exercise of Option

Upon Alamos making the Option Payments and the Purchase Price Payment in accordance with Section 3.3 and Section 3.4,  and provided that the Holding Obligations have been met (or waived in writing prior to the end of the Option Period by Vista in its sole discretion) and that Alamos is not otherwise in default of any provision of this Agreement, during the Option Period, Alamos shall have the right to deliver written notice (the “Exercise Notice”) to Vista notifying Vista that Alamos has exercised the Option and require completion of the Closing Transactions.  The Exercise Notice will propose a date (the “Closing Date”) being a date within 10 days of delivery of the Exercise Notice. For greater certainty, the Closing Date, though not the delivery of the Exercise Notice, may fall outside of the Option Period.  Not more than five Business Days after receipt by Vista of the Exercise Notice, Vista shall respond either confirming the proposed date or providing a proposed alternative date which better suits Vista, which alternative Closing Date must be within 10 days following the Closing Date proposed by Alamos, which alternative date shall thereupon be deemed the Closing Date.

Upon delivery of the Exercise Notice, the Parties shall be obligated to complete the Closing Transactions in accordance with Section 3.8.

Section 3.8	Closing Transaction Matters

On the Closing Date, and at 12:00 p.m. (Toronto time) at the offices of Gowling WLG (Canada) LLP,  First Canadian Place,  100 King Street West,  Toronto, Ontario, Canada, the

Parties will meet to deliver the documents and consideration described below in order to effect the Closing and all tabled documents shall be deemed exchanged and released simultaneously upon agreement by the Parties that Closing has completed.  At a minimum, the Parties shall do the following:

(a)	the Vista MGS Shareholders shall execute a resolution of the shareholders of MGS appointing such directors of MGS specified by Alamos so that Alamos’ nominees will then constitute the Board of MGS;
(b)	to the extent requested by Alamos, MGS shall secure the resignation or other termination of any existing employees, at no cost to Alamos or MGS;
(c)

the Vista MGS Shareholders, as applicable, shall transfer, directly or indirectly, including through a subsidiary owned by Vista, 100% of the Common Shares to Alamos (together with at least one Alamos’ designee to acquire, directly or indirectly, at least one Common Share of MGS);

(d)

Alamos shall deliver an undertaking in a form and substance satisfactory to Vista that Alamos will deliver to Vista and will cause MGS to deliver to Vista the Underground Royalty Agreement executed by Alamos and MGS on the Business Day following the Closing Date in connection with Section 5.1(a),

(e)	Alamos shall deliver to Vista the Open-Pit Royalty Agreement signed by Alamos pursuant to Section 5.1(c); and
(f)	Vista shall deliver to Alamos the Open-Pit Royalty Agreement signed by Vista pursuant to Section 5.1(c).

(collectively, the “Closing Transactions”).

Article 4 -BACK-IN RIGHT
Section 4.1	Description and Exercise of Back-In Right
(a)

Upon the exercise of the Option in accordance with this Agreement, Vista will, upon the terms of this Article, retain a right to acquire a 49% non-carrying interest in all future Underground Resource(s) (the “Back-In Right”).  In the event that Alamos determines to pursue development of any Underground Resource(s) it will notify Vista and Vista shall, have a right to acquire a 49% non-carrying interest in all Underground Resource(s).

(b)

Alamos shall provide notice in writing to Vista (the “Back-In Right Notice”) promptly and in any event within 10 Business Days after its board makes a determination, in its sole discretion, having regard to all relevant information, acting reasonably, such Back-In Right Notice shall include  an internally prepared written technical and economic analysis supporting such decision that a reasonable mining company would consider sufficiently detailed to allow a reasonable mining company to make a decision to pursue development of any Underground Resource (the “Analysis”). Vista will have 30 days from the date of receipt of the Back-In Right Notice from Alamos to conduct due diligence reviews with respect to the applicable Underground Resource(s) (the “Back-In Right Option Period”).
(c)

During the Back-In Right Option Period, Alamos shall, from time to time, deliver to Vista, at Vista’s expense, as soon as is reasonably practicable such information and documents, reports, maps and other information as Vista may reasonably request, including a copy of the Analysis and other materials relating to the Project provided to the Board of Directors of Alamos and/or Alamos Mexico in connection with their approval of the development determination referred to in Section 4.1(b) above, and shall co-operate in assisting Vista in completing such review. On or prior to the expiry of the Back-In Right Option Period, Vista may exercise its Back-In Right with respect to the Underground Resource(s) by delivering notice in writing to Alamos (the “Back-In Right Exercise Notice”). Upon exercise of the Back-In Right by Vista sending the Back-In Right Exercise Notice to Alamos, Vista (or a wholly-owned affiliate of Vista) and Alamos (or a wholly-owned affiliate of Alamos) shall negotiate in good faith and enter into a definitive agreement (a “Joint Venture Agreement”) for the purpose of conducting development or other related mining and ore processing work in respect of the Underground Resource for which the Back-In Right has been exercised.  The Joint Venture Agreement will include, at a minimum, the material terms set out in Appendix C. The Parties agree to promptly negotiate, execute and deliver all documents and take all such reasonable actions as may be reasonably required to effect the Back-In Right.

(d)

The Back-In Right described in this Article 4 shall survive the execution of this Agreement and the exercise of the Option. The Back-In-Right constitute an interest in the Project that runs with the Project and is enforceable against the Alamos Companies and will be enforceable against any third party acquiror, assignee or transferee of all, or any part of, the Project.

Section 4.2	Failure to Elect

If, Vista does not give the Back-In Right Exercise Notice during Back-In Right Option Period, Vista shall be deemed to have declined to exercise the Back-In Right in respect of the particular Underground Resource(s) which was the subject of the Back-In Right Notice.  However, the terms of this Article shall continue to apply with respect to any other future Underground Resource(s) that the Alamos Companies may determine to develop.

Article 5 - ROYALTY
Section 5.1	Royalties
(a)

On the Business Day following the Closing Date, Alamos shall cause MGS to grant and deliver to Vista an executed net smelter returns royalty agreement, substantially in the form set out in Appendix D  (the “Underground Royalty Agreement”), pursuant to which, Vista will retain and be granted a net smelter returns royalty (the “Underground Royalty”) on any current or future resource of the Project in accordance with and subject to the terms of the Underground Royalty Agreement that is brought into production via Underground mining methods.

(b)

The Underground Royalty constitutes an interest in the Project that runs with the Project and is enforceable against MGS.  Vista may register the Underground Royalty Agreement against title of the mining concessions forming part of the Project or any part thereof as a burden that runs with the Project.

(c)

Alamos shall grant and deliver to Vista an executed net smelter returns royalty agreement, substantially in the form set out in Appendix E  (the “Open-Pit Royalty Agreement”), pursuant to which, Vista will retain and be granted a net smelter returns royalty (the “Open-Pit Royalty”) on any current or future resource of the Project in accordance with and subject to the terms of the Open-Pit Royalty Agreement that is brought into production via open pit mining methods.

Article 6 – ADDITIONAL COVENANTS
Section 6.1	Covenants of Alamos During the Option Period

During the term of this Agreement, the Alamos Companies shall:

(a)	direct, manage and fund and as appropriate, conduct the program of work on the Project set out in Section 7.1;
(b)	pay the Maintenance Costs and take all steps and proceedings to maintain the Project in good standing;
(c)	perform their duties and responsibilities and comply with their obligations under this Agreement;
(d)	immediately notify Vista if:
(i)	any representations or warranties contained in Section 2.1 are not true and correct in any material respect during the term of the Option Period; or
(ii)	any covenant of the Alamos Companies pursuant to this Agreement has not been complied with;
(e)	not, by any action or inaction cause any Encumbrance to be placed upon or against the mining concessions forming part of the Project or any part thereof;
(f)

conduct all of the operations on the Project in a good and workmanlike manner in accordance with generally accepted mining industry practice and in compliance with all Applicable Laws and in accordance with the terms and provisions of the mining concessions, leases, licenses, permits, contracts and other agreements pertaining to the Project, its assets and its operations and in accordance with the care and skill normally expected of a Canadian publicly listed entity conducting and managing Exploration, development and mining activities in Mexico;

(g)	ensure that their employees, contractors and authorized agents and their Affiliates’ employees, contractors and authorized agents enter the Project at the Alamos Companies’ sole risk and expense;
(h)

keep and maintain all required accounting and financial records for Alamos Mexico pursuant to International Financial Reporting Standards and in accordance with customary cost accounting practices in the mining industry;

(i)	obtain insurance, naming Vista and MGS as co-insured, which adequately covers all risks reasonably and prudently foreseeable in the operation and conduct of the Work; and
(j)	keep Vista reasonably informed of all material facts, matters and things relating to the Project.
Section 6.2	Covenants of MGS During the Option Period
(a)	Between the Effective Date and the Closing Date, MGS shall, to the extent such matters are within its control:
(i)

use commercially reasonable efforts to preserve MGS in good standing in its jurisdiction of incorporation and not, by any action or inaction cause any Encumbrance to be placed upon or against the mining concessions forming part of the Project or any part thereof, other than in connection with those set out in Appendix A;

(ii)

use commercially reasonable efforts to preserve intact current business organization, keep available the services of current officers, employees, consultants, contractors and agents, and maintain the relations and goodwill with suppliers, customers, landlords, landowners, creditors, employees, consultants, contractors, agents, and others having business relationships with them;

(iii)	use commercially reasonable efforts to preserve the goodwill of the business;
(iv)	operate the business in accordance with usual business practices as a going concern with all due care and in compliance with all Applicable Laws and Authorizations;
(v)	not undertake any action or fail to take any action that could reasonably result in MGS not being able to meet its obligations as set out in this Agreement;
(vi)	transfer all Technical Information owned by MGS to Alamos;
(vii)	forward to Alamos on a timely basis all invoices, notices, statements and similar documents received by MGS and/or Vista relating to Work and/or Maintenance Costs required to be paid by Alamos;
(viii)	work with the Alamos Companies in good faith and using their commercially reasonable efforts to secure, at the Alamos Companies’ expense, an extension of the term of the Temporary Occupancy Agreement (at the appropriate time) for an additional two years such that it covers the entirety of the Option Period on financial terms substantially similar to those currently in existence and any other agreements in respect of or relating to the land as may be reasonably required to further explore and develop the Project in accordance with the terms of this Agreement, if any; and

(ix)

keep Alamos reasonably informed of all material facts, matters and things relating to MGS and the businesses, property and assets, and provide Alamos with reasonably requested information regarding MGS and the businesses, property and assets, including in respect of the Pre-Transfer Reorganization.

(x)	Between the Effective Date and the Closing Date, without the prior written consent of Alamos (such consent not to be unreasonably withheld or delayed), MGS shall not:
(i)	amend the terms of the Project or terminate or otherwise amend the Exploration Agreement;
(ii)	make any capital expenditure in excess of $15,000 or undertake any other commitments other than in the ordinary course of business;
(iii)	sell, transfer, lease, license or otherwise dispose of any of the Project or any interest therein whatsoever;
(iv)	allow for any Encumbrance to be placed on the Project;
(v)	grant any license, assignment or other right or interest in respect of Technical Information owned by MGS, other than as set out in this Agreement;
(vi)	acquire any material asset;
(vii)	other than in connection with 2.3(c), issue any new Common Shares or enter into any agreement in respect of any loans or borrowing;
(viii)	enter into any new Material Contract, or amend, waive or terminate any provisions of any existing Material Contract, or enter into any other obligation which is not in the ordinary course of business;
(ix)	enter into any abnormal or unusual transaction which relates to or adversely affects its business or could reasonably be expected to result in a Material Adverse Effect in respect of MGS;
(x)

other than in connection with Section 3.8(b),  enter into any employment, consulting or similar contract or hire any new employee, consultant or contractor, amend any existing employment, consulting or similar contract, renew any existing employment, consulting or similar contract on materially different terms, or terminate any employment, consulting or similar contract;

(xi)

other than in connection with a Pre-Transfer Reorganization, make any Tax election or, subject to Section 7.3, settle or compromise any Tax liability, unless that election, settlement or compromise is required by Applicable Laws or is advisable in the best interest of MGS and is supported by a written opinion of competent legal counsel;

(xii)	make any change in the accounting methods, principles or practices used at the Effective Date, save for any changes required by Applicable Laws or in connection with Section 2.3(c);
(xiii)	cancel any debt owed to MGS, or waive any claim or right in respect thereof;
(xiv)	commence, settle, waive, compromise or discontinue any proceeding or other claim for damages;
(xv)	amend or restate the constating documents of MGS;
(xvi)

other than in connection with Section 2.3(c),  increase, reduce or otherwise alter the share capital or grant any options, warrants or other similar rights for the issue of shares or other securities of MGS;

(xvii)

other than in connection with Section 2.3(c) or the Refund, declare or pay any dividend, make a distribution or revaluation of assets, buy back or make any offer to buy back shares, or make any other similar payment or distribution of cash or property to shareholders or other Affiliates, including by way of service or consulting fees or the repayment of principal or interest on intercompany indebtedness; or

(xviii)	offer, agree or otherwise commit to do any of the foregoing.
Section 1.3	Additional Covenants
(i)

Each of the Parties shall from time to time give prompt notice to the other of any notice of default, lawsuit, proceeding, action or damages of which it becomes aware and which might affect the mining concessions forming part of the Project, the title of any Party to the Project or a Party’s ability to comply with its obligations under this Agreement;

(ii)

Each of the Parties shall cooperate in structuring the transactions contemplated in this Agreement in a tax efficient manner including making such amendments to this Agreement as are appropriate to make the transactions more tax efficient, provided no such cooperation shall be required where such structuring shall have an adverse effect on the business, operations or financial condition of the Parties or on the economics of the transactions contemplated by this Agreement to either Party, or any adverse impact on its shareholders, as the case may be, or cause any breach of or default under this Agreement by a Party which the other Party has not agreed to waive in writing; and

(iii)

The Parties shall not disclose Confidential Information to any third party (other than to its employees, consultants and Affiliates) unless (i) the information was known to the person to whom such information is being disclosed prior to the Effective Date or became known to such person thereafter without breach of this Agreement, (ii) the disclosure of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (iii) the furnishing or use of such information is required by any Applicable Law or the request of any Governmental Authority, (iv) such information is disclosed to an Affiliate of Alamos or Vista or such Affiliates’ directors, officers, employees, representatives and agents who are bound by confidentiality obligations in respect of such information, or (v) such information is disclosed to Alamos, Vista, or their Affiliates’ auditors, legal counsel, lenders, brokers, underwriters, investment bankers and other professional advisers for whom such confidential information would be relevant (and the Party disclosing such Confidential Information shall ensure that any person to whom Confidential Information is disclosed under clause (iv) or (v) will not disclose such Confidential Information to any other person if such disclosure would be a breach of this Agreement had such disclosure been made directly by such party and will be liable to the other Parties hereunder for any disclosure by such person).

Article 7 – PROJECT MANAGEMENT PROGRAM, FUNDING AND MANAGEMENT DURING THE OPTION PERIOD
Section 7.1	Project Management Program and Funding of Alamos Mexico During the Option Period

During the term of this Agreement, Alamos and/or Alamos Mexico, as the case may be, shall carry out a project management program on the Project for the benefit of MGS, which program will at a minimum include:

(a)	using commercially reasonable efforts to obtain any Authorizations required to maintain the Project in good standing and to advance all current and future activities at the Project;
(b)	maintaining and defending MGS’ assets, including its mining concessions, other interests in land and permits;
(c)	maintaining all of MGS’ Technical Information in good order; and
(d)	maintaining MGS’ community program and assume each and all of MGS’ obligations to the Ejido La Tasajera.

The program management work program shall be conducted by Alamos and/or Alamos Mexico, as the case may be, in a good and workmanlike manner in accordance with generally accepted mining industry practice and in compliance with all Applicable Laws including the Mexican Mining Law and its Regulations, the labor laws and the Environmental Laws and in accordance with the terms and provisions related to the mining concessions, leases, licenses, permits, contracts and other agreements pertaining to the Project, and in accordance with the care and skill normally expected of a Canadian operated publicly traded entity conducting and managing Exploration, development and mining activities in Mexico.

The Parties acknowledge that beyond the obligation to pay the Maintenance Costs and the costs and expenses associated with the work program set out in this Section 7.1, the level of economic activity of Alamos Mexico and hence Alamos’s funding obligation is within the discretion of Alamos during the Option Period.

Section 7.2	Rights of Operator

Alamos shall act, or shall cause Alamos Mexico to act, as Operator of the Project during the Option Period, and as such, Alamos shall be, or shall cause Alamos Mexico to be, responsible in their sole discretion for carrying out and administering all Work, including the completion of all activities necessary to fulfill their obligations under this Agreement.  Subject to the provisions of any Applicable Laws, Section 7.4 and to the requirement to obtain the necessary permits, licenses and Authorizations to perform the Work, Alamos and/or Alamos Mexico, as the case may be, as Operator, shall have the sole and exclusive right:

(a)

to enter at its sole discretion and risk and pursuant to the Temporary Occupancy Agreement entered into with Ejido La Tasajera currently in place or pursuant to any other agreements Alamos Mexico enters into with said Ejido and/or with any other surface owners in, under or upon the mining lots covered by the mining concessions forming part of the Project;

(b)	to have possession of the Project but not title to same;
(c)

subject to Section 12.6 to carry out such Work as Alamos and/or Alamos Mexico, as the case may be, in their sole discretion consider advisable including if the necessary Authorizations are obtained, bringing or erecting upon the Project machinery, equipment and ancillary facilities including, without limiting the generality of the foregoing, housing, utility services, roads, conveyors, plants, buildings, waste areas, tailing areas and disposal areas or systems;

(d)	to maintain, to the extent permissible under Applicable Laws, in the name of Alamos Mexico, all licenses, permits and Authorizations required to carry out the Work; and
(e)	to remove Ore, minerals or metals from the Project in such reasonable quantities only for the purpose of obtaining assays or making other tests but not for commercial purposes.
Section 7.3	Maintenance of Company Goodwill

In addition to any other obligations set out in this Article 7, Alamos shall, and shall cause Alamos Mexico to, during the Option Period, maintain and protect the reputation of MGS and shall conduct themselves and their operations with a view to enhancing the public image of MGS. Alamos will review, or will cause Alamos Mexico to review, the current community relations program and undertake programs to maintain the good reputation of MGS.  Nothing in this Section 7.3 shall require that Alamos agree, or cause Alamos Mexico to agree, to fund any new financial initiative or allow MGS to assume any new obligation.

Section 7.4	Access

During the Option Period, the Vista Companies and their respective employees and Agents shall have reasonable access to the Project and to all data, studies, maps, drill core and all other information generated by the Alamos Companies in respect of or derived from the Project, in all cases at their own risk and cost, provided that:

(a)

Vista provides, or causes any other of the Vista Companies to provide, reasonable prior written notice to the Alamos Companies of (i) that part of the Project to which it requires access, (ii) the identity of the individuals to be provided access, and (iii) when it proposes to access the Project; and

(b)	The Vista Companies do not interfere with the normal operations of the Alamos and/or Alamos Mexico, as the case may be, as Operator on the Project.
Section 7.5	Reports and Inspection

As Operator, Alamos shall provide, or cause Alamos Mexico to provide to Vista (i) reports as of June 30 and December 31 of each calendar year indicating the status of all Work by the Alamos Companies during such period (each a “Semi-Annual Report”); and (ii) a copy of all factual geologic information and a summary of the results of all Work conducted on or with respect to the Project during the preceding calendar year, as well as all the documentation required to evidence that Work. Each Semi-Annual Report shall be delivered within 45 days of the end of the applicable time period.  The Alamos Companies and the Vista Companies shall each keep confidential all of such reports and information as provided by Section 7.5.  Upon the exercise of the Option by Alamos, title to such reports and information shall be transferred by Vista to Alamos. Alamos Mexico shall be responsible for preparing and filing, in due course any materials that are required to be filed with the Governmental Authority or regulatory agency to maintaining the Project in good standing.  Such materials shall be filed by Alamos Mexico and Alamos shall provide Vista a copy of any filing submitted to a Governmental Authority or regulatory agency within 20 days following from the date of such filing.

Article 8 – ACQUISITIONS IN AREA OF INTEREST
Section 8.1	Requirement following Acquisition

Alamos hereby covenants and agrees with Vista that they will not acquire, nor will they permit any Affiliate or any of their directors, officers, or employees to acquire, whether directly or indirectly or pursuant to any third party agreement, any form of interest in property,  minerals or Mineral Rights located wholly or in part within the Area of Interest unless such acquisition is made subject to the terms of this Agreement and the acquiring party complies with the provisions of this Article.

Section 8.2	Notice of Acquisition

Forthwith upon completing any acquisition contemplated in Section 8.1, Alamos shall give, or cause Alamos Mexico to give, notice thereof to Vista which notice shall be in writing, setting out the nature of the interest acquired, including all information known to the acquiring party about such interest, the costs of acquisition and all other pertinent details relating thereto.  Upon receipt of such notice, Vista shall have a period of 30 days to decide whether the interest acquired shall be made subject to the terms of this Agreement and made part of the Project to be acquired hereunder.  During such 30-day period, Alamos shall, or cause Alamos Mexico to, from time to time, deliver to Vista as soon as practicable such further information related to the acquisition and the interest acquired as Vista may reasonably request in order to permit Vista to make an informed decision with respect to the matters herein.

Section 8.3	Election to Include

If, within the 30-day period referred to in Section 8.2, Vista gives notice to the Alamos Companies requiring that the acquired interest be made part of the Project to be acquired hereunder, then the acquired interest shall forthwith be transferred to MGS to hold title to the Project and the acquired interest shall thereafter form part of the Project under this Agreement.  The original costs of acquisition of the acquired interest shall be paid by Alamos.  When the acquired interest is transferred to MGS, MGS shall pay Alamos or its Affiliate, as applicable, a nominal purchase price for the acquired interest and such purchase price shall not exceed $1,000.  For greater certainty, notwithstanding that the properties or other interests to be added hereunder are to be acquired after the date hereof, such properties or other interests will, upon acquisition by MGS, be deemed to form part of the Project and will be transferred to the Alamos Companies upon exercise of the Option at no additional cost.

Section 8.4	Further Assurances

Each of the Parties hereto will execute and deliver or cause to be executed and delivered such further documents and instruments and give such further assurances as the other may reasonably require to evidence and give effect to any acquisition and/or transfer of an interest in a mining concession, property or minerals as hereinbefore provided in this Article.

Section 8.5	Failure to Elect to Include

If, within the 30-day period referred to in Section 8.2, Vista does not give the notice referred to in Section 8.3,  Vista shall be deemed to have consented to the acquisition by the acquiring party of the interest in the mining concession, property or minerals as referred to in the original notice from the Alamos Companies and such interest may thereafter be held or dealt with by the acquiring party free of the terms and conditions of this Agreement.  However, the terms of this Article shall continue to apply with respect to any future or other acquisition within the Area of Interest.

Section 8.6	Best Efforts

The Alamos Companies covenant and agree to use their best efforts to provide or cause to be provided, in any acquisition agreement related to the Area of Interest as hereinbefore contemplated, for appropriate perimeter clauses, royalty interests (as opposed to property interests) for any property vendor, appropriate processing facilities for Ores derived from the various properties in or partly within the Area of Interest and unencumbered rights to assign an interest in any such agreements and the properties related thereto pursuant to the provisions of this Agreement and as contemplated in this Article.

Section 8.7	Non-compliance

Non-compliance with the provisions of this Article by Alamos or by any of their Affiliates, shall be considered a default under this Agreement by Alamos in which case the provisions of Section 12.1 shall apply.

Section 8.8	Other Business Opportunities

Except as may be expressly provided in this Agreement, each Party shall have the right to independently engage in and receive full benefits from its business activities.

Article 9 – CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS
Section 9.1	General

Subject to the exceptions in Section 9.2, Confidential Information shall not be disclosed by Alamos or any of its Affiliates to any third party or to the public without the prior written consent of Vista.

Section 9.2	Exceptions
(a)	The restriction imposed by Section 6.3(iii) and Section 9.1 shall not apply to a disclosure of Confidential Information:
(i)	in accordance with the requirements of any stock exchange or securities regulatory authority or commission having jurisdiction over a Party’s or any of its Affiliate’s securities;
(ii)	to government agencies as required by the terms of mining concessions or any other Authorizations;
(iii)	to employees or to an Affiliate, consultant, contractor or subcontractor of a Party that has a bona fide need to be informed;
(iv)	to a Governmental Authority or to the public, which any of the Alamos Companies believes in good faith is required by Applicable Laws;
(v)	to actual or potential lenders or underwriters who have a bona fide need to be informed;
(vi)

to independent accountants or legal counsel engaged by Alamos for the purpose of enabling such accountants or legal counsel to give appropriate advice in respect of a financing or other matters arising under this Agreement; and

(vii)	to any recognized merchant or investment banking firm engaged in giving advice to Alamos in connection with a financing or other matter arising under this Agreement.

(b)

In any case to which the exceptions in Section 9.2 are applicable, Alamos shall give notice to the Vista Companies, at least 7 days in advance of the making of such disclosure by Alamos or any of its Affiliates.  Such notice shall identify the Confidential Information to be disclosed and the recipient.  As to any disclosure, except disclosure required by Applicable Law, only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed.  Except with respect to disclosure required by Applicable Law, as to any disclosure to a third party, such third party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as Alamos is obligated under this Article 9 and Alamos shall concurrently with the making of such disclosure, give notice to Vista that the required agreement in writing has been completed.  Notwithstanding the absence of a required written agreement, Alamos shall be responsible for assuring that no unauthorized disclosure of information to be kept confidential pursuant to Section 9.1 is made by any Person receiving information.

(c)

Notwithstanding the restrictions set out in Section 6.3(iii) or this Article 9, if Alamos is required under applicable securities laws or stock exchange requirements to publicly disclose Confidential Information in a press release or other continuous disclosure document, including an annual information form, information circular, MD&A, annual or interim financial statements, prospectus or material change report, Alamos shall notify Vista of such disclosure prior to issuing or filing such press release or continuous disclosure document.  If the press release or continuous disclosure document contains any of the Vista Companies’ names, the name of any of the Affiliates, officers, directors or employees of the Vista Companies, such press release or continuous disclosure document shall not be issued or filed without the prior consent of the Vista Companies, which consent shall not unreasonably be withheld (provided that consent will not be required in respect of any factual disclosure that corresponds in substance to disclosure previously consented to by the Vista Companies or disclosure already contained within a press release or continuous disclosure document issued or filed by the Vista Companies which, to the Knowledge of Alamos, after reasonable inquiry, remains factually accurate).  Failure to comment within 24 hours of receipt of notice of any proposed issuance or filing of a press release or continuous disclosure document containing any of the Vista Companies' names will be deemed to constitute consent.  However, such consent shall not be considered a representation, warranty or certification by the Vista Companies as to the accuracy of the information or data in such press release or continuous disclosure document, or a confirmation by the Vista Companies that the content of such press release or continuous disclosure document complies with applicable securities laws or stock exchange requirements.  Alamos will be responsible to provide its own Qualified Person (as such term is defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects) for any technical information contained in any press release or other public disclosure document that is publicly disclosed or filed with regulatory authorities pursuant to this Section 9.2.

Section 9.3	Duration of Confidentiality

The provisions of this Article 9 shall apply during this Agreement and for 24 months following the termination of this Agreement.

Article 10 – INDEMNITY
Section 10.1	Indemnification of Vista

The Alamos Companies agree, to indemnify and hold Vista and its respective directors, officers, employees, Affiliates and Agents harmless from and against any losses, liabilities, damages, injuries, costs or expenses (including legal costs) incurred by such persons arising out of, resulting from or in any way connected with:

(a)

the Alamos Companies or one of their Affiliate’s  or Agent’s operations conducted on the Project after the Effective Date, including any liabilities related or damages caused to the Environment due to breach of Environmental Laws or other Applicable Laws or otherwise, or reclaiming, Remediating or rehabilitating any of the Project in respect of any Work performed on the Project after the Effective Date;

(b)	any loss of life, injury to persons or property or damage to the Project or the Environment after the Effective Date;
(c)	any misrepresentation or breach of representation, warranty, covenant, obligation or agreement of Alamos or Alamos Mexico under this Agreement;
(d)

any Claim against Vista or any of its Affiliates instituted after the Effective Date that is based on any act or omission of the Alamos Companies or their Affiliates or Agents in its operations or activities after the Effective Date; or

(e)	any Claim derived from their respective employer-worker obligations, including contractors or subcontractors hired by the Alamos Companies or their Agents or Affiliates.
Section 10.2	Indemnification of Alamos

Vista agrees, to indemnify and hold Alamos and its respective directors, officers, employees, Affiliates and Agents harmless from and against any losses, liabilities, damages, injuries, costs or expenses (including legal costs) incurred by such Persons arising out of, resulting from or in any way connected with:

(a)	any misrepresentation or breach of representation, warranty, covenant, obligation or agreement of Vista under this Agreement; or
(b)	any Claim derived from MGS’s respective employer-worker obligations, including contractors or subcontractors hired by Vista or its Agents or Affiliates.

Article 11 – COMPLIANCE WITH POLICY ON INTERNATIONAL BUSINESS CONDUCT
Section 11.1	Compliance

The Parties acknowledge that applicable Mexican laws, the FCPA, and the CFPOA, as amended (the “Acts”) apply to the Vista Companies and the Alamos Companies and their respective Affiliates, as the case may be, and agree that during the term of this Agreement Alamos shall and shall cause Alamos Mexico to comply with all provisions of the Acts (whether or not technically or jurisdictionally applicable).

Article 12 – TERMINATION
Section 12.1	Termination

This Agreement may be terminated, subject to Section 12.2:

(a)	by Vista, if Alamos (i) fails to make Payment 1 when due; (ii) fails to make Payment 2 when due; or (iii) fails to comply with the Holding Obligations;
(b)

by Vista, upon 30 days written notice, if  Alamos (i) fails to make Payment 3 when due; (ii) fails to make the Purchase Price Payment when due; (iii) fails to grant the Back-In Right in accordance with the terms of this Agreement; (iv) fails to grant the Royalty in accordance with the terms of this Agreement, (v) is not in material compliance with this Agreement, or (vi) has notified Vista that it does not intend to exercise the Option;

(c)	by Alamos, upon 30 days written notice, if Vista is not in material compliance with this Agreement;
(d)

by Alamos upon 10-days written notice from Alamos to Vista that it does not intend to exercise the Option provided that Alamos is not in default of any of its obligations under this Agreement and has not already exercised the Option;

(e)	if the Option is exercised, immediately following the Closing; or
(f)	by mutual written agreement of the Parties.

Upon termination of this Agreement in accordance with Section 12.1(a) to (c) or (f),  Article 9,  Article 10 and Article 12 shall survive. Upon termination of this Agreement in accordance with Section 12.1(e),  Article 4,  Article 5 and Article 9,  Article 10,  Article 12 and Article 13 will survive.

Section 12.2	Right to Cure

In the event that any Party is of the view that another is in breach of any representation made or given by such party or has not performed any obligation or covenant to be performed by it pursuant to this Agreement, or in the event that any Party determines that itself is in breach of any representation made or given by it or that it has not performed any obligation or covenant to be performed by it, such Party shall notify the other of the circumstances which it believes gives rise to the breach. The Party which is or is alleged to be in breach shall immediately seek to cure the breach (or else in the case of an allegation, give notice to the other Party that it disputes the allegation of breach). The Party in breach hereof shall have up to 30 calendar days during which it must either cure the breach, or, where it is not reasonably possible to fully cure the breach within such period, and the complaining party is not being materially adversely affected by the state of breach, demonstrate that it has diligently begun to cure the breach. Provided that the Party in breach continues to diligently pursue the complete remedying of the breach complained of in as short a time as is reasonably possible, then the other Party, unless it can demonstrate the breach is either not capable of remedy or that it has been or will be irreparably damaged by the breach, shall allow the Party in breach to cure the breach and the non-breaching Party shall not be entitled to terminate this Agreement on account of such breach.

Section 12.3	Maintenance Costs

Upon termination of this Agreement,  Alamos shall ensure that it has funded all Maintenance Costs payable up to the date of termination of the this Agreement in accordance with the terms hereof.

Section 12.4	Delivery of Data

Except in connection with a termination pursuant to Section 12.1(e), upon the termination of this Agreement,  Alamos shall deliver, or cause Alamos Mexico to deliver, to Vista within 30 days of the date of termination of this Agreement, all originals of all Technical Information, Confidential Information and all other data, reports of information provided to the Alamos Companies by the Vista Companies as well as copies of all Technical Information produced by Alamos or its Agents and related to the Project.

Section 12.5	Removal of Encumbrances

If, upon or following termination of this Agreement, an Encumbrance on the Project shall arise in connection with Work conducted by the Alamos Companies or their Agents and the Alamos Companies shall wish to contest such Encumbrance, Alamos shall post security sufficient to permit such lien to be discharged and shall forthwith take all such measures as are necessary in order to discharge such Encumbrance, provided that, upon such removal of any such Encumbrance, Alamos may proceed to contest, or may cause Alamos Mexico to proceed to contest, any such Encumbrance in good faith.

Section 12.6	Removal of Buildings and Environmental Matters

Upon termination of this Agreement:

(a)

except for any works performed for security or stability purposes which may not be removed pursuant to the Mexican Mining Law, all buildings, plant, equipment, machinery, tools, appliances and supplies which may have been brought upon the Project by or on behalf of Alamos and/or Alamos Mexico, as may be the case, as Operator shall be removed by the Alamos Companies at any time not later than 30 days after termination of this Agreement, unless other arrangements on terms satisfactory to Vista are made between Alamos and Vista; and
(b)

Alamos shall perform, or cause Alamos Mexico to perform such rehabilitation, reclamation or pollution control on the Project as may be required as a result of the activities thereon by the Alamos Companies or their Agents to the standard required in accordance with Applicable Laws and regulatory requirements.

Article 13 – GENERAL PROVISIONS
Section 13.1	Notices

All notices and other communications hereunder shall be in writing and in the English language, and (unless some other mode of giving the same is specified or accepted in writing by the recipient) shall be effective when personally delivered, including delivery by recognized express courier service such as Fedex or DHL, to the addressee Party’s principal address stated below, or delivered by email to the address stated below, provided that any notice received after normal business hours at the place of delivery shall not be effective until the next Business Day.  Until otherwise specified by notice, the addresses for any notices shall be (if delivered other than by email, an email copy is to be sent concurrently) as follows:

(i)	to Alamos, at:

55 York Street, Suite 402

Toronto, Ontario

M5J 1R7

Attention: Darren Koningen

Email: dkoningen@mineralalamos.com

with a copy (which does not constitute notice) to:

Gowling WLG (Canada) LLP

Suite 1600, 100 King Street West,

Toronto, Ontario  M5X 1G5

Attention: R. Ian Mitchell

Email: ian.mitchell@gowlingwlg.com

(ii)	to Vista:

Vista Gold Corp.

7961 Shaffer Parkway, Ste. 5

Littleton, Colorado, 80127

U.S.A

Attention: Frederick Earnest

Email:fhearnest@vistagold.com

with a copy (which does not constitute notice) to:

Borden Ladner Gervais LLP

1200 – 200 Burrard Street

Vancouver, British Columbia

V7X 1T2

Attention: Melanie Bradley

Email: mebradley@blg.com

A Party may change its address for notice by notice to the other Party.

Section 13.2	Assignment and Enurement
(a)

This Agreement shall bind and enure to the benefit of the Parties and their respective successors and permitted assigns. Subject to receipt of the prior written consent of the other Parties (such consent not to be unreasonably withheld) a Party may assign its rights or obligations hereunder. In order for any assignment to be effective, the transferee corporation(s) must sign a counterpart of this Agreement acknowledging that it is legally bound by the terms and conditions hereof.

(b)

 Subsequent to the exercise of the Option in accordance with this Agreement, Alamos agrees not to sell or transfer, directly or indirectly, and to cause MGS to not sell or transfer,  any or all of the Project unless such assignee or transferee shall have previously agreed in writing to assume all of Alamos’  and Alamos Mexico’s obligations and liabilities to Vista under this Agreement and under the agreements deriving therefrom which may yet remain in effect in respect of that portion of the mining concessions forming part of the Project transferred or sold to such assignee or transferee.

Section 13.3	Relationship of the Parties

The rights, privileges, duties, obligations and liabilities, as between Vista and Alamos shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, association, agency or, subject as herein specifically provided, a trust of any kind or as imposing upon either of Vista and Alamos any partnership duty, obligation or liability, including any fiduciary duty or obligation.  Except as expressly provided to the contrary herein, neither Vista nor Alamos are liable for the acts, covenants and agreements of the other.

Section 13.4	Waiver

Except as otherwise provided in this Agreement, failure on the part of any Party to exercise any right hereunder or to insist upon strict compliance by the other Parties with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition, or limit the Party’s right thereafter to enforce any provision or exercise any right, power or remedy.  No provision of this Agreement shall be construed to be a waiver by either Party of any rights or remedies such Party may have against any other Parties for failure to comply with the provisions of this Agreement and, except as expressly provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or hereafter existing at law or in equity.

Section 13.5	Amendments

This Agreement may not be amended or modified except by a written instrument signed by all of the Parties.

Section 13.6	Force Majeure

No Party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to: acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances; laws, rules and regulations or orders of any duly constituted court or Governmental Authority; or non-availability of materials or transportation or protests or demonstrations by environmental lobbyists, First Nations or indigenous peoples’ groups (each an “Intervening Event”). All time limits imposed by this Agreement (other than for the payment of monies) will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in this Article. A Party relying on the provisions of this Section will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such Party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted court or Governmental Authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible. A Party relying on the provisions of this Article shall give notice to the other Party forthwith upon the occurrence of the Intervening Event and forthwith after the end of the period of delay when such Intervening Event has been eliminated or rectified.

Section 13.7	Further Assurances

Each Party shall take from time to time upon request of the other Parties, for no additional consideration, such actions and shall execute and acknowledge in form required by Applicable Laws for recording or registering with the proper Person and shall deliver to the requesting Party such notices, deeds or other instruments incorporating, referring to, or carrying out the provisions of this Agreement as the requesting Party may reasonably deem necessary in order to preserve or protect its interests under this Agreement or such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

Section 13.8	Survival of Terms and Conditions

The provisions of this Agreement shall survive its termination to the full extent necessary for their enforcement and the protection of the Party in whose favour they run.

Section 13.9	No Third Party Beneficiary

No term or provision of this Agreement or the appendices hereto is intended to be, or shall be construed to be, for the benefit of any Person, including any investment banker, broker,

agent or creditor, and no such other Person shall have any right of cause of action hereunder.  This provision shall not affect Vista’s right to assign its rights under this Agreement pursuant to Section 13.9.

Section 13.10	Entire Agreement

This Agreement, together with the Exploration Agreement and, if applicable, the Royalty Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations or warranties between the Parties, express or implied in connection with the subject matter of this Agreement except as specifically set out in this Agreement.

Section 13.11	Counterparts

This Agreement may be executed and delivered in any number of counterparts, which may be executed and delivered by facsimile transmission or electronically in PDF or similar secure format, and it will not be necessary that the signatures of all Parties be contained on any counterpart.  Each counterpart will be deemed an original and all counterparts together will constitute one and the same document.

Section 13.12	Time of Essence

Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate as of the date first above written, to be effective as of the Effective Date.

/s/
VISTA GOLD CORP.
	By:	/s/ Frederick H. Earnest
Name: Frederick H. Earnest Title: President and CEO
MINERA GOLD STAKE HOLDINGS CORP.
	By:	/s/ Frederick H. Earnest
Name: Frederick H. Earnest Title: Director
GRANGES INC.
	By:	/s/ Frederick H. Earnest
Name: Frederick H. Earnest Title: Director
MINERA ALAMOS INC.
	By:	/s/ Chris Chadder
Name: Chris Chadder Title: Chief Financial Officer
MINERA GOLD STAKE, S.A. DE C.V.
	By:	/s/ Frederick H. Earnest
Name: Frederick H. Earnest Title: Director
MINERA ALAMOS DE SONORA S.A. DE C.V.
	By:	/s/ Federico Tiburcio Alvarez Gasca
Name: Federico Tiburcio Alvarez Gasca Title: Attorney in Fact

APPENDIX A

Property Concessions Information and Maps

Lot	Title	Titleholder	Area (Hectares)	Expiration Date	Location	Royalty	Claim Group
Los Reyes Dos	214131	MGS	17.3662 Has.	Aug. 9, 2051	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Tres	214302	MGS	197.0000 Has.	Sep. 5, 2051	Tamazula, Durango	CTSL 3%, DMSL 1%	San Luis
Los Reyes Cuatro	217757	MGS	11.1640 Has.	Aug. 12, 2052	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Cinco	216632	MGS	319.9852 Has.	May 16, 2052	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Seis	225122	MGS	427.6609 Has.	July 21, 2055	Cosalá, Sinaloa	DMSL 1%	San Luis
Los Reyes Siete	225123	MGS	4.8206 Has.	July 21, 2055	Cosalá, Sinaloa	DMSL 1%	San Luis
Los Reyes 8	226037	MGS	9.0000 Has.	Nov. 14, 2055	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Oeste	210703	MGS	476.9373 Has.	Nov. 17, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Sur	212758	MGS	589.0985 Has.	Oct. 7, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Norte	212757	MGS	1,334.4710 Has.	Oct. 7, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Norma	177858	MGS	150.0000 Has.	Apr. 28, 2036	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Nueva Esperanza	184912	MGS	33.0000 Has.	Dec. 5, 2039	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Miguel	185761	MGS	11.7455 Has.	Dec. 13, 2039	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Manuel	188187	MGS	55.7681 Has.	Nov. 21, 2040	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
El Padre Santo	196148	MGS	50.0000 Has.	July 15, 2043	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel

VAN01: 4766874: v22A-1

El Faisán	211471	MGS	2.6113 Has.	May 30, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Santo Niño	211513	MGS	44.0549 Has.	May 30, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Pablo	212752	MGS	11.1980 Has.	Nov. 21, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Pedro	212753	MGS	9.0000 Has.	Nov. 21, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Patricia	212775	MGS	26.2182 Has.	Jan. 30, 2051	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Martha I	213234	MGS	46.6801 Has.	Apr. 9, 2051	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Elota	237661	MGS	947.6449 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 1	237662	MGS	905.5592 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 2	237663	MGS	3.2803 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 3	237664	MGS	2.7052 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 4	237665	MGS	8.1142 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 5	237666	MGS	4.1698 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 6	237667	MGS	0.4779 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 7	237668	MGS	0.1535 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 8	237669	MGS	0.6546 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL

VAN01: 4766874: v22A-2

Elota Fracción 9	237670	MGS	0.9503 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Diez De Mayo	223401	MGS	0.1842 Has.	Dec. 10, 2054	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Prolongacion Del Recuerdo	210497	MGS	91.4591 Has.	Oct. 7, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Prolongacion Del Recuerdo Dos	209397	MGS	26.6798	Apr. 8, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Arcelia Isabel	193499	MGS	60.3723	Dec. 18, 2041	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Dolores	180909	MGS	222.0385	Aug. 5, 2037	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
La Victoria	210803	MGS	199.8708	Nov. 29, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan

Notes: Gaitan Group: Can purchase Gaitan 2% NSR for $1million USD before July 31, 2053.
San Miguel Group: Can Purchase San Miguel 2% NSR for $1million USD at any time.

VAN01: 4766874: v22A-3

SCHEDULE “A” to APPENDIX A

Map of the Project

Guadalupe de los Reyes Property Location

0
230
460
Kilometers
Guadalupe de
Los Reyes Project
MEXICO
Hermosillo
Chihuahua
La Junta
Cuauhtémoc
Delicias
Guaymas
Ciudad Obregón
Navojoa
Hidalgo del Parral
Guachochic
SINALOA
Los Mochis
Guamuchil
Culiacan
San Carlos
La Paz
San José del Cabo
Cabo San Lucas
Durango
ZACATECAS
Mazatlán
Fresnillo
Zacatecas
COAHUILA
Acuña
Sabinas
Nuevo Laredo
Laredo
Monclova
Monterrey
Reynosa
NUEVO LEÓN
Linares
TAMAULIPAS
Ciudad Victoria
Matehuala
SAN LUIS POTOSÍ
San Luis Potosí
Aguascalientes
NAYARIT
Tepic
León
GUANAJUATO
Puerto Vallarta
Guadalajara
Zapopan
Tepatitlán
Irapuato
Querétaro
JALISCO
Ocotlán
Celaya
Zamora
Ciudad Guzmán
Morelia
Zitácuaro
Ecatepec
Rio Verde
Ciudad Valles
San Luis de la Paz
San Juan del Río
HIDALGO
El Paso
TEXAS
Austin
Houston
San Antonio
Brownsville
Gulf of Mexico
Guadalajara
México City
Puebla
BELIZE
GUATEMALA
Guatemala
HONDURAS
Service Layer Credits: Sources: Esri, DeLorme, NAVTEQ, USGS, NRCAN, METI, iPC, TomTom

VAN01: 4766874: v22A-4

Guadalupe de los Reyes Mining Concessions

Y=2,694,000
Y=2,692,000
Y=2,690,000
Y=2,688,000
Y=2,686,000
Y=2,684,000
Y=2,682,000
Y=2,680,000
Los Reyes Tres
214302
Los Reyes Seis
095/12324
225122
Elota Fraccion 1
Los Reyes Fraccion Norte
2/1.123/2085
212757
San
Manuel
321.1/2-355
188187
El Faisan
2/1.3/01200
211471
Los Reyes Cinco
2/1.3/02163 216632
Norma
321.1/9-217
177858
El Padre Santo
321.1/2-273
196148
Elota Fraccion 2
Los Reyes Siete 95/12341 225123
Elota Fraccion 5
Los Reyes 8 2/1/2537 226037
Santo Nino
2/1.3/1201
211513
Patricia
2/1.3/1520
212775
San Pedro 212753
San Pablo
212752
Elota Fraccion 8
Martha 1 2/1.3/2019 213234
Elota Fraccion 4
Prolongacion Del Recuerdo
2/1.3/1518 210497
Prolongacion Del Recuerdo Dos
2/1.3/1519 209397
Arcelia
Isabel
321.1/2-486
193499
Nueva
Esperanza
321.1/2-406184912
Diez De Mayo 2/1/2437 223401
Elota Fraccion 9
6 De Enero 95/9857 208245
Los Reyes Dos
2/1.3/2020
214131
Elota
Fraccion 3
Los Reyes Cuarto
2/1.3/2162 217757
San Miguel
321.1/2-477 185761
Elota Fraccion 6
Dolores
321.1/2-265
180909
La Victoria
2/1.3/1521 210803
Elota Fraccion 7
Los Reyes Fraccion Oeste
2/1.3/1477
210703
Los Reyes Fraccion Sur
2/1.123/2085
212758
Elota
X=338,000
X=340,000
X=342,000
X=344,000
X=346,000
X=348,000
X=350,000
X=352,000

VAN01: 4766874: v22A-5

APPENDIX B

VAN01: 4766874: v22B-1

CONTRATO DE EXPLORACIÓN QUE CELEBRAN, POR UNA PARTE, MINERA GOLD STAKE, S.A. DE C.V. (EN LO SUCESIVO IDENTIFICADA COMO “MGS”), REPRESENTADA EN ESTE ACTO POR ________________; Y, POR OTRA PARTE, MINERA ALAMOS DE SONORA S.A DE C.V. (EN LO SUCESIVO IDENTIFICADA COMO “ALAMOS”), REPRESENTADA EN ESTE ACTO POR FEDERICO TIBURCIO ALVAREZ GASCA, CONFORME A LAS SIGUIENTES DECLARACIONES Y CLÁUSULAS.

DECLARACIONES

I.Declara MGS, por conducto de su representante:

a)Que es una sociedad minera constituida, organizada y existente bajo las leyes de México, que está capacitada para realizar negocios en México, incluyendo pero no limitado a la adquisición, disposición, exploración, desarrollo y explotación de concesiones mineras; y se encuentra debidamente inscrita ante el Registro Público de Comercio de la Ciudad de México y ante el Registro Público de Minería.

b)Que tiene todos los requisitos y la capacidad legal necesaria para celebrar este Contrato.

c)Que su representante legal está debidamente facultado para representarla y para obligarla en los términos del presente Contrato; mismas facultades que a la fecha de celebración de este Contrato no le han sido revocadas, limitadas ni modificadas en forma alguna.

d)Que es la legítima titular del 100% (cien por ciento) de los derechos derivados de las concesiones mineras que se describen en el Anexo “A” del presente Contrato (en lo sucesivo identificadas como las “CONCESIONES”).

e)Que las CONCESIONES se encuentran al corriente en el cumplimiento de las obligaciones que establecen la Ley Minera y su Reglamento, incluyendo pagos de derechos sobre minería y la presentación de los informes anuales de comprobación de obras y trabajos y demás informes procedentes; así como libres de todo gravamen, afectación o limitación de dominio de cualquier naturaleza, excepto por las regalías que se mencionan al final del Anexo “A” (las “Regalías Subyacentes”); asimismo, las CONCESIONES no están sujetas a contratos que se encuentren vigentes con terceros y que pudiesen afectar en cualquier forma la titularidad, uso y operación de las mismas, por todo lo cual puede disponer de las CONCESIONES para los fines de este Contrato.

f)Que desea celebrar este Contrato con ALAMOS, en los términos y condiciones que se establecen en el mismo.

II.Declara ALAMOS, por conducto de su representante:

a)Que es una sociedad minera constituida, organizada y existente bajo las leyes de México, que está capacitada para realizar negocios en México, incluyendo pero no limitado a la adquisición, disposición, exploración, desarrollo y explotación de concesiones mineras; y se encuentra debidamente inscrita ante el Registro Público de Comercio de su domicilio social y ante el Registro Público de Minería.

b)Que tiene todos los requisitos y la capacidad legal necesaria para celebrar este Contrato.

c)Que su representante legal está debidamente facultado para representarla y para obligarla en los términos del presente Contrato; mismas facultades que a la fecha de celebración de este Contrato no le han sido revocadas, limitadas ni modificadas en forma alguna.

d)Que desea celebrar este Contrato con MGS, en los términos y condiciones que se establecen en este documento.

III.  Declaran ambas partes, por conducto de sus representantes:

a)Que con esta misma fecha las empresas matrices de MGS y de ALAMOS, respectivamente, han celebrado un contrato en el extranjero, por virtud del cual la empresa matriz de ALAMOS tiene la opción para adquirir, directa o indirectamente, la totalidad de las acciones representativas del capital social de MGS, en la medida en que los resultados de la exploración que realice ALAMOS en las CONCESIONES conforme a este Contrato, sean satisfactorios a la sola discreción de ALAMOS.

En virtud de las declaraciones anteriores, las partes convienen en las siguientes:

CLÁUSULAS

PRIMERA.Derecho de exploración. MGS otorga en este acto a ALAMOS, y ésta adquiere, el derecho exclusivo de explorar los lotes mineros amparados por las CONCESIONES a partir de la fecha de firma del presente Contrato (la “Fecha de Firma”), conforme a los términos y condiciones aquí contenidos, y según sea aplicable de conformidad con la Ley Minera, su Reglamento y demás disposiciones legales aplicables.

Las partes se obligan a ratificar el presente Contrato dentro de los 15 (quince) días naturales siguientes a la Fecha de Firma ante el notario o corredor público que designen las partes.

SEGUNDA.Vigencia.  El presente Contrato estará vigente durante un plazo de 48 (cuarenta y ocho) meses, contados a partir de la Fecha de Firma de este Contrato; lo anterior, sin perjuicio de que las partes llegasen a convenir por escrito en algún plazo distinto.

TERCERA.Trabajos.  La evaluación y exploración que realice ALAMOS, ya sea directamente o por conducto de contratistas que presten servicios a ALAMOS, comprende todo tipo de trabajos mineros que permitan localizar, identificar y cuantificar las sustancias y recursos minerales existentes en los lotes mineros amparados por las CONCESIONES, consistentes en preparación de sitios de trabajo, investigaciones y reconocimientos geológicos, incluyendo exploraciones geológicas, trabajos topográficos, muestreos, toda clase de estudios técnicos, incluyendo geofísicos y geoquímicos, perforaciones de cualquier clase y obras mineras tales como tajos, socavones, frentes, cruceros, tiros y demás que se consideren convenientes; asimismo, la exploración que realice ALAMOS comprende todas aquellas actividades relacionadas y permitidas por las disposiciones legales aplicables en materia minera, en particular las señaladas en los artículos 28 y 29 de la Ley Minera que, en su momento, sirvan para comprobar las obras y trabajos mineros a que se refieren las disposiciones legales aplicables.

CUARTA.Obras y construcciones.  Sujeto a que ALAMOS obtenga los permisos o autorizaciones que se requieran por parte de los dueños de terrenos superficiales según corresponda (para efectos de lo cual MGS cooperará en la medida que sea razonablemente solicitado por ALAMOS), ALAMOS queda facultada, desde ahora, para ejecutar a su costa y riesgo, por sí o por medio de terceros, todas las obras y construir las estructuras, mejoras, adaptaciones, vías de acceso y demás, así como para instalar y emplear toda la maquinaria y equipo que se requiera para la evaluación y exploración, los que podrán ser retirados en cualquier momento durante la vigencia de este Contrato, y durante un plazo adicional de 30 (treinta) días contados a partir de la terminación de este Contrato, sean propiedad de ALAMOS, de sus contratistas o de terceros; lo anterior, siempre y cuando su retiro no ponga en peligro la seguridad y estabilidad de los trabajos realizados, en cuyo caso no podrán retirarse, de conformidad con lo previsto por la Ley Minera y su Reglamento.

QUINTA.Comprobación de trabajos.  Los trabajos de exploración que ALAMOS efectúe bajo los términos de este Contrato deberán ser por un monto suficiente para comprobar a su debido tiempo ante las autoridades mineras competentes, las obras y trabajos mineros que se efectúen cada año; para efectos de lo cual ALAMOS se obliga a realizar inversiones en la exploración de los lotes amparados por las CONCESIONES, por cuando menos los montos mínimos de inversión que sean aplicables a las CONCESIONES, conforme lo disponen la Ley Minera y su Reglamento.

Para efectos de los informes de comprobación de obras y trabajos mineros correspondientes al ejercicio 2017, ALAMOS se obliga a entregar a MGS, a más tardar el 30 de abril de 2018, los comprobantes que acrediten sus inversiones en la exploración de las CONCESIONES por un monto proporcional al período comprendido entre la Fecha de Firma y el 31 de diciembre de 2017, con el fin de que MGS presente dichos informes de comprobación del 2017 durante el mes de mayo de 2018. A partir del mes de mayo de 2019 y durante toda la vigencia de este Contrato, ALAMOS se encargará de preparar y presentar, en tiempo y forma, ante las autoridades mineras correspondientes, los informes anuales de comprobación de las obras y trabajos mineros correspondientes a las CONCESIONES.

Si este Contrato se diera por terminado anticipadamente, en los términos de la Cláusula Décima, incisos 10.A.1. o 10.A.2. siguientes, ALAMOS deberá proporcionar a MGS los elementos de prueba suficientes para poder comprobar los trabajos mineros que se debieron haber efectuado hasta la fecha de terminación, los cuales deberán ser cuando menos por la cantidad proporcional a los montos mínimos de inversión anual que para las CONCESIONES establezcan la Ley Minera y su Reglamento para el año en que sea efectiva dicha terminación anticipada de este Contrato; lo anterior, a fin de que MGS presente en su momento los informes de comprobación de obras y trabajos que correspondan.

SEXTA.Pago de derechos sobre minería.A partir del primer semestre de 2018 y durante toda la vigencia del presente Contrato, ALAMOS asume la responsabilidad de efectuar la totalidad de los pagos de derechos sobre minería que correspondan a las CONCESIONES.

En caso de que se adeuden derechos sobre minería de las CONCESIONES, anteriores al segundo semestre de 2017, MGS será responsable de pagarlos.

SÉPTIMA.Otras Obligaciones.  Durante la vigencia de este Contrato será responsabilidad de ALAMOS:

a)

El cumplimiento de todas las obligaciones previstas en la Ley Minera y su Reglamento para los titulares de concesiones mineras, incluyendo pero no limitado a la presentación de informes estadísticos, técnicos y contables y la presentación de cualesquiera otros informes y el cumplimiento de cualesquiera otras obligaciones relacionadas con las CONCESIONES, además de las señaladas en las cláusulas anteriores del presente Contrato, para mantener la vigencia de las CONCESIONES y evitar la cancelación de las mismas y la imposición de sanciones administrativas;

b)

Mantener la información existente y la que por virtud de este Contrato se genere respecto de las CONCESIONES, en correcto orden, lo cual incluye sufragar el costo de almacenamiento de los núcleos de barrenación en el lugar en el que actualmente se encuentran almacenados; y

c)

Cumplir con todas y cada una de las obligaciones que tiene MGS frente al Ejido La Tasajera, conforme al Contrato de Ocupación Temporal celebrado con dicho ejido y que se encuentra vigente, cuyos derechos y obligaciones de MGS asumirá ALAMOS durante la vigencia de este Contrato.

OCTAVA.Situación de las Concesiones.Durante la vigencia del presente Contrato, MGS se abstendrá de ceder o gravar las CONCESIONES, así como de desistirse de las mismas y de reducir la superficie de los lotes amparados por las mismas; lo anterior, excepto que para llevar a cabo cualquiera de dichas acciones MGS cuente con el consentimiento previo y por escrito de ALAMOS.

NOVENA. Suspensión del cumplimiento de obligaciones.  Las obligaciones de ALAMOS estipuladas en el presente Contrato, quedarán en suspenso en el supuesto de que a partir de la Fecha de Firma se presente caso fortuito o de fuerza mayor, incluyendo entre otros guerras, disturbios, huelgas y paros legales o ilegales, interrupción de acceso a los lotes mineros amparados por las CONCESIONES por causas naturales o del hombre y similares que estén fuera del control y no puedan evitarse por ALAMOS; lo anterior, en el entendido de que: (i) lo antes señalado no incluye la falta de fondos o cualquier otra cuestión financiera que llegue a afectar la situación económica de ALAMOS; y (ii) dichos acontecimientos serán considerados como caso fortuito o de fuerza mayor siempre y cuando por virtud de los mismos se impida la realización de los trabajos mineros previstos en este contrato y tales acontecimientos no se hubieran provocado por acción, omisión o negligencia imputable a ALAMOS.

En caso de que se presente algún acontecimiento que dé lugar al caso fortuito o fuerza mayor, ALAMOS deberá informarlo inmediatamente por escrito a MGS, informándole en esa misma comunicación de los detalles de dicho suceso y de las medidas que ALAMOS estuviere tomando al respecto.

DÉCIMA.Formas de terminar el Contrato.   El presente Contrato se dará por terminado por las causas señaladas a continuación:

10.A.Terminación anticipada.  El presente Contrato se dará por terminado anticipadamente conforme a los siguientes incisos:

10.A.1.ALAMOS tendrá el derecho de dar por terminado el presente Contrato en cualquier momento, mediante simple aviso por escrito entregado a MGS con cuando menos 30 (treinta) días naturales de anticipación a la fecha efectiva de terminación. A partir de la fecha en que ALAMOS dé dicho aviso de terminación anticipada a MGS, cesará la obligación de ALAMOS de hacer inversiones en la exploración de las CONCESIONES, excepto por: (i) lo señalado en el último párrafo de la Cláusula Quinta de este Contrato; y (ii) los pagos de derechos sobre minería correspondientes al semestre completo que se encuentre corriendo  a la fecha en que surta efectos el aviso de terminación anticipada.

10.A.2.El presente Contrato se dará por terminado por MGS en caso de que el contrato celebrado en el extranjero entre las empresas matrices de MGS y ALAMOS y al que se hace referencia en la declaración III a) de este documento se diese por terminado conforme a las disposiciones del mismo; en el entendido que la terminación por esta causa no liberará a ALAMOS de su obligación de invertir en la exploración de los lotes mineros amparados por las CONCESIONES para el año en que sea efectiva dicha terminación anticipada, cuando menos la cantidad proporcional a los montos mínimos de inversión anual que para las CONCESIONES establezcan la Ley Minera y su Reglamento los cuales son obligatorios; ni liberará a ALAMOS de cualquier responsabilidad en que incurra respecto de las CONCESIONES, derivada de: (i) las actividades que ALAMOS y/o sus contratistas realicen y su desempeño, de conformidad con el presente Contrato; o (ii) cualquier otra causa atribuible a ALAMOS.

10.A.3.ALAMOS estará obligada a entregar a MGS, dentro de los 30 (treinta) días siguientes a la fecha de terminación anticipada (ya sea ésta conforme al inciso 10.A.1 o al inciso 10.A.2 anteriores), los originales de toda la información técnica, información confidencial y cualquier otra información y reportes que hubiere recibido de MGS o de cualquier empresa afiliada de MGS, así como copias (incluyendo información electrónica) de todos los estudios técnicos que hubiere realizado ALAMOS directamente o por conducto de contratistas en los lotes mineros amparados por las CONCESIONES. ALAMOS no asumirá responsabilidad alguna en cuanto al contenido, interpretación y evaluación de los mencionados estudios técnicos que ésta o sus contratistas lleven a cabo en los lotes amparados por las CONCESIONES.

10.B.  Terminación natural.  El presente Contrato se dará por terminado por conclusión natural en caso de que la empresa matriz de ALAMOS adquiera directa o indirectamente la totalidad de las acciones representativas del capital social de MGS.

DÉCIMA PRIMERA.  Derecho a ceder.  Ninguna de las partes tendrá el derecho de ceder sus derechos y obligaciones derivados del presente Contrato, salvo con el consentimiento previo y por escrito de la otra parte (mismo consentimiento que no podrá ser negado de manera irrazonable) y en el entendido de que, para que cualquier cesión de derechos y obligaciones sea válida, quien adquiera los mismos deberá reconocer previamente y por escrito que se encuentra subrogado legalmente en la totalidad de tales derechos y obligaciones que deriven de este Contrato.

DÉCIMA SEGUNDA. Gastos e impuestos. Cada parte será responsable de dar cumplimiento a las obligaciones fiscales que a cada una de ellas corresponda, en términos de las disposiciones legales aplicables. Los honorarios, gastos e impuestos que ocasione la ratificación ante notario o fedatario público del presente Contrato, así como los derechos de registro por su inscripción en el Registro Público de Minería serán por cuenta de ALAMOS.

DÉCIMA TERCERA.   Inscripción. A partir de la fecha en que las partes ratifiquen este Contrato ante el notario público que elijan (“Fecha de Ratificación”), ALAMOS se obliga a solicitar la inscripción del mismo ante el Registro Público de Minería dentro de los 15 (quince) días hábiles siguientes a la Fecha de Ratificación conforme lo establece el Reglamento de la Ley Minera.  MGS y ALAMOS se obligan a proveer y/o firmar cualquier documento adicional que pueda ser necesario para obtener dicha inscripción y para dar pleno efecto a este Contrato.

DÉCIMA CUARTA.  Avisos. Todo aviso que deban darse las partes conforme al presente Contrato se hará de manera indubitable y por escrito, entregado en los domicilios que las partes señalen para ello, o bien por medio de correo electrónico con confirmación de recibido o evidencia de su entrega.

Hasta que se dé aviso en contrario, las partes señalan los siguientes domicilios y direcciones de correo electrónico:

MGS

7961 Shaffer Parkway, Ste. 5

Littleton, Colorado, 80127

U.S.A

Attention: Frederick Earnest

Email:fhearnest@vistagold.com

ALAMOS

Avenida de la Voluntad 1100 Piso2

Residencial del Humaya

Culiacán, Sinaloa

Mexico 80054

At’n.: Federico Tiburcio Alvarez Gasca

Email: ______________________

Cualquier aviso, notificación o instrumento se considerará dado y entregado en la fecha que sea efectivamente recibido en el domicilio o en la dirección de correo electrónico del destinatario correspondiente; lo anterior, a menos que se reciba fuera del horario normal de trabajo en el lugar de su entrega, en cuyo caso se considerará dado y entregado al siguiente día hábil.

Cualquier cambio de domicilio, de dirección de correo electrónico o de representante se comunicará por escrito a la otra parte, entregado en forma indubitable. No obstante lo anterior, si cualquiera de las partes omite notificar a la otra de cualquier cambio de domicilio o de dirección de correo electrónico, se entenderá que las notificaciones efectuadas en el último domicilio señalado o en la última dirección de correo electrónico señalada, serán plenamente válidas y surtirán todos sus efectos.

DÉCIMA QUINTA. Ausencia de Lesión.  Las partes, no obstante la naturaleza de este documento, declaran expresamente que en las convenciones objeto del mismo no existe lesión y, aún cuando la hubiese, renuncian expresamente al derecho de pedir la nulidad relativa de que tratan los artículos 2228 y 2239 del Código Civil para el Distrito Federal y sus correlativos del Código Civil Federal y de todos los Estados de los Estados Unidos Mexicanos.

DÉCIMA SEXTA.  Controversias.  Este Contrato está sujeto a las leyes de México. Para toda controversia que surja entre las partes derivada o relacionada con el presente Contrato, las partes se someten a la legislación aplicable y a la jurisdicción de los tribunales federales competentes de la Ciudad de México y renuncian expresamente a cualquier otra jurisdicción  que pudiera corresponderles en razón de sus domicilios actuales o futuros o por cualquier otra causa.

DÉCIMA SÉPTIMA.    Acuerdo Total.  El presente Contrato constituye el acuerdo total entre MGS y ALAMOS, y sustituye y reemplaza cualesquiera negociaciones, declaraciones, acuerdos o entendimientos previos entre las partes, sean orales o escritos, en relación con el mismo objeto.

Leído que fue por las partes este documento, lo ratifican en todos sus términos y firman para debida constancia el __ de octubre de 2017, en la Ciudad de México.

MGS

Minera Gold Stake, S.A. de C.V.

________________________________

[Nombre:]

[Cargo:]

ALAMOS

Minera Alamos de Sonora S.A. de C.V.

________________________________

Nombre: Federico Tiburcio Alvarez Gasca

Cargo: Apoderado

EXPLORATION AGREEMENT ENTERED INTO BY AND BETWEEN, AS A FIRST PARTY, MINERA GOLD STAKE, S.A. DE C.V. (HEREINAFTER “MGS”), REPRESENTED HEREIN BY _______________; AND AS A SECOND PARTY, MINERA ALAMOS DE SONORA S.A. DE C.V. (HEREINAFTER “ALAMOS”), REPRESENTED HEREIN BY FEDERICO TIBURCIO ALVAREZ GASCA, PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES.

RECITALS

I.  MGS declares, through its legal representative:

a)   That it is a mining company duly incorporated, organized and existing under the laws of Mexico, with full capacity to do business in Mexico, including but not limited to the acquisition, disposal, exploration, development and exploitation of mining concessions and is duly recorded before the Public Registry of Commerce of Mexico City and before the Public Registry of Mining.

b)That it meets all the requirements and has sufficient legal capacity to enter into this Agreement.

c)That its legal representative is duly authorized to represent it and to bind it under the terms and conditions of this Agreement, which authority has not been revoked, limited or modified in any manner as of the date of execution of this Agreement.

d)That it is the legitimate owner of one hundred percent (100%) of the rights deriving from the mining concessions described in Exhibit “A” attached to this Agreement (hereinafter referred to as the “CONCESSIONS”).

e)That the CONCESSIONS are current in the fulfillment of the legal obligations set forth in the Mining Law and its Regulations, including the payment of duties on mining and the filing of the proof of assessment works’ annual reports and any other reports as it is applicable, as well as they are free from any lien, encumbrance, or limitation of domain of any nature, except for the royalties indicated at the end of Exhibit “A” (the “Underlying Royalties”); likewise the CONCESSIONS are not subject to any agreements with third parties which are in effect and that could affect the titleholding, use or operation of the same; given all of which MGS may dispose of the CONCESSIONS for the purposes of this Agreement.

f)    That it wishes to enter into this Agreement with ALAMOS, in the terms and conditions set forth herein.

II.ALAMOS declares, through its legal representative:

a)That it is a mining company duly incorporated, organized and existing under the laws of Mexico, with full capacity to do business in Mexico, including but not limited to the acquisition, disposal, exploration, development and exploitation of mining concessions and is duly recorded before the Public Registry of Commerce of Mexico City and before the Public Registry of Mining.

b)That it meets all the requirements and has sufficient legal capacity to enter into this Agreement.

c)That its legal representative is duly authorized to represent it and to bind it under the terms and conditions of this Agreement, which authority has not been revoked, limited or modified in any manner as of the date of execution of this Agreement.

d)    That it wishes to enter into this Agreement with MGS, in the terms and conditions set out herein.

III.Both parties declare, through their legal representatives:

a)That on this same date the parent companies of both MGS and ALAMOS have entered abroad into an agreement by virtue of which the parent company of ALAMOS has an option to acquire, directly or indirectly, the totality of the shares representing the capital stock of MGS if the results of the exploration to be performed by ALAMOS in the CONCESSIONS pursuant to this Agreement are satisfactory to ALAMOS at its sole discretion.

By virtue of the above declarations, the parties have agreed on the following:

CLAUSES

FIRST.  Exploration rights.  MGS hereby grants to ALAMOS, and the latter acquires, the exclusive right to explore the mining lots covered by the CONCESSIONS as from the date of execution of this agreement (the “Date of Execution”), under the terms and conditions herein contained, and as applicable according to the Mining Law, its Regulations and any other applicable legal provisions.

The parties shall ratify this Agreement, within 15 (fifteen) calendar days following the Date of Execution, before the notary public or public attestor to be designated by the parties therefor.

SECOND.Duration. This Agreement shall be in force during a term of 48 (forty eight) months starting on the Date of Execution of this Agreement; the foregoing without prejudice of any other term the parties could agree in the future in writing.

THIRD.Works.   The evaluation and exploration to be performed by ALAMOS, either directly or by means of contractors providing services to ALAMOS, shall include any kinds of mining works aimed at locating, identifying and quantifying mineral substances and mineral resources existing in the mining lots covered by the CONCESSIONS, consisting of the preparation of work sites and investigations, geological surveys, including geological explorations, topographic works, samplings, any kind of technical studies such as geophysical and geochemical studies, any type of drilling and mining works such as pits, adits, dirfts, cross cuts, blasts and any other works that ALAMOS deems convenient; likewise the exploration to be carried out by ALAMOS shall be comprised of all related activities which are allowed by the mining legal provisions and particularly those contemplated in articles 28 and 29 of the Mining Law which are useful for the purposes of the proof of assessment works to be made in due course in the terms of the applicable legal provisions.

FOURTH.  Works and constructions.  Subject to ALAMOS obtaining the permits or authorizations it may need from surface owners as it may be applicable (for which purposes MGS shall cooperate to the extent it is reasonably requested by ALAMOS),  ALAMOS shall be entitled to perform at its own risk and cost, either by itself or by means of third parties, any kinds of works and to construct any structures, improvements, adaptations, access roads, as well as to install and use any machinery and equipment it may need for the evaluation and exploration and which may be removed at any time during the life of this Agreement and during an additional term of 30 (thirty) days following the date of termination of this Agreement, whether those are property of ALAMOS, of its contractors or of third parties; the preceding only, if and when their removal does not put at risk the safety and stability of the works done, in which case they may not be removed pursuant to that set forth by the Mining Law and its Regulations.

FIFTH.    Assessment of works.  The exploration works that ALAMOS shall perform under the terms of this Agreement shall be enough to prove in due time to the competent mining authorities the minimum works and investments required every year, for which purposes ALAMOS will be obligated to make investments in the exploration of the mining lots covered by the CONCESSIONS at least for the minimum amounts of investment applicable to the CONCESSIONS, pursuant to the terms of the Mining Law and its Regulations.

For the purposes of the proof of assessment works’ reports corresponding to the year 2017, ALAMOS is obligated to deliver to MGS not later than April 30, 2018, the documents evidencing its investments in the exploration of the CONCESSIONS for a proportionate amount considering the period comprised between the Date of Execution and December 31, 2017, in order for MGS to file during the month of May 2018 the aforesaid reports of 2017.  As from May, 2019 and during the life of this Agreement, ALAMOS shall duly prepare and timely file before the competent mining authorities the proof of assessment works’ annual reports corresponding to the CONCESSIONS.

Should this Agreement be early terminated, pursuant to the terms of Clause Tenth, sections 10.A.1. or 10.A.2. below, ALAMOS shall provide to MGS all the necessary elements of proof to confirm the performance of mining works that should have been completed prior to the early termination date of this Agreement, and which shall be at least for the proportionate amount to the minimum annual investment established for the CONCESSIONS by the Mining Law and its Regulations for the year the early termination is effective; the preceding in order for MGS to file in due course the respective assessment works reports as applicable.

SIXTH.Duties on Mining.  As from the first semester of 2018 and during all the life of this Agreement, ALAMOS assumes the responsibility of making the payment of all duties on mining (a.k.a. mining duties or mining taxes) corresponding to the CONCESSIONS.

In the event that there are any duties on mining due on the CONCESSIONS for any period prior to the second semester of 2017, MGS shall be responsible to pay such.

SEVENTH.Other Obligations.  As long as this Agreement is in effect ALAMOS will be responsible for:

a)

The fulfillment of all the obligations provided for in the Mining Law and its Regulations for holders of mining concessions, including but not limited to the filing of statistic, technical or accounting reports and the filing of any other reports or the fulfillment of any other obligations related to the CONCESSIONS, in addition to those mentioned in the previous clauses of this Agreement, to keep the CONCESSIONS in effect and in good standing and to avoid the cancellation of same and the imposition of administrative fines;

b)

Keep the existing data and such data to be generated by virtue of this Agreement with respect to the CONCESSIONS in good order, including to bear the cost of the storage of drilling core at the place where this is presently stored; and

c)

Fulfill each and all of the obligations MGS has towards the Ejido La Tasajera pursuant to the Temporary Occupancy Agreement entered into with said ejido and currently in effect, and which rights and obligations of MGS shall be assumed by ALAMOS during the life of this Agreement.

EIGHTH.Situation of the Concessions.  As long as this Agreement is in force and effect, MGS shall abstain from assigning or placing a lien on the CONCESSIONS, as well as from dropping them or reducing the surface of the mining lots covered by them; the foregoing except that for any of said actions MGS has the prior written consent from ALAMOS.

NINTH.Suspension of the performance of obligations.  ALAMOS´s obligations provided for in this Agreement shall be suspended in case that as from the Date of Execution there is an event of force majeure or acts of God, including among others, wars, disturbance, strikes and legal or illegal work stoppages, interruption of access to the mining lots covered by the CONCESSIONS by natural or man-made causes and similar causes beyond the control of ALAMOS and unavoidable to it; the above in the understanding that: (i) the above shall not include the lack of funds or any other financial condition which could affect ALAMOS’s economic situation; and (ii) the aforesaid events shall be considered as force majeure or acts of God if and when by virtue of same the performance of the mining works contemplated herein is prevented and said events had not been caused by an action, omission or negligence attributable to ALAMOS.

In the event of force majeure or an act of God ALAMOS shall forthwith notify MGS in writing, advising it in such communication of the respective details of said event and of the measures ALAMOS is implementing in connection thereof.

TENTH.Manners to terminate this Agreement.  This agreement shall terminate pursuant to the following:

10.A.Advanced termination.  This Agreement shall be terminated in advance according to the following paragraphs:

10.A.1.   ALAMOS shall have the right to terminate this agreement at any time by giving written notice to MGS at least 30 (thirty) calendar days in advance of the effective termination date. From the date ALAMOS gives the advanced termination notice to MGS, ALAMOS shall be released from its obligation to make any further investments in the exploration of the CONCESSIONS, except for (i) that indicated in the last paragraph of Fifth Clause above; and (ii) the payment of duties on mining corresponding to the whole semester running at the time the termination notice is effective.

10.A.2. This agreement shall be terminated by MGS in case the agreement entered into abroad by and between the parent companies of MGS and ALAMOS and to which reference is made in recital III a) above is terminated pursuant to the provisions indicated therein; in the understanding that the termination for this reason will not relieve ALAMOS from its obligation of investing in the exploration of the mining lots covered by the CONCESSIONS for the year the advance termination is effective at least the proportionate amount to the minimum annual investment established for the CONCESSIONS by the Mining Law and its Regulations which are compulsory nor it will relieve ALAMOS from any liability ALAMOS incur regarding the CONCESSIONS resulting from (i) the activities Alamos and/or its contractors carried out and their performance, pursuant to the terms and conditions of this Agreement; or (ii) any other reason attributable to ALAMOS.

10.A.3.   Within 30 (thirty) days following the advance termination date of this Agreement (either pursuant to section 10.A.1 or section 10.A.2 above), ALAMOS shall be obligated to furnish to MGS the originals of all the technical information confidential information and any other data, studies and reports that ALAMOS would have received from MGS or from any affiliate of MGS, as well as copies (including electronic data) of all the technical studies which ALAMOS may have performed in the mining lots covered by the CONCESSIONS either directly or through its contractors or agents. ALAMOS will not assume any responsibility in relation to the content, interpretation and evaluation of such technical studies that ALAMOS or its contractors or agents perform in the mining lots covered by the CONCESSIONS.

10.B.    Natural conclusion.  This agreement will terminate due to natural conclusion in case the parent company of ALAMOS acquires, directly or indirectly, the totality of the shares representing the capital stock of MGS.

ELEVENTH.Right to assign this Agreement. The parties shall not be entitled to assign their rights and obligations arising from this Agreement, except with the previous written consent of the other party (which consent shall not be unreasonably withheld) and in the understanding that in order for any assignment of rights and obligations to be effective, the transferee must previously acknowledge in writing that it is legally bound and subrogated in the totality of said rights and obligations deriving from this Agreement.

TWELFTH.Expenses and taxes. Each party shall be responsible for the fulfillment of the tax obligations corresponding to each one of them in the terms of the applicable legal provisions. The fees, expenses and taxes that may arise from the ratification of this agreement before a notary public or a public attestor, as well as the registration duties payable for its recording at the Public Registry of Mining shall be on the account of ALAMOS.

THIRTEENTH.Recording.  From the date the parties hereto ratify this Agreement before the notary public or public attestor to be elected by them (“Date of Ratification”), ALAMOS shall pursue the recording of the same before the Public Registry of Mining within the 15 (fifteen) working days following the Date of Ratification pursuant to that provided by the Regulations to the Mining Law. MGS and ALAMOS are further obligated to provide and/or to sign any additional document that may be necessary to obtain said registration and to give full effects to this agreement.

FOURTEENTH.   Notices.  All notices between the parties pursuant to this Agreement shall be given in an authentic manner in writing and delivered at the addresses indicated by the parties or by means of email with confirmation of receipt or proof of delivery.

Until further notice, the parties hereby designate the following addresses and email addresses:

MGS

7961 Shaffer Parkway, Ste. 5

Littleton, Colorado, 80127

U.S.A

Attention: Frederick Earnest

Email:fhearnest@vistagold.com

ALAMOS

Avenida de la Voluntad 1100 Piso2

Residencial del Humaya

Culiacán, Sinaloa

Mexico 80054

At’n.: Federico Tiburcio Alvarez Gasca

Email: ______________________

Any notice, notification or instrument shall be effective on the date it is actually received at the respective addressee’s address or email address; the above unless it is received after normal business hours at the place of delivery in which case it shall be effective the next business day.

Any change of address, of email address or of representative shall be informed in writing to the other party delivered in an authentic manner. Notwithstanding the foregoing, if any party fails to notify the other of any change of address or of email address it shall be understood that the notices delivered at the last address or the last email address designated by said party shall be valid and effective for all legal purposes.

FIFTEENTH. Absence on harm.  Notwithstanding the legal nature of this document the parties hereto declare that there is no harm in the provisions of this Agreement and even if there would be any they expressly waive the right to claim for the relative nullity indicated in articles 2228 and 2239 of the Civil Code for the Federal District and their correlative articles of the Federal Civil Code and of the civil codes of all the States of the United Mexican States.

SIXTEENTH.  Controversies.  This Agreement is subject to the laws of Mexico. Any controversy between the parties arising out of or in connection with this Agreement shall be subject to the applicable legislation and submitted to the jurisdiction of the federal competent courts of Mexico City and the parties hereto expressly waive any other jurisdiction that may correspond to them by virtue of their current or future domiciles or for any other reason.

SEVENTEENTH. Complete agreement. This agreement constitutes the complete agreement among MGS and ALAMOS and, therefore, it substitutes and replaces any previous negotiations, agreements or understandings among the parties hereto, whether oral or written, in respect to the same subject matter.

Having read this document, the parties hereto ratify the same in its entirety and execute the same on the ___ day of October, 2017 in Mexico City.

MGS

Minera Gold Stake, S.A. de C.V.

________________________________

[Name:]

[Position:]

ALAMOS

Minera Alamos de Sonora S.A. de C.V.

________________________________

Name: Federico Tiburcio Alvarez Gasca

Position: Attorney in Fact

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Anexo “A”  /  EXHIBIT “a”

CONCESIONES  /  CONCESSIONS

Lote / Lot	Título / Title	Titular / Titleholder	Área (hectáreas) Area (Hectares)	Fecha de Vencimiento / Expiration Date	Ubicación / Location	Regalías / Royalty	Grupo / Claim Group
Los Reyes Dos	214131	MGS	17.3662 Has.	Aug. 9, 2051	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Tres	214302	MGS	197.0000 Has.	Sep. 5, 2051	Tamazula, Durango	CTSL 3%, DMSL 1%	San Luis
Los Reyes Cuatro	217757	MGS	11.1640 Has.	Aug. 12, 2052	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Cinco	216632	MGS	319.9852 Has.	May 16, 2052	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Seis	225122	MGS	427.6609 Has.	July 21, 2055	Cosalá, Sinaloa	DMSL 1%	San Luis
Los Reyes Siete	225123	MGS	4.8206 Has.	July 21, 2055	Cosalá, Sinaloa	DMSL 1%	San Luis
Los Reyes 8	226037	MGS	9.0000 Has.	Nov. 14, 2055	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Oeste	210703	MGS	476.9373 Has.	Nov. 17, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Sur	212758	MGS	589.0985 Has.	Oct. 7, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Norte	212757	MGS	1,334.4710 Has.	Oct. 7, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Norma	177858	MGS	150.0000 Has.	Apr. 28, 2036	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Nueva Esperanza	184912	MGS	33.0000 Has.	Dec. 5, 2039	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Miguel	185761	MGS	11.7455 Has.	Dec. 13, 2039	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel

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San Manuel	188187	MGS	55.7681 Has.	Nov. 21, 2040	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
El Padre Santo	196148	MGS	50.0000 Has.	July 15, 2043	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
El Faisán	211471	MGS	2.6113 Has.	May 30, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Santo Niño	211513	MGS	44.0549 Has.	May 30, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Pablo	212752	MGS	11.1980 Has.	Nov. 21, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Pedro	212753	MGS	9.0000 Has.	Nov. 21, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Patricia	212775	MGS	26.2182 Has.	Jan. 30, 2051	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Martha I	213234	MGS	46.6801 Has.	Apr. 9, 2051	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Elota	237661	MGS	947.6449 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 1	237662	MGS	905.5592 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 2	237663	MGS	3.2803 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 3	237664	MGS	2.7052 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 4	237665	MGS	8.1142 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 5	237666	MGS	4.1698 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL

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Elota Fracción 6	237667	MGS	0.4779 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 7	237668	MGS	0.1535 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 8	237669	MGS	0.6546 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Elota Fracción 9	237670	MGS	0.9503 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL
Diez De Mayo	223401	MGS	0.1842 Has.	Dec. 10, 2054	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Prolongacion Del Recuerdo	210497	MGS	91.4591 Has.	Oct. 7, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Prolongacion Del Recuerdo Dos	209397	MGS	26.6798	Apr. 8, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Arcelia Isabel	193499	MGS	60.3723	Dec. 18, 2041	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Dolores	180909	MGS	222.0385	Aug. 5, 2037	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
La Victoria	210803	MGS	199.8708	Nov. 29, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan

Notas: Grupo Gaitán: Se puede comprar la regalía 2% NSR de Gaitán por $1 millón dls. E.U.A. antes del 31 de julio de 2053.  / Notes: Gaitan Group: Can purchase Gaitan 2% NSR for $1million USD before July 31, 2053.

Grupo San Miguel: Se puede comprar la regalía 2% NSR de San Miguel por $1 millón dls. E.U.A. en cualquier momento. / San Miguel Group: Can Purchase San Miguel 2% NSR for $1million USD at any time.

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APPENDIX C

Joint Venture Terms

Defined Terms	The words and terms as defined in the Agreement to which this Appendix “C” is attached shall have the same meaning for the purposes of this Appendix “C” unless otherwise specifically indicated.
Structure

The structure of the joint venture (the “Joint Venture”)  will be definitely settled by the Parties taking into consideration advice from the respective Parties’ tax and legal advisors.  The Parties will cooperate to implement a joint venture structure that maximizes efficiency, and is consistent with industry standards, so long as the structure does not adversely impact either Party.

Interest

Upon formation of the Joint Venture, Alamos (or its designate, subject to the Vista’s consent (not to be unreasonably withheld)) will have and hold a 51% participating interest in the Joint Venture and Vista (or its designate, subject to the Alamos’ consent (not to be unreasonably withheld)) will have and hold a 49% participating interest in the Joint Venture (each being the respective Party's “Interest”).

Initial Capital Contribution

At the commencement of the Joint Venture, Alamos shall be deemed to have made an initial capital contribution of $__________ [such amount shall be equal to Alamos’ prior exploration and development costs in connection with the Underground Resources] and Vista shall be deemed to have made an initial capital contribution in the amount of $__________ [such amount shall be determined in accordance with the following formula:

A = (49 * B)

Where:

B  is Alamos’ prior exploration and development costs in connection with the Underground Resources]

Costs and Share of Minerals

Each Party will contribute to all costs attributable to the development and mining of the Underground Resources through a formal cash call process to be established, and take its share of production, if any, from the Underground Resources in proportion to its Interest from time to time.

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Management Committee

All strategic planning and operations on and in connection with the Underground Resources shall be managed by a committee (the “Management Committee”) consisting of two (2) representative of each of the Parties. The Management Committee will decide every question, other than those matters included under the heading “Matters to be Decided” which may only be decided with the consent of each Party holding greater than a 20% Interest, submitted to it by simple majority with the representative or representatives of each Party being entitled to cast collectively that number of votes which is equal to the percentage Interest of the party they represent.  Quorum shall be one representative from each Party. No business other than the election of a chairman, if any, and the adjournment or termination of the meeting will be transacted at any meeting unless a quorum is present.  If within 30 minutes from the time appointed for a meeting, a quorum is not present, then the meeting will, at the election of those representatives who are present:

(i)

be dissolved; or

(ii)

be adjourned to the same place but on a date and at a time to be fixed by the chairman of the meeting before the adjournment, which will be not less than seven days following the date for which the meeting was called.

Notice of the adjourned meeting will be given to the representatives of all Parties forthwith after the adjournment of the meeting.  If at the adjourned meeting, a quorum is not present within 30 minutes from the time appointed, then the representative or representatives present and entitled to attend and vote at the meeting, will constitute a quorum.

Disputes

Any controversy or claim arising out of or relating to the Joint Venture Agreement, shall be determined by arbitration administered by ICDR Canada in accordance with its Canadian Arbitration Rules. The number of arbitrators shall be one (1) and the place of arbitration shall be Toronto,  Ontario. The language of the arbitration shall be English.

Governing Law	The Joint Venture Agreement shall be governed by the laws of the Province of Ontario and the Federal Laws of Canada applicable therein.
Operator

Alamos shall be the initial operator (the “Operator”) and shall remain the Operator until removed by the Management Committee who shall then be entitled to appoint a new Operator or removed in accordance with the terms of the Joint Venture Agreement.  The Operator shall be entitled to charge for management fees (on a cost recovery basis) in accordance with standard industry practice.

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Election to Contribute

A Party shall elect whether or not to contribute to each Program (as defined below) and budget. If a Party elects not to contribute to a budget, its Interest shall be reduced, such that a Party’s Interest at any time shall be calculated by dividing the subject Party’s deemed initial capital contribution and actual expenditures by the deemed initial capital contribution and actual expenditures of all of the Parties, and multiplying the resulting fraction by 100.

Default

If a Party elects to contribute to a Program and budget and then fails to pay an invoice in a timely manner, that Party (the “Defaulting Party”) shall be deemed to have elected not to contribute to the budget. The non-Defaulting Party shall be entitled to complete the original Program or a revised Program and the Defaulting Party’s Interest shall be reduced by twice the amount of the reduction calculated under Election to Contribute.

Effect of Election Not to Contribute

If at any time a Party’s Interest is reduced to below ten percent (10%), it shall be deemed to have assigned and conveyed its Interest to the other Party(ies) and will cease to be a party to the Joint Venture Agreement. In the event that either Party's Interest is conveyed in accordance with this section, such Party shall be granted a Royalty substantially on the terms of the Underground Royalty included in Appendix D of the Option Agreement, including, without limitation the requirement to provide security.

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Matters to be Decided

The Operator shall not take any of the following actions without obtaining the prior written consent of each Party holding greater than a 20% Interest:

a)

termination of the Joint Venture;

b)

annual operating plans and Programs that are materially inconsistent with the strategy as set out by the Management Committee;

c)

abandon, sell or otherwise dispose of any asset of the Joint Venture having a net book value greater than $100,000 or, if related to normal business operations, a net book value greater than $500,000;

d)

any suspension or termination of mining operations;

e)

other than those reductions in response to unanticipated or uncontrollable events which may include (but not limited to) environmental matters, change in commodity price, safety matters, plant and equipment failure, or other uncontrollable events that dictate the need for such reduction, any reduction in excess of 20% of the anticipated monthly mining or milling rates from those established in an operating plan or Program;

f)

create, or permit to remain, any material liens, upon any asset of the Joint Venture, except for any liens which are customary in the circumstances of a mining operation;

g)

abandon, sell or otherwise dispose of the Project, or any part thereof;

h)

acquisition of assets, capital assets or mine developments in an amount in excess of $500,000;

i)

settle any suit, claim or demand with respect to the Joint Venture involving an amount in excess of $500,000; or

j)

enter into or amend any material contract with persons who are not at arm’s length to the Operator or either Party in an amount in excess of $100,000.
Title

Subject to agreement by the Parties at the time of the formation of the Joint Venture, it is expected that title to the Underground Resources shall be held by the Operator or by a nominee company at option of the Operator.

Access

The Operator shall permit the Parties, at their own expense, reasonable access to the results of all work done on the Project by the Joint Venture. The results of all Joint Venture work shall be held in strict confidence by the Parties except as required for continuous disclosure purposes under applicable securities laws.

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Area of Interest

The area of interest (“Area of Interest”) shall be deemed to comprise that area which is included within two (2) kilometres of the outermost boundary of the mineral properties which constitute the Project as at the commencement of the Joint Venture.  Any acquisition within the Area of Interest by the Parties or their affiliates or other connected Parties, shall be made subject to the terms of the Joint Venture Agreement.  Provision with respect to the notice, election and procedure will be included in the Joint Venture.

Operator’s Indemnity

The Operator shall indemnify and save each of the Parties harmless from and against any loss, liability, claim, demand, damage and expense in connection with loss of life, personal injury or damage to the property (including, without limiting the generality of the foregoing, legal fees) arising out of any acts or omissions of the Operator caused by the gross negligence, willful misconduct or fraud of the Operator or the gross negligence, willful misconduct or fraud of the Operator’s officers, employees or agents.

Each Party will indemnify and save the Operator, in its capacity as such, harmless from and against any loss, liability, claim, demand, damage and expense in connection with loss of life, personal injury or damage to property (including, without limiting the generality of the foregoing, legal fees) arising out of any acts or omissions of the Operator or its officers, employees or agents that occurred in the course of performing the Operator’s duties, responsibilities and obligations under the Joint Venture Agreement, except to the extent caused by its own gross negligence, willful misconduct or fraud or the gross negligence, willful misconduct of fraud of its officers, employees or agents.

General Indemnity

Each Party (an “Indemnifying Party”) shall indemnify and save each other Party (each, an “Indemnified Party”) harmless from against any loss, liability, claim, demand, damage and expense in connection with loss of life, personal injury or damage to property (including without limiting the generality of the foregoing, legal fees) howsoever cause, arising out of or relating to an advice or information provided to such Indemnified Party by such Indemnifying Party pursuant to this Agreement or otherwise in connection with any activities conducted pursuant hereto, provided that such losses are caused by the gross negligence, willful misconduct or fraud of such Indemnifying Party or as a consequence of a breach by the Indemnifying Party of its obligations under the Joint Venture Agreement.

Insurance	The Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, naming Vista, Alamos and the Operator as insureds.

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Relationship

The rights, duties, obligations and liabilities of the Parties shall be several and not joint nor joint and several, it being the express purpose and intention of the Parties that their respective Interests shall be held as tenants in common.

Right of First Offer

If any Party intends to sell, transfer, assign or dispose of all or a portion of its Interest (in this section called the “Disposing Party”) other than to an Affiliate (provided the Disposing Party guarantees the obligations of the Affiliate under the Joint Venture Agreement) it will, prior to selling or disposing of the Interest, first offer to sell the Interest to the other Party (in this Section called the “Remaining Party”) for such consideration and upon such other terms and conditions as the Disposing Party deems fit.  The Remaining Party shall be entitled to elect, upon notice to the Disposing Party, within 30 days of its offer, to purchase the Interest to be disposed of, in which case the closing of the sale and purchase shall take place at a mutually agreeable time and place within 10 business days after all conditions to such sale have been satisfied or waived.  If, within 30 days of the Disposing Party’s offer to sell, the Remaining Party does not elect to purchase the Interest upon those terms and conditions the Disposing Party will be free to dispose of that Interest to a third party at any time within six months of the Remaining Party’s election but only for consideration substantially similar to or greater than the consideration stated in the Disposing Party’s offer to sell to the Remaining Party, and upon no more favourable terms and conditions as the offer to sell to the Remaining Party, provided, however, that the sale of the Interest to the third party shall be subject to the third party entering into an agreement with the Remaining Party whereby it agrees to be bound by the provisions of this Agreement.  Any Interest not disposed of by the Disposing Party as aforesaid will remain subject to the provisions of this subsection.

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Operator’s Duties

Subject to the approval of each Program by the Management Committee, the powers and obligations of the Operator shall include the following:

a)

to manage the Joint Venture and cause all mining operations to be performed in a good and workmanlike manner;

b)

to keep the Project in good standing and to pay all applicable fees or charges;

c)

to provide all supplies and services required for a Program;

d)

to maintain and keep the assets of the Joint Venture in good operator condition;

e)

to comply with all applicable laws;

f)

to require the Operator’s contractors and subcontractors to take out and maintain Project and liability insurance;

g)

to advise the non-Operator of any accident or occurrence resulting in any material damage or material harm or injury to any individual;

h)

to keep adequate data, information and records of the Operator’s management of the Joint Venture and to keep suitable accounts which reflect all financial aspects of the Joint Venture and four times per year to make such available to the non- Operator, at the place designated by the Operator, within five (5) days of receipt of a written request for disclosure by the non-Operator;

i)

to provide the non-Operator with monthly reports on activities on the Underground Resources during periods of active field work or when mine operations are active, quarterly reports and a detailed annual report on the Operator’s management of the Joint Venture, including an accounting of all expenditures made by the Operator under the current or previous Program; and

j)

to have all powers necessary to carry out, or cause to be carried out, all of the Operator’s obligations set out in the Joint Venture Agreement and to otherwise carry out, or cause to be carried out, all Programs approved by the Management Committee.

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Programs

The Operator shall prepare a program (a “Program”) and submit such Program budget to the Management Committee for approval on the date which is the earlier of (i) the date which is ninety  (90) days following the formation of the Joint Venture, (ii) the date which is sixty (60) days following the completion of the immediately prior Program; and (iii) the date which is forty-five (45) days prior to the date of the annual meeting of the Management Committee each calendar year. The Management Committee must approve each Program prior to implementation. Each Program must contain:

a)

a reasonably detailed outline of all development and/or mining activities which the Operator is to carry out on the Underground Resources and the time frame for each of the major elements of the Program;

b)

a reasonably itemized budget, broken down by month, of the projected capital and operating expenditures under the Program; and

c)

the estimated amount and date of each payment that the non-Operator would have to make to the Operator.

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APPENDIX D

UNDERGROUND NET SMELTER RETURN ROYALTY AGREEMENT

THIS NET SMELTER RETURN ROYALTY is made as of the ___ day of ___________, 20__

BETWEEN:

(the "**Payor**")

AND:

(the "**Royalty Holder**")

WHEREAS the Royalty Holder and the Payor (among others) entered into an Option Agreement (defined below) pursuant to which Minera Alamos Inc. ("**Alamos**") was granted an option to acquire, directly or indirectly including through a subsidiary owned by the Royalty Holder, 100% of the issued and outstanding voting shares of MGS Mexico (defined below) on the terms and conditions set out in the Option Agreement. The option set out in the Option Agreement was exercised by Alamos on ____________, 20__;

AND WHEREAS MGS Mexico is the owner of an interest in the Properties (defined below);

AND WHEREAS pursuant to the Option Agreement, Alamos covenanted to cause the Payor to grant the Underground NSR (defined below) to the Royalty Holder;

AND WHEREAS the Payor wishes to grant the Underground NSR to the Royalty Holder, pursuant to and in accordance with the terms of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties agree as follows:

1. DEFINITIONS

In this Agreement, including the recitals to this Agreement, unless the context otherwise requires:

(a) "**Abandonment Property**" has the meaning attributed to that term in Section 23.

(b) "**Acceptable Accounting Standards**" means International Financial Reporting Standards, and refers to the accounting framework, standards and interpretations issued by the International Accounting Standards Board, as updated and amended from time to time, and comprise International Financial Reporting Standards, International Accounting Standards,

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IFRIC Interpretations (as issued by the IFRS Interpretations Committee) and SIC interpretations (as issued by the Standing Interpretations Committee).

(c) "**Affiliate**" means any Person related to another Person in such a way that either one of such Persons directly or indirectly controls, is controlled by, or is under common control with, the other and includes a partnership over which a Person exercises control and a joint venture in which a Person holds at least a 50% voting or equity interest. The term "control" as used herein means the right to the exercise of, directly or indirectly, more than 50% of the voting rights attributable to the shares or ownership interests of the controlled entity.

(d) "**Agreement**" means this net smelter return royalty agreement, as amended, supplemented or restated from time to time.

(e) "**Allowable Deductions**" means the following, in each case, without duplication:

(i) all tolling charges, representation expenses, metal losses, umpire charges, expenses, penalties and fees, including all weighing, sampling and assaying costs that are paid by the Payor and/or its Affiliates for or in connection with smelting, refining, beneficiation processes and mineral treatment procedures in respect of the Products, but excluding costs of mining and milling;

(ii) all costs, expenses and charges for or in connection with transportation (including insurance, shipping, freight, stockpiling, storage, warehousing, handling, port, demurrage, delay and forwarding expenses, transaction taxes, customs and customs clearance, import and export duties and permit costs, and related administration expenses) of Products away from the Properties to a smelter or refinery or other place of mineral treatment or beneficiation and from there to the place or places of storage and sale to the ultimate purchaser; and

(iii) sales, use, gross receipts, customs duties, severance, value added taxes and other taxes and governmental charges, if any, payable with respect to the existence, severance, production, removal, sale, processing, transportation, or disposition of Products that are paid or incurred by the Payor and/or its Affiliates with respect to the Products, but excluding any taxes that are based on the gross or net income of the Payor and/or its Affiliates, any business or franchise taxes of the Payor and its Affiliates, any taxes based on the value of the Properties and any improvements thereon (including any ad valorem taxes), any taxes or governmental charges that are refundable in and to the Payor and/or its Affiliates, and the taxes that are based on the conduct of business generally, and other taxes assessed on a similar basis;

provided that:

(1) where a cost, charge or expense otherwise constituting Allowable Deductions is incurred by the Payor and/or its Affiliates in a transaction with a party with whom it is not dealing at arm's length as that term is defined in the Income Tax Act (Canada), as amended, such cost, charge

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or expense may be deducted, but only as to the lesser of the actual cost incurred by the Payor and/or its Affiliates and the fair market value thereof, calculated at the time of such transaction and under all the circumstances thereof; and

(2) there will be no Allowable Deductions from Gross Proceeds received for that amount of compensation or indemnification actually received by the Payor from an insurer for an insurable loss.

(f) "**Applicable Law**" means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, codes, guidelines, treaties, restrictions, regulatory policies or guidelines, by-laws (zoning or otherwise), policies, notices, directives, directions decrees, judgments or awards, of any Governmental Authority having jurisdiction, including any judicial or administrative interpretation thereof.

(g) "**Back-in Right**" has the meaning ascribed to such term in the Option Agreement.

(h) "**Business Days**" means Monday to Friday of each week, local time, except such days designated as statutory holidays in Toronto, Ontario, Denver, Colorado and Sinaloa, Mexico.

(i) "**Calendar Quarter**" means each three month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

(j) "**COMEX**" means the COMEX division of the New York Mercantile Exchange.

(k) "**Gold Bullion**" means fine gold bullion of 0.995 or better.

(l) "**Gold Price**" has the meaning attributed to that term in Section 3(c).

(n) "**Gross Proceeds**" means revenue actually received by, or deemed to have been received by, the Payor or any Affiliate for any Products, sold or otherwise disposed of by the Payor, plus any proceeds of insurance received by the Payor or its Affiliates in such period due to an insured loss of or damage in respect of Products. The amount of such revenue shall be determined as follows:

(i) If Products are sold by the Payor or one of its Affiliates to a smelter, refinery or other purchaser (other than the Payor or any Affiliates) then, the amount of Gross Proceeds with respect to such Products shall equal the amount of revenues actually received by the Payor or any Affiliate from the physical sale of the payable metals in such Products to the smelter, refiner or other purchaser of Products, including any bonuses,

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premiums, and subsidies. In the case where such Products are distributed in kind to an Affiliate of the Payor and then are sold with or without further processing by or for such Affiliate, such sale shall be deemed to be a sale by the Payor for the purposes of making the calculations in this Section and the revenues from such sale shall be deemed to have been received by the Payor.

(ii) If Products are sold by the Payor or an Affiliate to a smelter, refinery or other purchaser (other than the Payor or an Affiliate) under any smelting or refining arrangements or any other transactions that result in the return to, or credit to the account of the Payor or any Affiliate of Refined Metals, and the Payor does not sell such credited Refined Metals to an arm's length third party within 60 days of such credit or return, then, notwithstanding anything in this Agreement, the revenue attributed to the Payor with respect to such Products shall be the fair market value price that would otherwise be received from a third Party in an arm's length transaction for the sale of such Products as at the date of such credit or return. The price of gold shall be determined using the price of gold in U.S. dollars on the London Bullion Market Afternoon Fix on such day, and the price of any other Product shall be determined using the price of such Product quoted at the close of business on such day by the New York Commodity Exchange. If for any reason the London Bullion Market or the New York Commodity Exchange is no longer in operation or the spot price of a particular Product is not quoted on the London Bullion Market or the New York Commodity Exchange, the price of such Product shall be determined by reference to the price of such Product on another similar commercial exchange entity having the largest volume of trading in such Product on such day.

If any insurance proceeds are payable to the Payor and/or its Affiliates for any loss or damage to the Products, such insurance proceeds shall be included as revenue for the purposes of this definition.

(o) "**Guaranteed Obligations**" means all present and future obligations, liabilities, debts, payments and undertakings, direct or indirect, absolute or contingent, of the Payor to Royalty Holder arising under this Agreement including, for greater certainty, any and all amounts which may become due or payable by the Payor to Royalty Holder under this Agreement for any reason including following or as a result of any termination of this Agreement, or any other occurrence or thing under the terms of this Agreement which requires payment by the Payor, or entitles the Royalty Holder to demand payment from the Payor.

(p) "**Hedging Transactions**" has the meaning attributed to that term in Section 16.

(q) "**Interest Rate**" means prime plus three percent (3%) per annum.

(r) "**Joint Venture**" means the joint venture formed pursuant to the Joint Venture Agreement.

(s) "**Joint Venture Agreement**" means the agreement to be entered into by Vista and the Payor in the event the Back-In Right is exercised in accordance with the Option Agreement.

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(t) "**Lead Bullion**" means lead bullion meeting the good delivery requirements of the LME (minimum purity of 99.970%) or the COMEX.

(v) "**Mining**" means the mining, extracting, producing, handling, milling or other processing of Products.

(w) "**Net Smelter Returns**" means the Gross Proceeds less the Allowable Deductions pertaining to such Gross Proceeds.

(x) "**Open-Pit Mining Methods**" means Mining operations carried out using conventional surface mining equipment (drills, front end loaders/shovels, and haul trucks supported by dozers and graders) in an excavation that is open to the surface and does not employ the use of tunnels, adits, shafts or other forms of access typical of underground excavations.

(y) "**Option Agreement**" means the Option Agreement dated October 23, 2017 among the Royalty Holder, Minera Gold Stake Holdings Corp., the Payor, Granges Inc., Alamos and Minera Alamos de Sonora S.A. de C.V.

(aa) "**Prime**" means, at any particular time, the prime business rate of the Bank of Canada.

(bb) "**Processor**" means a smelter, refiner, mint or other processor, purchaser or other recipient to whom Products are shipped or delivered by or on behalf of the Payor.

(cc) "**Products**" means the naturally occurring metallic and non-metallic products that are mined, produced or otherwise recovered from the Properties using Underground Mining Methods (together with any substitute, replacement, renewal, extension, or successor properties thereto) whether in the form of doré, concentrates, or otherwise, including without limitation, gold, silver, lead, copper, zinc, platinum group or other marketable metals, and all beneficiated or derivative products thereof. Products shall not include (i) material that is processed that did not originate from the Properties, (ii) construction aggregate, or (iii) products that are mined, produced or otherwise recovered from the Properties using Open-Pit Mining Methods.

(dd) "**Properties**" means the concessions, claims, interests and all related mineral rights described in Schedule "A" attached hereto and forming a part hereof, as the same may be extended, renewed, revised, replaced and expanded and includes any renewal of any such concessions, claims, interests and all related mineral rights described in Schedule "A" and any other form of successor or substitute title therefore and any addition thereto, and also includes any other mineral properties, claims, interest or surface and easement rights acquired by the Payor pursuant to Section 8 (Area of Interest) of the Option Agreement.

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(ee) “**Refined Copper**” means refined copper meeting the good delivery requirements of the London Metal Exchange (“**LME**”) for Grade “A” Copper Cathode or High Grade Copper meeting the COMEX requirements for delivery;

(ff) “**Refined Metal**” means Gold Bullion, Silver Bullion, cathode and other Refined Copper, Lead Bullion and other refined metals produced from Products through refining and/or smelting or equivalent treatment operations.

(gg) “**Security**” means a security agreement that creates, in favour of the Royalty Holder, a security interest in the assets of the Payor to secure payment of the Underground NSR, including the registration of the Agreement on the Properties, in a commercially reasonable form satisfactory to the Payor and Royalty Holder, each acting reasonably.

(hh) “**Silver Bullion**” means silver bullion of 0.9995 or better.

(ii) “**Taxes**” means all taxes of any kind or nature whatsoever including net proceeds of mines tax, privilege taxes, excise taxes, business taxes, property transfer taxes, income taxes, sales taxes, value added taxes, customs duties, payroll taxes, levies, stamp taxes, royalties, duties, and all fees, including claim fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Authority of any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

(jj) “**Underground Mining Methods**” means Mining operations which can only be carried out using equipment of design and scale typical to working in tunnels, adits, shafts, declines, ramps, stopes, galleries and other openings (which would not be characterized as Open Pit Mining Methods) created below the surface of the ground for access to and the extraction of Products which are not open to the surface, except via the workings/infrastructure of the underground mine.

(kk) “**Underground NSR**” means payments payable to the Royalty Holder described in Section 3(a) of this Agreement.

2. INTERPRETATION

(a) **Construction**. This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

(b) **Certain Rules of Interpretation.** In this Agreement:

(A) the division into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(B) the expressions "**hereof**", "**herein**", "**hereto**", "**hereunder**", "**hereby**" and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(C) unless specified otherwise or the context otherwise requires:

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(1) references to any Section or Schedule are references to the Section of, or Schedule to, this Agreement;

(2) "**including**" or "**includes**" means "**including (or includes) but is not limited to**" and is not to be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(3) "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of";

(4) references to any legislation, statutory instrument or regulation or a section thereof are references to the legislation, statutory instrument, regulation or section as amended, restated and re-enacted from time to time; and

(5) words in the singular include the plural and vice-versa and words in one gender include all genders.

(c) **Computation of Time.** In this Agreement, unless specified otherwise or the context otherwise requires:

(A) a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(B) all references to specific dates mean 11:59 p.m. on the relevant dates;

(C) with respect to the calculation of any period of time, references to "**from**" mean "**from and excluding**" and references to "**to**" or "**until**" mean "**to and including**".

(d) **Performance on Business Days.** If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

(e) **Calculation of Interest.** In calculating interest payable under this Agreement for any period of time, the first day of the period is included and the last day is excluded.

(f) **Currency and Payment.** In this Agreement, unless specified otherwise:

(A) all dollar ($) amounts referred to herein, unless indicated expressly to the contrary shall refer to lawful currency of the United States of America;

(B) any payment is to be made by an official bank draft drawn on a Canadian chartered bank, wire transfer or any other method (other

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than cash payment) that provides immediately available funds; and

(C) any payment due on a particular day must be received and available by 2:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

(g) **Schedules.** The Schedules hereto form part of this Agreement.

3. RESERVATION, PURCHASE AND GRANT OF UNDERGROUND NSR

(a) Subject to the terms of this Agreement, the Payor hereby grants, sells, assigns, transfers, conveys and delivers to the Royalty Holder a perpetual royalty at the rates set out in Section 3(b) on all Net Smelter Returns on Products extracted by Underground Mining Methods (the "**Underground NSR**").

(b) The Underground NSR will be calculated at the following rates set out below opposite the applicable Gold Price to be determined quarterly (and for greater certainty, where the Net Smelter Return has resulted from sales of Products in addition to or other than gold, the Underground NSR shall nevertheless be determined based on the sliding percentage scale referable to the Gold Price as set out below):

Gold Price ($/oz)	Underground NSR Rate
Under $1,400.00	1% of Net Smelter Return
$1,400.1 to $1,600.00	1.5% of Net Smelter Return
Above $1,600	2.0% of Net Smelter Return

(c) On or before the 30th day following each Calendar Quarter, the Payor shall calculate the "Gold Price" in Section 3(b) for that Calendar Quarter based upon the received or payable average price per ounce of gold equivalent sold, reported in United States dollars during that Calendar Quarter.

(d) To compute the Underground NSR, the Payor shall, every Calendar Quarter following the Effective Date, multiply the Net Smelter Returns by the applicable royalty rate determined for the immediately preceding Calendar Quarter in accordance with paragraph (c) above.

(e) The grant, sale, transfer and conveyance of the Underground NSR is intended to create a real property interest in the Properties.

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4. TIME AND MANNER OF UNDERGROUND NSR PAYMENTS

The Underground NSR shall be calculated in accordance with Section 3 and the Payor shall pay the Underground NSR to the Royalty Holder by wire transfer on or before the 30th day following the end of each immediately preceding Calendar Quarter.

5. SECURITY INTEREST

To secure all Underground NSR payments required to be made in accordance with the terms hereof, the Payor shall, forthwith upon request by the Royalty Holder, execute and deliver to the Royalty Holder the Security and immediately following such execution by the Payor, the Security shall be registered in all necessary places in Mexico, as it may be applicable and from time to time thereafter in such other places, and renewed or amended from time to time, as required by the Royalty Holder, acting reasonably, in order to protect the Royalty Holder's interests created thereby. For greater certainty, the Security shall be specific to the Underground NSR and shall provide no rights of cross default or set-off to the Royalty Holder in respect of any other obligations that may be owing between the Payor and the Royalty Holder.

6. GENERAL TIME AND MANNER OF PAYMENTS

(a) With each Underground NSR payment paid to the Royalty Holder, the Payor shall prepare and provide a detailed statement of the manner in which such Underground NSR payment was calculated, including:

(i) the quantities and grades of Products produced and removed from the Properties on a project by project basis in the preceding Calendar Quarter (which may be in the same form as required to be reported by the Payor on production reports filed with the applicable authorities in Mexico) on a monthly basis or such other interval as required by such applicable authorities at the relevant time;

(ii) the gross value of Products delivered to a Processor, as reflected by written statements provided by the Processor on a monthly basis, or such other period for which such written statements are at the relevant time provided by such Processor; and

(iii) an accounting for Allowable Deductions.

In addition within 120 days after the end of any calendar year, the Payor shall prepare and deliver to the Royalty Holder an audited statement for such preceding calendar year indicating: (i) the quantities of Products sold or otherwise disposed of by the Payor; (ii) the quantities of Products produced by the Payor; (iii) the Net Smelter Returns; and (iv) the prices paid by the Processor in respect of the Products. The auditor shall be independent chartered accountants, sufficiently qualified and experienced in mining and related matters. For greater certainty, the Payor shall choose the auditor, and such auditor may be the same auditor or audit firm that audits the financial statements of the Payor or any of its Affiliates.

(b) All Underground NSR payments shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Royalty Holder gives the Payor written Notice describing and setting forth a specific objection to the determination thereof, attaching any substantiating calculations and copies of any materials relied upon by the Royalty

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Holder in connection therewith, if any, (an "Objection Notice") within 6 months after receipt by the Royalty Holder of the annual statement delivered pursuant to Section 5(a). If the Royalty Holder objects to a statement as herein provided, the Royalty Holder shall, for a period of 60 days after the Payor's receipt of the Objection Notice, have the right, upon reasonable Notice and at a reasonable time, to commence to have the Payor's accounts and records relating to the production of the Products and the calculation of the Underground NSR in question audited by a chartered accountant acceptable to the Royalty Holder and to the Payor, each acting reasonably. If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder such deficiency or excess shall be resolved by adjusting the next quarterly Underground NSR payment due hereunder. If production has ceased, settlement shall be made between the Parties by cash payment.

(c) All cash payments to be made under this Agreement shall be made in the currency that the Payor receives for the Products, except Underground NSR payments in respect of Gold Bullion and Silver Bullion, which shall be paid in U.S. dollars. Subject to Section 8, each Party shall be solely responsible and liable for any and all taxes required to be paid by it in respect of any and all payments, including interest, hereunder.

(d) Cash payments hereunder shall be made without demand, notice, set-off, or reduction, by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided in writing by the Royalty Holder to the Payor not less than three Business Days prior to the dates upon which such payments are to be made. However, the Payor shall not be deemed to be in default under this Agreement and the time for making such payment shall be extended, if, at the time such payment is otherwise due, wire transfer facilities are not available for any reason, so long as the Payor makes payment as soon as practicable after wire transfer facilities become available. If any dispute arises with respect to a proper payment, the Payor may make such payment by depositing the same into an escrow account pending resolution of the dispute, and upon such deposit no interest charges for late payment shall accrue. Any payment not otherwise made when due shall bear interest at an annual rate of the Interest Rate, which shall accrue from the date due until the date paid, provided, however, that if the Royalty Holder does not provide written wire instructions to the Payor in accordance with this Section, then no interest shall accrue or become payable by the Payor on any Underground NSR amount not paid when due for any period prior to the third Business Day following the date on which the Royalty Holder provides such written wire instructions to the Payor.

(e) Where the outturn of treated metals or a sale of other Products (including an insurance settlement in respect of a loss) is made on a provisional basis, the amount of the Underground NSR payable will be based upon the amount of metal or other Products or the value of the loss credited by such provisional settlement, but will be adjusted to account for the amount of metal or other Products or the value of the loss established by final settlement with the treatment facility or with the purchaser or insurer of other Products, as the case may be.

(f) The Royalty Holder shall provide written wire transfer instructions to the Payor promptly upon request.

7. <u>PAYMENT IN KIND</u>

(a) The Royalty Holder may elect to receive the Underground NSR "in kind" as Refined Metals. In order to receive Underground NSR "in kind", the Royalty Holder shall, not less than 60 days prior to the last day of the Calendar Quarter preceding the Calendar Quarter

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for which the Underground NSR payments are to be paid to the Royalty Holder "in kind", provide the Payor with written notice of its exercise of such right. If no written election is made, the Underground NSR will continue to be paid to the Payor as it is then being paid. As of the Effective Date, the Royalty Holder elects to receive its Underground NSR "in cash".

(b) If the Royalty Holder elects to receive the Underground NSR "in kind", the Royalty Holder shall open a bullion storage account at each Processor designated by the Payor as a possible recipient of Products in which the Royalty Holder owns an interest pursuant to this Agreement. The Royalty Holder shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and the Payor shall not be required to bear any additional expense with respect to such "in-kind" payments. The Underground NSR will be paid "in kind" by the deposit of Refined Metals into the account established by the Royalty Holder, as indicated in writing by the Royalty Holder. On or before the 25th day of each calendar month following a Calendar Quarter during which Gross Proceeds were generated, the Payor shall deliver written instructions to the applicable Processor, with a copy to the Royalty Holder, directing the Processor to deliver Refined Metals due to the Royalty Holder in respect of the Underground NSR, by crediting to the Royalty Holder's account the amount of Refined Metals representing the Underground NSR payable. Title to Refined Metals delivered to the Royalty Holder under this Agreement shall pass to the Royalty Holder at the time such Refined Metals are credited to the Royalty Holder's account at the applicable Processor.

8. Taxes

All Underground NSR payments, including interest, if any, will be made subject to withholding or deduction and remittance in respect of such Underground NSR for, or on account of, any present or future taxes, duties, assessments or governmental charges or levies of whatever nature imposed or levied on such Underground NSR payment by or on behalf of any Governmental Authority having power and jurisdiction to tax and for which the Payor is obligated in law to withhold or deduct and remit to such Governmental Authority. The Payor shall set out in the statement referred to in Section 5(a) any amount so withheld.

9. Accounting Matters

Gross Proceeds and Allowable Deductions shall be determined in accordance with IFRS as applied by the Payor. Gross Proceeds and Allowable Deductions shall be determined by the accrual method.

10. REPRESENTATIONS AND WARRANTIES OF THE PAYOR

The Payor hereby represents and warrants as follows:

(a) The Payor is a corporation duly incorporated, amalgamated or continued, as the case may be, organized, validly existing and in good standing under the laws of its current governing jurisdiction.

(b) The Payor has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to own and operate the Properties and to carry on its business as now conducted and as currently proposed to be conducted.

(c) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance with the terms, conditions and provisions of

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this Agreement will conflict with or result in a breach of any terms, conditions or provisions of the charter documents or by-laws of the Payor, any Applicable Law, any contractual restrictions that are binding upon the Payor or the Properties, or any writ, judgment, injunction, determination or award that is binding upon the Payor.

(d) The execution and delivery of this Agreement and the consummation by the Payor of the transactions contemplated herein have been duly authorized by all necessary corporate action, and all necessary third party consents have been obtained.

(e) This Agreement has been duly executed and delivered by the Payor and constitutes a valid and legally binding obligation of the Payor, enforceable in accordance with its terms against the Payor.

(f) The Underground NSR constitutes an interest in the Properties that runs with the Properties and is enforceable against the Payor and will be enforceable against any third party acquiror, assignee or transferee of all, or any part of, the Properties.

11. REPRESENTATIONS AND WARRANTIES OF THE ROYALTY HOLDER

The Royalty Holder hereby represents and warrants as follows:

(a) The Royalty Holder is a corporation duly incorporated, amalgamated or continued, as the case may be, organized, validly existing and in good standing under the laws of its current governing jurisdiction.

(b) The Royalty Holder has full corporate right, power and authority to enter into and perform its obligations under this Agreement.

(c) This Agreement has been duly executed and delivered by the Royalty Holder and constitutes a valid and legally binding obligation of the Royalty Holder, enforceable in accordance with its terms by the Payor against the Royalty Holder.

12. TERM

Subject to termination in accordance with this Section, this Agreement shall continue in perpetuity, it being the intent of the parties hereto that the Underground NSR shall constitute a covenant running with the Properties and all successions thereof, whether created privately or through governmental action, and including, without limitation, any leasehold interest. If any right, power or interest of either party under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Agreement.

Notwithstanding any other provision hereof, if (i) the Royalty Holder has exercised the Back-In Right and (ii) the Joint Venture Agreement has been entered into, then this Agreement and, without limitation, the Underground NSR shall terminate upon the entry into the Joint Venture Agreement.

If this Agreement is terminated pursuant to this Section, all obligations of the Parties under this Agreement will terminate except that the termination shall not cancel any outstanding

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payment obligation of the Payor and the obligations contained in Sections 18, 19 and 26 shall survive any termination of this Agreement.

13. COMMINGLING

The Payor shall have the right to commingle Products from the Properties with products mined from other properties *provided that*, if the Underground NSR is payable, the Payor shall commingle Products or ores from the Properties extracted by Underground Mining Methods separately from Products or ores from the Properties extracted by Open-Pit Mining Methods and keep detailed records of such separation. Not less than sixty (60) days before commencement of commingling, the Payor shall notify the Royalty Holder and shall deliver to the Royalty Holder the Payor's proposed commingling plan for the Royalty Holder's review. Before the Payor commingles any Products produced from the Properties with products from other properties, the Products produced from the Properties and products produced from other properties shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial products and other appropriate content. The Royalty Holder shall have the right to have a representative present at the time such samples and measurements are taken. The Royalty Holder's representatives shall have the right to secure sample splits for the purpose of confirming the accuracy of all such samples and measurements. The Payor shall keep detailed accounts and records of all such samples and measurements. From this information, the Payor shall determine the amount of the Underground NSR due and payable to the Royalty Holder for Products produced from the Properties which are commingled with products from other properties.

14. STOCKPILING

The Payor may stockpile any materials, Products or ores from the Properties at such place or places as the Payor elects, *provided that*, if the Underground NSR is payable, the Payor shall stockpile Products or ores from the Properties extracted by Underground Mining Methods separately from Products or ores from the Properties extracted by Open-Pit Mining Methods and keep detailed records of such separation. If the Payor stockpiles or holds an inventory of any doré or other Products that have been processed and are in the form that is saleable without sale for more than one hundred twenty (120) days, such doré and other Products shall be deemed to have been sold on the last day of the one hundred twenty (120) day period and the Payor shall pay to the Royalty Holder the Underground NSR due to the Royalty Holder on such deemed sale. Before the Payor stockpiles or stores materials, Products or ores off the Properties, the Payor shall first execute and cause the owner of such other property to execute a written instrument which recognizes the Royalty Holder's Underground NSR interest in and to the stockpiled materials, Products or ores and assures and grants to the Royalty Holder and the Payor rights of access and use so as to process or retrieve such materials, Products or ores. Such instrument shall also provide, inter alia, that (a) the Royalty Holder's rights pursuant to this Agreement, insofar as they are applicable, shall continue in full force and effect with respect to the Products; (b) Royalty Holder's rights in and to the Products shall be the same as if the Products were situate on the Properties; (c) Royalty Holder's rights set forth in this Agreement shall have precedence over the rights to the Products of the property owner where the Products are stockpiled, stored or placed, and shall also have precedence over the rights of the creditors of the said property owner; and (d) the agreement shall be irrevocable so long as the Products, or any part thereof, remain on the property not part of the Properties.

15. TAILINGS AND RESIDUE

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All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "**Materials**") resulting from the Payor's operations and activities on the Properties shall be the sole property of the Payor but shall remain subject to the Underground NSR should the same be processed or reprocessed (whether or not involving a smelter), as the case may be, in the future and result in the production of Products. Notwithstanding the foregoing, the Payor shall have the right to dispose of Materials from the Properties on or off of the Properties and to commingle the same with Materials from other properties in accordance with this Agreement. In the event Materials from the Properties are processed or reprocessed (whether or not involving a smelter), as the case may be, the Underground NSR payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

16. HEDGING TRANSACTIONS

(a) The Payor shall have the right to market and sell Refined Metals and other Products in any manner it may elect, and shall have the right to engage in any and all price hedging, price protection and other speculative activities with respect to any Products, raw materials, interest rates or currency exchanges including forward sales and/or purchase contracts, futures trading or commodity options trading (collectively "**Hedging Transactions**") which may involve the possible physical delivery of Products.

(b) All profits and losses resulting from the Payor engaging in Hedging Transactions are specifically excluded from calculations of Underground NSR payments pursuant to this Agreement. All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, shall be solely for the Payor's account.

(c) The amount of Underground NSR to be paid on all Products subject to Hedging Transactions by the Payor shall be determined pursuant to the provisions of this Section 16. With respect to Products subject to Hedging Transactions by the Payor, Net Smelter Returns shall be determined without reference to Hedging Transactions and shall be determined by using the "spot price(s)" of the applicable Product(s) on the day on which such Products are delivered or credited to the account of the Payor by the Processor. The "spot price" of gold shall be determined using the price of gold in U.S. dollars on the London Bullion Market Afternoon Fix on such day, and the "spot price" of any other Product shall be determined using the price of such Product quoted at the close of business on such day by the New York Commodity Exchange. If for any reason the London Bullion Market or the New York Commodity Exchange is no longer in operation or the spot price of a particular Product is not quoted on the London Bullion Market or the New York Commodity Exchange, the spot price of such Product shall be determined by reference to the price of such Product on another similar commercial exchange entity having the largest volume of trading in such Product on such day.

17. BOOKS; RECORDS; INSPECTIONS

(a) The Payor shall keep true and accurate books and records of all of its operations and activities with respect to the Properties and the Products, prepared on an accrual basis in accordance with the Acceptable Accounting Standards, consistently applied. The Royalty Holder may, from time to time, perform audits or other examinations of all of the Payor's books and records to confirm all calculations made by the Payor are in compliance with the terms of this Agreement, including without limitation, calculations of Net Smelter Returns. The Royalty Holder shall promptly commence, and diligently complete, any audit or other examination permitted hereunder. The reasonable expenses of any audit or other examination permitted

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hereunder shall be paid by the Royalty Holder, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of the Underground NSR payments paid to the Royalty Holder hereunder in an amount greater than $5,000 in aggregate, in which event the costs of such audit or other examination shall be paid by the Payor.

(b) Within sixty (60) days following the end of each calendar year, the Payor shall provide the Royalty Holder with an annual report of Products mined, Products milled, recoveries, grades, Net Smelter Return expenses and capital and development expenses with respect to the Properties during such calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from and estimated remaining mineral reserves on the Properties for the succeeding calendar year and any changes to, or replacements of, the mine plan or any "life of mine" plan with respect to the Properties. The Payor shall provide the Royalty Holder with a copy of any "life of mine plan", if produced, within thirty (30) days of its approval by the Payor and any changes to, or replacements of, any such "life of mine" plan or any mine plan within thirty (30) days after such change or replacement thereof. The Payor agrees to provide the Royalty Holder with such other data or reports as may be reasonably required to file with Canadian stock exchanges or securities commissions in connection with any listing applications or prospectus filings.

(c) Upon not less than two (2) Business Days' notice to the Payor, the Royalty Holder, or its authorized agents or representatives, may, under the direction and control of the Payor, enter upon all surface and subsurface portions of the Properties for the purpose of inspecting the Properties, all improvements thereto and operations thereon, and all production records and data pertaining to all production activities and operations on or with respect to the Properties, including without limitation, records and data that are electronically maintained.

18. CONFIDENTIALITY

(a) Subject to Subsection 18(b), the Royalty Holder shall not, without the express written consent of the Payor, which consent shall not be unreasonably withheld, disclose any non-public information received under this Agreement relating to the Payor (the "**Confidential Information**"), other than to employees, agents or consultants of the Royalty Holder.

(b) The Royalty Holder may disclose Confidential Information to any third party:

(i) to whom the Royalty Holder, in good faith, anticipates selling or assigning its interest hereunder, or to a prospective lender to whom the Royalty Holder may grant an interest in Underground NSR payments as security for the Royalty Holder's obligations to such lender, in each case only if the Payor has been provided with a confidentiality agreement that includes the confidentiality provisions of Subsection 18(a), and that has been executed by such third party or lender, as the case may be.

(ii) if the Confidential Information:

(A) is already known to the receiving party as of the date of disclosure hereunder;

(B) is already in the public domain or becomes available in the public domain other than through the act of omission of the Royalty Holder;

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(C) is required to be disclosed under Applicable Law, (provided that the Royalty Holder shall give, to the extent reasonably practicable, written notice to the disclosing party prior to such disclosure); or

(D) is acquired independently from a third party that may lawfully disseminate such Confidential Information at the time it is acquired by the receiving party after due investigation by the receiving party.

19. INDEMNITY

The Payor agrees that it will defend, indemnify, reimburse and hold harmless the Royalty Holder, its officers, directors, shareholders, employees and its permitted successors and assigns and each of them, from and against losses, cost or liability (including without limitation, reasonable legal fees) resulting from any and all claims, demands, liabilities, actions and proceedings, which may be made or brought against the Royalty Holder or any of its officers, directors, shareholders, employees, permitted successors and assigns or which it may sustain, pay or incur that howsoever result from or relate to operations conducted on or in respect of the Properties or that result from or relate to the mining, handling, transportation, smelting or refining of the Products, including any failure of the Payor to comply at all times with all present or future Applicable Laws, or other obligations under this Agreement relating to the operations on the Properties and all reclamation requirements relating to the operations on the Properties.

20. INSURANCE

The Payor shall purchase or otherwise arrange at its own expense and shall keep in force at all times, directly or through the services of an independent contractor, insurance (including, without limitation, comprehensive general public liability insurance) against claims for bodily injury or death or property damage arising out of or resulting from activities or operations on or with respect to the Properties and insurance against loss of Products (including while in transit from the Properties to where Products are smelted, refined and/or sold or otherwise disposed of), in such amounts as will adequately protect the Royalty Holder and the Properties from any and all claims, liabilities and damages which may arise with respect to the Properties and the Products or loss of Products as a result of theft. The Royalty Holder shall, to the extent permitted by Applicable Law, be named as a loss payee on all property, liability and other insurance policies held by the Payor and relating to the Properties and the Products.

21. CONDUCT OF OPERATIONS

(a) All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Properties or produced therefrom, and all decisions concerning the sale or other disposition of Products (including, without limitation, decisions as to buyers, times of sale, whether to store or stockpile Products for a reasonable length of time without selling the same) shall be made by the Payor.

(b) The Royalty Holder acknowledges that any decision to place all or any of the Properties into production shall be at the sole and unfettered discretion of the Payor and the Payor shall be under no obligation to place all or any of the Properties into production and if any of the Properties is placed into production the Payor shall have the unfettered right to suspend, curtail or terminate any such operation as it in its sole and unfettered discretion may determine.

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Subject to Section 23, the Payor may abandon, surrender, allow to lapse, reduce the area of or otherwise deal with the Properties as it may determine. Without in any manner limiting the foregoing, the Payor may, but will not be obligated to, treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other Products at sites located on or off the Properties, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Payor will not be liable for unrecovered Products or mineral values lost in processing, and no Underground NSR will be due on any such unrecovered Products or lost mineral values. For greater certainty, any insurance proceeds payable to the Payor and/or its Affiliates for any loss or damage to the Products will be included in the calculation of Net Smelter Returns. The Payor will have sole and unfettered discretion concerning the nature, timing and extent of all exploration, development, plant and infrastructure design, mining and other operations and processes conducted on or for the benefit of the Properties. The Payor will owe the Royalty Holder no duty to explore, develop or mine the Properties, or to do so at any rate or in any manner.

(c) The Payor not at any time permit any Affiliate to be a Processor, without the prior written consent of the Royalty Holder.

(d) The Payor will maintain title to the Properties, including without limitation:

(i) complying with the provisions of all agreements or instruments of title under which the Properties are held;

(ii) paying all fees, taxes, assessments and other charges levied by Governmental Authorities in respect of the Properties or to maintain the Properties in good standing; and

(iii) filing all necessary affidavits of assessment work and other filings required to maintain the Properties in good standing.

(e) The Payor shall at all times comply with all Applicable Laws relating to the Payor's operations and activities on or with respect to the Properties; provided, however, the Payor shall have the right to contest any of the same if such contest does not jeopardize the Properties or the Payor's rights thereto or under this Agreement.

22. NO IMPLIED COVENANTS

The parties agree that no implied covenants or duties relating to exploration, development, mining or the payment of production royalties or any other monies provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

23. SALE OR ABANDONMENT/SURRENDER OF THE PROPERTIES

(a) The Payor shall be entitled to transfer, lease, mortgage, charge or otherwise encumber or dispose of the Properties or any parts thereof, or the proceeds thereof, and in connection therewith to assign its rights and obligations under this Agreement, provided that any purchaser, transferee, lessee or assignee of the Properties and this Agreement agrees in writing in favour of the Royalty Holder, prior to the consummation of any such transfer, lease,

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mortgage, charge or other encumbrance or disposition, to be bound by the terms of this Agreement, in form and substance satisfactory to the Royalty Holder, acting reasonably.

(b) If at any time within 20 years form the Effective Date the Payor intends to abandon or surrender part or all of the Properties (the "**Abandonment Property**"), the Payor shall first give notice of such intention to the Royalty Holder at least 120 days in advance of the proposed date of abandonment or surrender. At any time within 30 days of receipt of notice, the Royalty Holder may deliver notice to the Payor that the Royalty Holder desires the Payor to convey the Abandonment Property to the Royalty Holder. If the Royalty Holder does not request reconveyance within the thirty (30) day period, the Royalty Holder's right to do so shall be terminated and the Payor may abandon or surrender the Abandonment Property.

(c) Notwithstanding Subsection 23(a), the Payor shall not abandon or surrender, or allow to lapse or expire any mining claims or leases relating to or comprising the Properties for the purpose of permitting any third party to restake such claim and avoid the Underground NSR; and if the Payor or any associate, Affiliate or related party of the Payor or joint venturer, restakes any expired claims or leases relating to or comprising all or part of the Properties, the calculation of Underground NSR payments pursuant to this Agreement shall include Net Smelter Returns directly or indirectly received by the Payor in respect of any such restaked claims.

24. TRANSFER OF ROYALTY

The Royalty Holder may sell or transfer any interest in the Underground NSR on the provision of ten (10) days' prior written notice to the Payor. Prior to the consummation of any such transfer, the transferee or other assignee of the Royalty Holder must enter into an undertaking to and in favour of the Payor, in form and content satisfactory to Payor, acting reasonably, agreeing to be bound by the term of this Agreement as if it were an original signatory hereto.

25. PROJECT FINANCING OF THE PAYOR

The Payor covenants to and in favour of the Royalty Holder that the terms of any project financing arranged with respect to the Properties shall not allow for the lenders to prohibit or interfere with any Underground NSR payments due to the Royalty Holder hereunder or allow for cash sweeps or payments of excess cash flow to the lenders in priority to any Underground NSR payments due to the Royalty Holder hereunder. In connection with any such project financing the Payor shall obtain, at the closing of such project financing, a certificate executed by an authorized officer of each lending institution or any other third party to the project financing, acknowledging the validity and existence of this Agreement and the Underground NSR obligations under this Agreement and agreeing that it will not object to or attempt to prohibit payment of the Underground NSR hereunder.

26. GENERAL PROVISIONS

(a) Further Assurances: Registration of Interest

Each party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the party requesting such further investment, document or action, unless expressly indicated otherwise. The Royalty

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Holder shall have the right, at its sole cost and expense, to register or record notice from time to time of this Agreement, any other documents relating to or contemplated by this Agreement, and any caution or other title document registered against the title to the Properties, and the Payor shall cooperate with such registration or recording and provide its written consent or signature to any documents or things necessary to accomplish such registration or recording or otherwise to protect the interests of the Royalty Holder hereunder. Any successor or assignee or other acquiror of the Properties, or any interest therein, shall be subject to this Agreement and shall be obligated to comply with the terms hereof, including the obligations to register this Agreement and to grant and register the security interest required pursuant to Section 5.

(b) Binding Effect

All covenants, conditions, and terms of this Agreement shall be of benefit to and run as a covenant with the Properties and shall bind and inure to the benefit of the parties hereto, their respective successors and assigns, including, without limitation, partners, joint venture partners, lessees and mortgagees. Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between the Payor and the Royalty Holder.

(c) Entire Agreement

This Agreement together with the attached Schedules and the Option Agreement contain the entire agreement between the parties and no oral agreement, promise, statement or representation which is not contained herein or in the attached Schedules shall be binding upon the parties, unless the parties hereto consent in writing thereto. The provisions of this Agreement together with the attached Schedules and the Option Agreement shall supersede all previous oral or written agreements between the parties hereto.

(d) Amendment

This Agreement may only be changed by an agreement in writing between the parties.

(e) Waiver

If any provision of this Agreement shall fail to be strictly enforced or any party shall consent to any action by any other party or shall waive any provision as set out herein, such action by such party shall not be construed as a waiver thereof other than at the specific time that such waiver or failure to enforce takes place and shall at no time be construed as a consent, waiver or excuse for any failure to perform and act in accordance with this Agreement at any past or future occasion.

(f) Governing Law

This Agreement and any disputes in relation to it shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each of the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario sitting in Toronto.

(g) Time of Essence

Time is of the essence in this Agreement.

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(h) Notice

(i) Subject to the payment provisions of this Agreement, all notices, designations or other documents required or authorized by the terms of this Agreement shall be in writing, shall be personally delivered, mailed by registered or certified mail, postage prepaid, return receipt requested or by email, and shall be addressed as follows:

If to the Payor or Alamos:

Attention: Darren Koningen
Email: dkoningen@mineralalamos.com

If to the Royalty Holder:

Attention: Frederick Earnest
Email: fhearnest@vistagold.com

(ii) Any of the parties may change its address for notice by giving the other parties notice of such change in the manner specified in this Section. Notices personally delivered shall be deemed to have been made and received on the date of such delivery. Notices given by mail in the manner specified in this Section shall be deemed to have been made, delivered and received five (5) days after the date of mailing. Notices emailed in the manner specified in this Section shall be deemed to have been made and received on the next Business Day following the day on which any such notice was emailed.

(i) Licences

The Payor shall ensure that it continues to possess, or obtains, all material licences, approvals and consents from third parties that are required in respect of the Properties and the Payor's operations thereon.

(j) Severability

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of this Agreement which shall be construed as if this Agreement had been executed without the invalid portion. It is hereby declared to be the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

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(k) Accounting Principles

All calculations hereunder shall be made in accordance with the Acceptable Accounting Standards.

(l) Counterparts

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

VISTA GOLD CORP.
By:______________________________
MINERA GOLD STAKE, S.A. DE C.V.
By:______________________________
MINERA ALAMOS INC.
By:______________________________

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This is SCHEDULE "A" to the Net Smelter Return Royalty Agreement between Vista Gold Corp. and Minera Alamos Inc.

PROPERTIES

Properties Concessions Information

Lot	Title	Titleholder	Area (Hectares)	Expiration Date	Location	Royalty	Claim Group
Los Reyes Dos	214131	the Payor	17.3662 Has.	Aug. 9, 2051	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Tres	214302	the Payor	197.0000 Has.	Sep. 5, 2051	Tamazula, Durango	CTSL 3%, DMSL 1%	San Luis
Los Reyes Cuatro	217757	the Payor	11.1640 Has.	Aug. 12, 2052	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Cinco	216632	the Payor	319.9852 Has.	May 16, 2052	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Seis	225122	the Payor	427.6609 Has.	July 21, 2055	Cosalá, Sinaloa	DMSL 1%	San Luis
Los Reyes Siete	225123	the Payor	4.8206 Has.	July 21, 2055	Cosalá, Sinaloa	DMSL 1%	San Luis
Los Reyes 8	226037	the Payor	9.0000 Has.	Nov. 14, 2055	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Oeste	210703	the Payor	476.9373 Has.	Nov. 17, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Sur	212758	the Payor	589.0985 Has.	Oct. 7, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Norte	212757	the Payor	1,334.4710 Has.	Oct. 7, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Norma	177858	the Payor	150.0000 Has.	Apr. 28, 2036	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Nueva Esperanza	184912	the Payor	33.0000 Has.	Dec. 5, 2039	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Miguel	185761	the Payor	11.7455 Has.	Dec. 13, 2039	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Manuel	188187	the Payor	55.7681 Has.	Nov. 21, 2040	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel

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El Padre Santo	196148	the Payor	50.0000 Has.	July 15, 2043	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
El Faisán	211471	the Payor	2.6113 Has.	May 30, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Santo Niño	211513	the Payor	44.0549 Has.	May 30, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Pablo	212752	the Payor	11.1980 Has.	Nov. 21, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Pedro	212753	the Payor	9.0000 Has.	Nov. 21, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Patricia	212775	the Payor	26.2182 Has.	Jan. 30, 2051	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Martha I	213234	the Payor	46.6801 Has.	Apr. 9, 2051	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Elota	237661	the Payor	947.6449 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 1	237662	the Payor	905.5592 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 2	237663	the Payor	3.2803 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 3	237664	the Payor	2.7052 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 4	237665	the Payor	8.1142 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 5	237666	the Payor	4.1698 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota	237667	the Payor	0.4779	Apr. 19,	Cosalá, Sinaloa	NIL	

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Fracción 6			Has.	2061	Tamazula, Durango		
Elota Fracción 7	237668	the Payor	0.1535 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 8	237669	the Payor	0.6546 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 9	237670	the Payor	0.9503 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Diez De Mayo	223401	the Payor	0.1842 Has.	Dec. 10, 2054	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Prolongacion Del Recuerdo	210497	the Payor	91.4591 Has.	Oct. 7, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Prolongacion Del Recuerdo Dos	209397	the Payor	26.6798	Apr. 8, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Arcelia Isabel	193499	the Payor	60.3723	Dec. 18, 2041	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Dolores	180909	the Payor	222.0385	Aug. 5, 2037	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
La Victoria	210803	the Payor	199.8708	Nov. 29, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Notes: Gaitan Group: Can purchase Gaitan 2% NSR for $1million USD before July 31, 2053.							
San Miguel Group: Can Purchase San Miguel 2% NSR for $1million USD at any time.							

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APPENDIX E

OPEN-PIT NET SMELTER RETURN ROYALTY AGREEMENT

THIS NET SMELTER RETURN ROYALTY is made as of the ___ day of __________, 20__

BETWEEN:

(the "**Payor**")

AND:

(the "**Royalty Holder**")

WHEREAS the Royalty Holder and the Payor (among others) entered into an Option Agreement (defined below) pursuant to which the Payor was granted an option to acquire, directly or indirectly including through a subsidiary owned by the Royalty Holder, 100% of the issued and outstanding voting shares of MGS Mexico (defined below) on the terms and conditions set out in the Option Agreement. The option set out in the Option Agreement was exercised by the Payor on ___________, 20__;

AND WHEREAS MGS Mexico is the owner of an interest in the Properties (defined below);

AND WHEREAS pursuant to the Option Agreement, the Payor covenanted to grant the Open-Pit NSR (defined below) to the Royalty Holder;

AND WHEREAS the Payor wishes to grant the Open-Pit NSR to the Royalty Holder, pursuant to and in accordance with the terms of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties agree as follows:

1. DEFINITIONS

In this Agreement, including the recitals to this Agreement, unless the context otherwise requires:

(a) "**Abandonment Property**" has the meaning attributed to that term in Section 21.

(b) "**Acceptable Accounting Standards**" means International Financial Reporting Standards, and refers to the accounting framework, standards and interpretations issued by the International Accounting Standards Board, as updated and amended from time to time, and comprise International Financial Reporting Standards, International Accounting Standards, IFRIC Interpretations (as issued by the IFRS Interpretations Committee) and SIC interpretations (as issued by the Standing Interpretations Committee).

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(c) "**Affiliate**" means any Person related to another Person in such a way that either one of such Persons directly or indirectly controls, is controlled by, or is under common control with, the other and includes a partnership over which a Person exercises control and a joint venture in which a Person holds at least a 50% voting or equity interest. The term "control" as used herein means the right to the exercise of, directly or indirectly, more than 50% of the voting rights attributable to the shares or ownership interests of the controlled entity.

(d) "**Agreement**" means this net smelter return royalty agreement, as amended, supplemented or restated from time to time.

(e) "**Allowable Deductions**" means the following, in each case, without duplication:

(i) all tolling charges, representation expenses, metal losses, umpire charges, expenses, penalties and fees, including all weighing, sampling and assaying costs that are paid by the Payor and/or its Affiliates for or in connection with smelting, refining, beneficiation processes and mineral treatment procedures in respect of the Products, but excluding the costs of mining and milling;

(ii) all costs, expenses and charges for or in connection with transportation (including insurance, shipping, freight, stockpiling, storage, warehousing, handling, port, demurrage, delay and forwarding expenses, transaction taxes, customs and customs clearance, import and export duties and permit costs, and related administration expenses) of Products away from the Properties to a smelter or refinery or other place of mineral treatment or beneficiation and from there to the place or places of storage and sale to the ultimate purchaser; and

(iii) sales, use, gross receipts, customs duties, severance, value added taxes and other taxes and governmental charges, if any, payable with respect to the existence, severance, production, removal, sale, processing, transportation, or disposition of Products that are paid or incurred by the Payor and/or its Affiliates with respect to the Products, but excluding any taxes that are based on the gross or net income of the Payor and/or its Affiliates, any business or franchise taxes of the Payor and its Affiliates, any taxes based on the value of the Properties and any improvements thereon (including any ad valorem taxes), any taxes or governmental charges that are refundable in and to the Payor and/or its Affiliates, and the taxes that are based on the conduct of business generally, and other taxes assessed on a similar basis;

provided that:

(1) where a cost, charge or expense otherwise constituting Allowable Deductions is incurred by the Payor and/or its Affiliates in a transaction with a party with whom it is not dealing at arm's length as that term is defined in the Income Tax Act (Canada), as amended, such cost, charge or expense may be deducted, but only as to the lesser of the actual cost incurred by the Payor and/or its Affiliates and the fair market value thereof, calculated at the time of

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such transaction and under all the circumstances thereof; and

(2) there will be no Allowable Deductions from Gross Proceeds received for that amount of compensation or indemnification actually received by the Payor from an insurer for an insurable loss.

(f) "**Applicable Law**" means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, codes, guidelines, treaties, restrictions, regulatory policies or guidelines, by-laws (zoning or otherwise), policies, notices, directives, directions decrees, judgments or awards, of any Governmental Authority having jurisdiction, including any judicial or administrative interpretation thereof.

(g) "**Business Days**" means Monday to Friday of each week, local time, except such days designated as statutory holidays in Toronto, Ontario, Denver, Colorado and Sinaloa, Mexico.

(h) "**Calendar Quarter**" means each three month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

(i) "**COMEX**" means the COMEX division of the New York Mercantile Exchange.

(j) "**Gold Bullion**" means fine gold bullion of 0.995 or better.

(k) "**Gold Price**" has the meaning attributed to that term in Section 3(c)

(m) "**Gross Proceeds**" means revenue actually received by, or deemed to have been received by, the Payor or any Affiliate for any Products, sold or otherwise disposed of by the Payor, plus any proceeds of insurance received by the Payor or its Affiliates in such period due to an insured loss of or damage in respect of Products. The amount of such revenue shall be determined as follows:

(i) If Products are sold by the Payor or one of its Affiliates to a smelter, refinery or other purchaser (other than the Payor or any Affiliates), then the amount of Gross Proceeds with respect to such Products shall equal the amount of revenues actually received by the Payor or any Affiliate from the physical sale of the payable metals in such Products to the smelter, refiner or other purchaser of Products, including any bonuses, premiums, and subsidies. In the case where such Products are distributed in kind to an Affiliate of the Payor and then are sold with or without further processing by or for such Affiliate, such sale shall be deemed to be a sale by the Payor for the purposes of making the calculations in this Section and the revenues from such sale shall be deemed to have been received by the Payor.

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(ii) If Products are sold by the Payor or an Affiliate to a smelter, refinery or other purchaser (other than the Payor or an Affiliate) under any smelting or refining arrangements or any other transactions that result in the return to, or credit to the account of the Payor or any Affiliate of Refined Metals, and the Payor does not sell such credited Refined Metals to an arm's length third party within 60 days of such credit or return, then, notwithstanding anything in this Agreement, the revenue attributed to the Payor with respect to such Products shall be the fair market value price that would otherwise be received from a third Party in an arm's length transaction for the sale of such Products as at the date of such credit or return. The price of gold shall be determined using the price of gold in U.S. dollars on the London Bullion Market Afternoon Fix on such day, and the price of any other Product shall be determined using the price of such Product quoted at the close of business on such day by the New York Commodity Exchange. If for any reason the London Bullion Market or the New York Commodity Exchange is no longer in operation or the spot price of a particular Product is not quoted on the London Bullion Market or the New York Commodity Exchange, the price of such Product shall be determined by reference to the price of such Product on another similar commercial exchange entity having the largest volume of trading in such Product on such day.

If any insurance proceeds are payable to the Payor and/or its Affiliates for any loss or damage to the Products, such insurance proceeds shall be included as revenue for the purposes of this definition.

(n) "**Hedging Transactions**" has the meaning attributed to that term in Section 14.

(o) "**Interest Rate**" means prime plus three percent (3%) per annum.

(p) "**Lead Bullion**" means lead bullion meeting the good delivery requirements of the LME (minimum purity of 99.970%) or the COMEX.

(r) "**Mining**" means the mining, extracting, producing, handling, milling or other processing of Products.

(s) "**Net Smelter Returns**" means the Gross Proceeds less the Allowable Deductions pertaining to such Gross Proceeds.

(t) "**Open-Pit Mining Methods**" means Mining operations carried out using conventional surface mining equipment (drills, front end loaders/shovels, and haul trucks supported by dozers and graders) in an excavation that is open to the surface and does not employ the use of tunnels, adits, shafts or other forms of access typical of underground excavations.

(u) "**Open-Pit NSR**" means payments payable to the Royalty Holder described in Section 3(a) of this Agreement.

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(v) "**Option Agreement**" means the Option Agreement dated October 23, 2017 among the Royalty Holder, Minera Gold Stake Holdings Corp., MGS Mexico, Granges Inc., the Payor and Minera Alamos de Sonora S.A. de C.V..

(x) "**Prime**" means, at any particular time, the prime business rate of the Bank of Canada.

(y) "**Processor**" means a smelter, refiner, mint or other processor, purchaser or other recipient to whom Products are shipped or delivered by or on behalf of the Payor.

(z) "**Products**" means the naturally occurring metallic and non-metallic products that are mined, produced or otherwise recovered from the Properties using Open-Pit Mining Methods (together with any substitute, replacement, renewal, extension, or successor properties thereto) whether in the form of doré, concentrates, or otherwise, including without limitation, gold, silver, lead, copper, zinc, platinum group or other marketable metals, and all beneficiated or derivative products thereof. Products shall not include (i) material that is processed that did not originate from the Properties, (ii) construction aggregate, or metallic and non-metallic products that are mined, produced or otherwise recovered from the Properties using Underground Mining Methods.

(aa) "**Properties**" means the concessions, claims, interests and all related mineral rights described in Schedule "A" attached hereto and forming a part hereof, as the same may be extended, renewed, revised, replaced and expanded and includes any renewal of any such concessions, claims, interests and all related mineral rights described in Schedule "A" and any other form of successor or substitute title therefore and any addition thereto, and also includes any other mineral properties, claims, interest or surface and easement rights acquired by the Payor pursuant to Section 8 (Area of Interest) of the Option Agreement.

(bb) "**Refined Copper**" means refined copper meeting the good delivery requirements of the London Metal Exchange ("**LME**") for Grade "A" Copper Cathode or High Grade Copper meeting the COMEX requirements for delivery;

(cc) "**Refined Metal**" means Gold Bullion, Silver Bullion, cathode and other Refined Copper, Lead Bullion and other refined metals produced from Products through refining and/or smelting or equivalent treatment operations.

(dd) "**Silver Bullion**" means silver bullion of 0.9995 or better.

(ee) "**Taxes**" means all taxes of any kind or nature whatsoever including net proceeds of mines tax, privilege taxes, excise taxes, business taxes, property transfer taxes, income taxes, sales taxes, value added taxes, customs duties, payroll taxes, levies, stamp taxes, royalties, duties, and all fees, including claim fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Authority of any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon.

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(ff) "**Underground Mining Methods**" means Mining operations which can only be carried out using equipment of design and scale typical to working in tunnels, adits, shafts, declines, ramps, stopes, galleries and other openings (which would not be characterized as Open Pit Mining Methods) created below the surface of the ground for access to and the extraction of Products which are not open to the surface, except via the workings/infrastructure of the underground mine.

2. INTERPRETATION

(a) **Construction**. This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

(b) **Certain Rules of Interpretation.** In this Agreement:

(A) the division into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(B) the expressions "**hereof**", "**herein**", "**hereto**", "**hereunder**", "**hereby**" and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(C) unless specified otherwise or the context otherwise requires:

(1) references to any Section or Schedule are references to the Section of, or Schedule to, this Agreement;

(2) "**including**" or "**includes**" means "**including (or includes) but is not limited to**" and is not to be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(3) "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of";

(4) references to any legislation, statutory instrument or regulation or a section thereof are references to the legislation, statutory instrument, regulation or section as amended, restated and re-enacted from time to time; and

(5) words in the singular include the plural and vice-versa and words in one gender include all genders.

(c) **Computation of Time.** In this Agreement, unless specified otherwise or the context otherwise requires:

(A) a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on

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the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(B) all references to specific dates mean 11:59 p.m. on the relevant dates;

(C) with respect to the calculation of any period of time, references to "**from**" mean "**from and excluding**" and references to "**to**" or "**until**" mean "**to and including**".

(d) **Performance on Business Days.** If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

(e) **Calculation of Interest.** In calculating interest payable under this Agreement for any period of time, the first day of the period is included and the last day is excluded.

(f) **Currency and Payment.** In this Agreement, unless specified otherwise:

(A) all dollar ($) amounts referred to herein, unless indicated expressly to the contrary shall refer to lawful currency of the United States of America;

(B) any payment is to be made by an official bank draft drawn on a Canadian chartered bank, wire transfer or any other method (other than cash payment) that provides immediately available funds; and

(C) any payment due on a particular day must be received and available by 2:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

(g) **Schedules.** The Schedules hereto form part of this Agreement.

3. <u>RESERVATION, PURCHASE AND GRANT OF OPEN-PIT NSR</u>

(a) Subject to the terms of this Agreement, the Payor hereby grants, sells, assigns, transfers, conveys and delivers to the Royalty Holder a royalty at the rates set out in Section 3(b) on all Net Smelter Returns on Products extracted by Open-Pit Mining Methods (the "**Open-Pit NSR**"). The Open-Pit NSR shall be payable up to an aggregate amount of $2,000,000.

(b) The Open-Pit NSR will be calculated at the following rates set out below opposite the applicable Gold Price to be determined quarterly (and for greater certainty, where the Net Smelter Return has resulted from sales of Products in addition to or other than gold, the Open-Pit NSR shall nevertheless be determined based on the sliding percentage scale referable to the Gold Price as set out below):

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Gold Price ($/oz)	Open-Pit NSR Rate
Under $1,400.00	1% of Net Smelter Return
$1,400.1 to $1,600.00	1.5% of Net Smelter Return
Above $1,600	2.0% of Net Smelter Return

(c) On or before the 30th day following each Calendar Quarter, the Payor shall calculate the "Gold Price" in Section 3(b) for that Calendar Quarter based upon the received or payable average price per ounce of gold equivalent sold, reported in United States dollars during that Calendar Quarter.

(d) To compute the Open-Pit NSR, the Payor shall, every Calendar Quarter following the Effective Date, multiply the Net Smelter Returns by the applicable royalty rate determined for the immediately preceding Calendar Quarter in accordance with paragraph (c) above.

(e) The grant, sale, transfer and conveyance of the Open-Pit NSR is intended to create a real property interest in the Properties.

4. TIME AND MANNER OF OPEN-PIT NSR PAYMENTS

The Open-Pit NSR shall be calculated in accordance with Section 3 and the Payor shall pay the Open-Pit NSR to the Royalty Holder by wire transfer on or before the 30th day following the end of each immediately preceding Calendar Quarter.

5. GENERAL TIME AND MANNER OF PAYMENTS

(a) With each Open-Pit NSR payment paid to the Royalty Holder, the Payor shall prepare and provide a detailed statement of the manner in which such Open-Pit NSR payment was calculated, including:

(i) the quantities and grades of Products produced and removed from the Properties on a project by project basis in the preceding Calendar Quarter (which may be in the same form as required to be reported by the Payor on production reports filed with the applicable authorities in Mexico) on a monthly basis or such other interval as required by such applicable authorities at the relevant time;

(ii) the gross value of Products delivered to a Processor, as reflected by written statements provided by the Processor on a monthly basis, or such other period for which such written statements are at the relevant time provided by such Processor; and

(iii) an accounting for Allowable Deductions.

In addition within 120 days after the end of any calendar year, the Payor shall prepare and deliver to the Royalty Holder an audited statement for such preceding calendar year indicating: (i) the quantities of Products sold or otherwise disposed of by the Payor; (ii) the quantities of Products produced by the Payor; (iii) the Net Smelter Returns; and (iv) the prices paid by the Processor in respect of the Products. The auditor shall be independent chartered accountants,

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sufficiently qualified and experienced in mining and related matters. For greater certainty, the Payor shall choose the auditor, and such auditor may be the same auditor or audit firm that audits the financial statements of the Payor or any of its Affiliates.

(b) All Open-Pit NSR payments shall be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Royalty Holder gives the Payor written Notice describing and setting forth a specific objection to the determination thereof, attaching any substantiating calculations and copies of any materials relied upon by the Royalty Holder in connection therewith, if any, (an "**Objection Notice**") within 6 months after receipt by the Royalty Holder of the annual statement delivered pursuant to Section 5(a). If the Royalty Holder objects to a statement as herein provided, the Royalty Holder shall, for a period of 60 days after the Payor's receipt of the Objection Notice, have the right, upon reasonable Notice and at a reasonable time, to commence to have the Payor's accounts and records relating to the production of the Products and the calculation of the Open-Pit NSR in question audited by a chartered accountant acceptable to the Royalty Holder and to the Payor, each acting reasonably. If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder such deficiency or excess shall be resolved by adjusting the next quarterly Open-Pit NSR payment due hereunder. If production has ceased, settlement shall be made between the Parties by cash payment.

(c) All cash payments to be made under this Agreement shall be made in the currency that the Payor receives for the Products, except Open-Pit NSR payments in respect of Gold Bullion and Silver Bullion, which shall be paid in U.S. dollars. Each Party shall be solely responsible and liable for any and all taxes required to be paid by it in respect of any and all payments, including interest, hereunder.

(d) Cash payments hereunder shall be made without demand, notice, set-off, or reduction, by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided in writing by the Royalty Holder to the Payor not less than three Business Days prior to the dates upon which such payments are to be made. However, the Payor shall not be deemed to be in default under this Agreement and the time for making such payment shall be extended, if, at the time such payment is otherwise due, wire transfer facilities are not available for any reason, so long as the Payor makes payment as soon as practicable after wire transfer facilities become available. If any dispute arises with respect to a proper payment, the Payor may make such payment by depositing the same into an escrow account pending resolution of the dispute, and upon such deposit no interest charges for late payment shall accrue. Any payment not otherwise made when due shall bear interest at an annual rate of the Interest Rate, which shall accrue from the date due until the date paid, provided, however, that if the Royalty Holder does not provide written wire instructions to the Payor in accordance with this Section, then no interest shall accrue or become payable by the Payor on any Open-Pit NSR amount not paid when due for any period prior to the third Business Day following the date on which the Royalty Holder provides such written wire instructions to the Payor.

(e) Where the outturn of treated metals or a sale of other Products (including an insurance settlement in respect of a loss) is made on a provisional basis, the amount of the Open-Pit NSR payable will be based upon the amount of metal or other Products or the value of the loss credited by such provisional settlement, but will be adjusted to account for the amount of metal or other Products or the value of the loss established by final settlement with the treatment facility or with the purchaser or insurer of other Products, as the case may be.

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(f) The Royalty Holder shall provide written wire transfer instructions to the Payor promptly upon request. The Payor shall make Royalty payments by wire transfer from an account at a Schedule I Bank under the *Bank Act* (Canada).

6. PAYMENT IN KIND

(a) The Royalty Holder may elect to receive the Open-Pit NSR "in kind" as Refined Metals. In order to receive Open-Pit NSR "in kind", the Royalty Holder shall, not less than 60 days prior to the last day of the Calendar Quarter preceding the Calendar Quarter for which the Open-Pit NSR payments are to be paid to the Royalty Holder "in kind", provide the Payor with written notice of its exercise of such right. If no written election is made, the Open-Pit NSR will continue to be paid to the Payor as it is then being paid. As of the Effective Date, the Royalty Holder elects to receive its Open-Pit NSR "in cash".

(b) If the Royalty Holder elects to receive the Open-Pit NSR "in kind", the Royalty Holder shall open a bullion storage account at each Processor designated by the Payor as a possible recipient of Products in which the Royalty Holder owns an interest pursuant to this Agreement. The Royalty Holder shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and the Payor shall not be required to bear any additional expense with respect to such "in-kind" payments. The Open-Pit NSR will be paid "in kind" by the deposit of Refined Metals into the account established by the Royalty Holder, as indicated in writing by the Royalty Holder. On or before the 25th day of each calendar month following a Calendar Quarter during which Gross Proceeds were generated, the Payor shall deliver written instructions to the applicable Processor, with a copy to the Royalty Holder, directing the Processor to deliver Refined Metals due to the Royalty Holder in respect of the Open-Pit NSR, by crediting to the Royalty Holder's account the amount of Refined Metals representing the Open-Pit NSR payable. Title to Refined Metals delivered to the Royalty Holder under this Agreement shall pass to the Royalty Holder at the time such Refined Metals are credited to the Royalty Holder's account at the applicable Processor.

7. Accounting Matters

Gross Proceeds and Allowable Deductions shall be determined in accordance with IFRS as applied by the Payor. Gross Proceeds and Allowable Deductions shall be determined by the accrual method.

8. REPRESENTATIONS AND WARRANTIES OF THE PAYOR

The Payor hereby represents and warrants as follows:

(a) The Payor is a corporation duly incorporated, amalgamated or continued, as the case may be, organized, validly existing and in good standing under the laws of its current governing jurisdiction.

(b) The Payor has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to own and operate the Properties and to carry on its business as now conducted and as currently proposed to be conducted.

(c) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a breach of any terms, conditions or provisions of the

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charter documents or by-laws of the Payor, any Applicable Law, any contractual restrictions that are binding upon the Payor or the Properties, or any writ, judgment, injunction, determination or award that is binding upon the Payor.

(d) The execution and delivery of this Agreement and the consummation by the Payor of the transactions contemplated herein have been duly authorized by all necessary corporate action, and all necessary third party consents have been obtained.

(e) This Agreement has been duly executed and delivered by the Payor and constitutes a valid and legally binding obligation of the Payor, enforceable in accordance with its terms against the Payor.

9. REPRESENTATIONS AND WARRANTIES OF THE ROYALTY HOLDER

The Royalty Holder hereby represents and warrants as follows:

(a) The Royalty Holder is a corporation duly incorporated, amalgamated or continued, as the case may be, organized, validly existing and in good standing under the laws of its current governing jurisdiction.

(b) The Royalty Holder has full corporate right, power and authority to enter into and perform its obligations under this Agreement.

(c) This Agreement has been duly executed and delivered by the Royalty Holder and constitutes a valid and legally binding obligation of the Royalty Holder, enforceable in accordance with its terms by the Payor against the Royalty Holder.

10. TERM

Subject to termination in accordance with this Section, this Agreement shall continue in perpetuity, it being the intent of the parties hereto that the Open-Pit NSR shall constitute a covenant running with the Properties and all successions thereof, whether created privately or through governmental action, and including, without limitation, any leasehold interest. If any right, power or interest of either party under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Agreement.

Notwithstanding any other provision hereof, if the Payor has made payments to the Royalty Holder on account of the Open Pit NSR in an amount equal to $2,000,000 in the aggregate, then this Agreement and, without limitation, the Open Pit NSR shall immediately terminate.

If this Agreement is terminated pursuant to this Section, all obligations of the Parties under this Agreement will terminate except that the termination shall not cancel any outstanding payment obligation of the Payor and the obligations contained in Sections 16, 17 and 24 shall survive any termination of this Agreement.

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11. COMMINGLING

The Payor shall have, or shall cause MGS Mexico to have, the right to commingle Products from the Properties with products mined from other properties provided that, if the Underground NSR is payable, the Payor shall commingle, or shall cause MGS Mexico to commingle, Products or ores from the Properties extracted by Underground Mining Methods separately from Products or ores from the Properties extracted by Open-Pit Mining Methods and keep detailed records of such separation. Not less than sixty (60) days before commencement of commingling, the Payor shall notify, or shall cause MGS Mexico to notify, the Royalty Holder and shall deliver, or shall cause MGS Mexico to deliver, to the Royalty Holder the Payor's and/or MGS Mexico's, as the case may be, proposed commingling plan for the Royalty Holder's review. Before the Payor commingles, or causes MGS Mexico to commingle, any Products produced from the Properties with products from other properties, the Products produced from the Properties and products produced from other properties shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial products and other appropriate content. The Royalty Holder shall have the right to have a representative present at the time such samples and measurements are taken. The Royalty Holder's representatives shall have the right to secure sample splits for the purpose of confirming the accuracy of all such samples and measurements. The Payor shall keep, or shall cause MGS Mexico to keep, detailed accounts and records of all such samples and measurements. From this information, the Payor shall determine the amount of the Open-Pit NSR due and payable to the Royalty Holder for Products produced from the Properties which are commingled with products from other properties.

12. STOCKPILING

The Payor may stockpile, or may cause MGS Mexico to stockpile, any materials, Products or ores from the Properties at such place or places as the Payor elects, or causes MGS Mexico to elect, *provided that*, if the Underground NSR is payable, the Payor shall stockpile Products or ores from the Properties extracted by Underground Mining Methods separately from Products or ores from the Properties extracted by Open-Pit Mining Methods and keep detailed records of such separation. If the Payor stockpiles or holds, or causes MGS Mexico to stockpile or hold, an inventory of any doré or other Products that have been processed and are in the form that is saleable without sale for more than one hundred twenty (120) days, such doré and other Products shall be deemed to have been sold on the last day of the one hundred twenty (120) day period and the Payor shall pay to the Royalty Holder the Open-Pit NSR due to the Royalty Holder on such deemed sale. Before the Payor and/or MGS Mexico, as the case may be, stockpiles or stores materials, Products or ores off the Properties, the Payor shall first execute and cause, or shall cause MGS Mexico to execute and cause, the owner of such other property to execute a written instrument which recognizes the Royalty Holder's Open-Pit NSR interest in and to the stockpiled materials, Products or ores and assures and grants to the Royalty Holder and the Payor and/or MGS Mexico, as the case may be, rights of access and use so as to process or retrieve such materials, Products or ores. Such instrument shall also provide, inter alia, that (a) the Royalty Holder's rights pursuant to this Agreement, insofar as they are applicable, shall continue in full force and effect with respect to the Products; (b) Royalty Holder's rights in and to the Products shall be the same as if the Products were situate on the Properties; (c) Royalty Holder's rights set forth in this Agreement shall have precedence over the rights to the Products of the property owner where the Products are stockpiled, stored or placed, and shall also have precedence over the rights of the creditors of the said property owner; and (d) the agreement shall be irrevocable so long as the Products, or any part thereof, remain on the property not part of the Properties.

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13. TAILINGS AND RESIDUE

All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively "**Materials**") resulting from the Payor's and/or MGS Mexico's, as the case may be, operations and activities on the Properties shall be the sole property of the Payor and/or MGS Mexico, as the case may be, but shall remain subject to the Open-Pit NSR should the same be processed or reprocessed (whether or not involving a smelter), as the case may be, in the future and result in the production of Products. Notwithstanding the foregoing, the Payor shall have, or shall cause MGS Mexico to have, the right to dispose of Materials from the Properties on or off of the Properties and to commingle the same with Materials from other properties in accordance with this Agreement. In the event Materials from the Properties are processed or reprocessed (whether or not involving a smelter), as the case may be, the Open-Pit NSR payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

14. HEDGING TRANSACTIONS

(a) The Payor shall have the right to market and sell Refined Metals and other Products in any manner it may elect, and shall have the right to engage in any and all price hedging, price protection and other speculative activities with respect to any Products, raw materials, interest rates or currency exchanges including forward sales and/or purchase contracts, futures trading or commodity options trading (collectively "**Hedging Transactions**") which may involve the possible physical delivery of Products.

(b) All profits and losses resulting from the Payor and/or MGS Mexico, as the case may be, engaging in Hedging Transactions are specifically excluded from calculations of Open-Pit NSR payments pursuant to this Agreement. All Hedging Transactions by the Payor and/or MGS Mexico, as the case may be, and all profits or losses associated therewith, if any, shall be solely for the Payor's and/or MGS Mexico's, as the case may be, account.

(c) The amount of Open-Pit NSR to be paid on all Products subject to Hedging Transactions by the Payor shall be determined pursuant to the provisions of this Section 14. With respect to Products subject to Hedging Transactions by the Payor and/or MGS Mexico, as the case may be, Net Smelter Returns shall be determined without reference to Hedging Transactions and shall be determined by using the "spot price(s)" of the applicable Product(s) on the day on which such Products are delivered or credited to the account of the Payor and/or MGS Mexico, as the case may be, by the Processor. The "spot price" of gold shall be determined using the price of gold in U.S. dollars on the London Bullion Market Afternoon Fix on such day, and the "spot price" of any other Product shall be determined using the price of such Product quoted at the close of business on such day by the New York Commodity Exchange. If for any reason the London Bullion Market or the New York Commodity Exchange is no longer in operation or the spot price of a particular Product is not quoted on the London Bullion Market or the New York Commodity Exchange, the spot price of such Product shall be determined by reference to the price of such Product on another similar commercial exchange entity having the largest volume of trading in such Product on such day.

15. BOOKS; RECORDS; INSPECTIONS

(a) The Payor shall keep, or shall cause MGS Mexico to keep, true and accurate books and records of all of its operations and activities with respect to the Properties and the Products, prepared on an accrual basis in accordance with the Acceptable Accounting

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Standards, consistently applied. The Royalty Holder may, from time to time, perform audits or other examinations of all of the Payor's and/or MGS Mexico's, as the case may be, books and records to confirm all calculations made by the Payor and/or MGS Mexico, as the case may be, and compliance with the terms of this Agreement, including without limitation, calculations of Net Smelter Returns. The Royalty Holder shall promptly commence, and diligently complete, any audit or other examination permitted hereunder. The reasonable expenses of any audit or other examination permitted hereunder shall be paid by the Royalty Holder, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of the Open-Pit NSR payments paid to the Royalty Holder hereunder in an amount greater than $5,000 in aggregate, in which event the costs of such audit or other examination shall be paid by the Payor.

(b) Within sixty (60) days following the end of each calendar year, the Payor shall provide the Royalty Holder with an annual report of Products mined, Products milled, recoveries, grades, Net Smelter Return expenses and capital and development expenses with respect to the Properties during such calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from and estimated remaining mineral reserves on the Properties for the succeeding calendar year and any changes to, or replacements of, the mine plan or any "life of mine" plan with respect to the Properties. The Payor shall provide the Royalty Holder with a copy of any "life of mine plan", if produced, within thirty (30) days of its approval by the Payor and any changes to, or replacements of, any such "life of mine" plan or any mine plan within thirty (30) days after such change or replacement thereof. The Payor agrees to provide the Royalty Holder with such other data or reports as may be reasonably required to file with Canadian stock exchanges or securities commissions in connection with any listing applications or prospectus filings.

(c) Upon not less than two (2) Business Days' notice to the Payor, the Royalty Holder, or its authorized agents or representatives, may, under the direction and control of the Payor, enter upon all surface and subsurface portions of the Properties for the purpose of inspecting the Properties, all improvements thereto and operations thereon, and all production records and data pertaining to all production activities and operations on or with respect to the Properties, including without limitation, records and data that are electronically maintained.

16. CONFIDENTIALITY

(a) Subject to Subsection 16(b), the Royalty Holder shall not, without the express written consent of the Payor, which consent shall not be unreasonably withheld, disclose any non-public information received under this Agreement relating to the Payor (the "**Confidential Information**"), other than to employees, agents or consultants of the Royalty Holder.

(b) The Royalty Holder may disclose Confidential Information to any third party:

(i) to whom the Royalty Holder, in good faith, anticipates selling or assigning its interest hereunder, or to a prospective lender to whom the Royalty Holder may grant an interest in Open-Pit NSR payments as security for the Royalty Holder's obligations to such lender, in each case only if the Payor has been provided with a confidentiality agreement that includes the confidentiality provisions of Subsection 16(a), and that has been executed by such third party or lender, as the case may be.

(ii) if the Confidential Information:

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(A) is already known to the receiving party as of the date of disclosure hereunder;

(B) is already in the public domain or becomes available in the public domain other than through the act of omission of the Royalty Holder;

(C) is required to be disclosed under Applicable Law, (provided that the Royalty Holder shall give, to the extent reasonably practicable, written notice to the disclosing party prior to such disclosure); or

(D) is acquired independently from a third party that may lawfully disseminate such Confidential Information at the time it is acquired by the receiving party after due investigation by the receiving party.

17. INDEMNITY

The Payor agrees that it will defend, indemnify, reimburse and hold harmless the Royalty Holder, its officers, directors, shareholders, employees and its permitted successors and assigns and each of them, from and against losses, cost or liability (including without limitation, reasonable legal fees) resulting from any and all claims, demands, liabilities, actions and proceedings, which may be made or brought against the Royalty Holder or any of its officers, directors, shareholders, employees, permitted successors and assigns or which it may sustain, pay or incur that howsoever result from or relate to operations conducted on or in respect of the Properties or that result from or relate to the mining, handling, transportation, smelting or refining of the Products, including any failure of the Payor to comply at all times with all present or future Applicable Laws, or other obligations under this Agreement relating to the operations on the Properties and all reclamation requirements relating to the operations on the Properties.

18. INSURANCE

The Payor shall purchase or otherwise arrange at its own expense and shall keep in force at all times, directly or through the services of an independent contractor, insurance (including, without limitation, comprehensive general public liability insurance) against claims for bodily injury or death or property damage arising out of or resulting from activities or operations on or with respect to the Properties and insurance against loss of Products (including while in transit from the Properties to where Products are smelted, refined and/or sold or otherwise disposed of), in such amounts as will adequately protect MGS Mexico, the Royalty Holder and the Properties from any and all claims, liabilities and damages which may arise with respect to the Properties and the Products or loss of Products as a result of theft. The Royalty Holder shall, to the extent permitted by Applicable Law, be named as a loss payee on all property, liability and other insurance policies held by the Payor and/or MGS Mexico, as the case may be, and relating to the Properties and the Products.

19. CONDUCT OF OPERATIONS

(a) All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Properties or produced therefrom, and all decisions concerning the sale or other disposition of Products (including, without limitation,

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decisions as to buyers, times of sale, whether to store or stockpile Products for a reasonable length of time without selling the same) shall be made by the Payor and/or MGS Mexico.

(b) The Royalty Holder acknowledges that any decision to place all or any of the Properties into production shall be at the sole and unfettered discretion of the Payor and the Payor shall be under no obligation to place all or any of the Properties into production and if any of the Properties is placed into production the Payor shall have the unfettered right to suspend, curtail or terminate any such operation as it in its sole and unfettered discretion may determine. Subject to Section 21, the Payor may abandon, surrender, allow to lapse, reduce the area of or otherwise deal with the Properties as it may determine. Without in any manner limiting the foregoing, the Payor may, but will not be obligated to, treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other Products at sites located on or off the Properties, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Payor will not be liable for unrecovered Products or mineral values lost in processing, and no Open-Pit NSR will be due on any such unrecovered Products or lost mineral values. For greater certainty, any insurance proceeds payable to the Payor and/or its Affiliates for any loss or damage to the Products will be included in the calculation of Net Smelter Returns. The Payor will have sole and unfettered discretion concerning the nature, timing and extent of all exploration, development, plant and infrastructure design, mining and other operations and processes conducted on or for the benefit of the Properties. The Payor will owe the Royalty Holder no duty to explore, develop or mine the Properties, or to do so at any rate or in any manner.

(c) The Payor will cause MGS Mexico to not at any time permit any Affiliate to be a Processor, without the prior written consent of the Royalty Holder.

(d) The Payor will cause MGS Mexico to maintain title to the Properties, including without limitation:

(i) complying with the provisions of all agreements or instruments of title under which the Properties are held;

(ii) paying all fees, taxes, assessments and other charges levied by Governmental Authorities in respect of the Properties or to maintain the Properties in good standing; and

(iii) filing all necessary affidavits of assessment work and other filings required to maintain the Properties in good standing.

(e) The Payor shall at all times comply with all Applicable Laws relating to the Payor's operations and activities on or with respect to the Properties; provided, however, the Payor shall have the right to contest any of the same if such contest does not jeopardize the Properties or the Payor's rights thereto or under this Agreement.

20. NO IMPLIED COVENANTS

The parties agree that no implied covenants or duties relating to exploration, development, mining or the payment of production royalties or any other monies provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

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21. SALE OR ABANDONMENT/SURRENDER OF THE PROPERTIES

(a) The Payor shall be entitled to transfer, lease, mortgage, charge or otherwise encumber or dispose of the Properties or any parts thereof, or the proceeds thereof, and in connection therewith to assign its rights and obligations under this Agreement, provided that any purchaser, transferee, lessee or assignee of the Properties and this Agreement agrees in writing in favour of the Royalty Holder, prior to the consummation of any such transfer, lease, mortgage, charge or other encumbrance or disposition, to be bound by the terms of this Agreement, in form and substance satisfactory to the Royalty Holder, acting reasonably.

(b) If at any time within 20 years form the Effective Date the Payor intends, or MGS Mexico intends, to abandon or surrender part or all of the Properties (the "**Abandonment Property**"), the Payor shall, or shall cause MGS Mexico to, first give notice of such intention to the Royalty Holder at least 120 days in advance of the proposed date of abandonment or surrender. At any time within 30 days of receipt of notice, the Royalty Holder may deliver notice to the Payor and/or MGS Mexico, as the case may be, that the Royalty Holder desires the Payor and/or MGS Mexico, as the case may be, to convey the Abandonment Property to the Royalty Holder. If the Royalty Holder does not request reconveyance within the thirty (30) day period, the Royalty Holder's right to do so shall be terminated and the Guarantor may abandon or surrender the Abandonment Property.

(c) Notwithstanding Subsection 21(a), the Payor shall not abandon or surrender, or allow to lapse or expire, or allow MGS Mexico to abandon or surrender, or allow to lapse or expire, any mining claims or leases relating to or comprising the Properties for the purpose of permitting any third party to restake such claim and avoid the Open-Pit NSR; and if the Payor and/or MGS Mexico, as the case may be, or any associate, Affiliate or related party of the Payor and/or MGS Mexico, as the case may be, or joint venturer, restakes any expired claims or leases relating to or comprising all or part of the Properties, the calculation of Open-Pit NSR payments pursuant to this Agreement shall include Net Smelter Returns directly or indirectly received by the Payor and/or MGS Mexico, as the case may be, in respect of any such restaked claims.

22. TRANSFER OF ROYALTY

The Royalty Holder may sell or transfer any interest in the Open-Pit NSR on the provision of ten (10) days' prior written notice to the Payor. Prior to the consummation of any such transfer, the transferee or other assignee of the Royalty Holder must enter into an undertaking to and in favour of the Payor, in form and content satisfactory to Payor, acting reasonably, agreeing to be bound by the term of this Agreement as if it were an original signatory hereto.

23. PROJECT FINANCING OF THE PAYOR

The Payor covenants to and in favour of the Royalty Holder that the terms of any project financing arranged with respect to the Properties shall not allow for the lenders to prohibit or interfere with any Open-Pit NSR payments due to the Royalty Holder hereunder or allow for cash sweeps or payments of excess cash flow to the lenders in priority to any Open-Pit NSR payments due to the Royalty Holder hereunder. In connection with any such project financing the Payor shall obtain, at the closing of such project financing, a certificate executed by an authorized officer of each lending institution or any other third party to the project financing, acknowledging the validity and existence of this Agreement and the Open-Pit NSR obligations

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under this Agreement and agreeing that it will not object to or attempt to prohibit payment of the Open-Pit NSR hereunder.

24. GENERAL PROVISIONS

(a) Further Assurances: Registration of Interest

Each party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the party requesting such further investment, document or action, unless expressly indicated otherwise. The Royalty Holder shall have the right, at its sole expense, to register or record notice from time to time of this Agreement, any other documents relating to or contemplated by this Agreement, and any caution or other title document registered against the title to the Properties, and the Payor shall cooperate with such registration or recording and provide its written consent or signature to any documents or things necessary to accomplish such registration or recording or otherwise to protect the interests of the Royalty Holder hereunder. Any successor or assignee or other acquiror of the Properties, or any interest therein, shall be subject to this Agreement and shall be obligated to comply with the terms hereof.

(b) Binding Effect

All covenants, conditions, and terms of this Agreement shall be of benefit to and run as a covenant with the Properties and shall bind and inure to the benefit of the parties hereto, their respective successors and assigns, including, without limitation, partners, joint venture partners, lessees and mortgagees. Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between the Payor and the Royalty Holder.

(c) Entire Agreement

This Agreement together with the attached Schedules and the Option Agreement contain the entire agreement between the parties and no oral agreement, promise, statement or representation which is not contained herein or in the attached Schedules shall be binding upon the parties, unless the parties hereto consent in writing thereto. The provisions of this Agreement together with the attached Schedules and the Option Agreement shall supersede all previous oral or written agreements between the parties hereto.

(d) Amendment

This Agreement may only be changed by an agreement in writing between the parties.

(e) Waiver

If any provision of this Agreement shall fail to be strictly enforced or any party shall consent to any action by any other party or shall waive any provision as set out herein, such action by such party shall not be construed as a waiver thereof other than at the specific time that such waiver or failure to enforce takes place and shall at no time be construed as a consent, waiver or excuse for any failure to perform and act in accordance with this Agreement at any past or future occasion.

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(f) Governing Law

This Agreement and any disputes in relation to it shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each of the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario sitting in Toronto.

(g) Time of Essence

Time is of the essence in this Agreement.

(h) Notice

(i) Subject to the payment provisions of this Agreement, all notices, designations or other documents required or authorized by the terms of this Agreement shall be in writing, shall be personally delivered, mailed by registered or certified mail, postage prepaid, return receipt requested or by email, and shall be addressed as follows:

If to the Payor:

Attention: Darren Koningen
Email: dkoningen@mineralalamos.com

If to the Royalty Holder:

Attention: Frederick Earnest
Email: fhearnest@vistagold.com

(ii) Any of the parties may change its address for notice by giving the other parties notice of such change in the manner specified in this Section. Notices personally delivered shall be deemed to have been made and received on the date of such delivery. Notices given by mail in the manner specified in this Section shall be deemed to have been made, delivered and received five (5) days after the date of mailing. Notices emailed in the manner specified in this Section shall be deemed to have been made and received on the next Business Day following the day on which any such notice was emailed.

(i) Licences

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The Payor shall cause MGS Mexico to ensure that it continues to possess, or obtains, all material licences, approvals and consents from third parties that are required in respect of the Properties and the Payor's and/or MGS Mexico's, as the case may be, operations thereon.

(j) Severability

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of this Agreement which shall be construed as if this Agreement had been executed without the invalid portion. It is hereby declared to be the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

(k) Accounting Principles

All calculations hereunder shall be made in accordance with the Acceptable Accounting Standards.

(l) Counterparts

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

VISTA GOLD CORP.

By:________________________________

MINERA ALAMOS INC.

By:________________________________

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This is SCHEDULE “A” to the Net Smelter Return Royalty Agreement between Vista Gold Corp. and Minera Alamos Inc.

PROPERTIES

Properties Concessions Information

Lot	Title	Titleholder	Area (Hectares)	Expiration Date	Location	Royalty	Claim Group
Los Reyes Dos	214131	MGS Mexico	17.3662 Has.	Aug. 9, 2051	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Tres	214302	MGS Mexico	197.0000 Has.	Sep. 5, 2051	Tamazula, Durango	CTSL 3%, DMSL 1%	San Luis
Los Reyes Cuatro	217757	MGS Mexico	11.1640 Has.	Aug. 12, 2052	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Cinco	216632	MGS Mexico	319.9852 Has.	May 16, 2052	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Seis	225122	MGS Mexico	427.6609 Has.	July 21, 2055	Cosalá, Sinaloa	DMSL 1%	San Luis
Los Reyes Siete	225123	MGS Mexico	4.8206 Has.	July 21, 2055	Cosalá, Sinaloa	DMSL 1%	San Luis
Los Reyes 8	226037	MGS Mexico	9.0000 Has.	Nov. 14, 2055	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Oeste	210703	MGS Mexico	476.9373 Has.	Nov. 17, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Sur	212758	MGS Mexico	589.0985 Has.	Oct. 7, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Los Reyes Fracc. Norte	212757	MGS Mexico	1,334.4710 Has.	Oct. 7, 2049	Cosalá, Sinaloa	CTSL 3%, DMSL 1%	San Luis
Norma	177858	MGS Mexico	150.0000 Has.	Apr. 28, 2036	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Nueva Esperanza	184912	MGS Mexico	33.0000 Has.	Dec. 5, 2039	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Miguel	185761	MGS Mexico	11.7455 Has.	Dec. 13, 2039	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Manuel	188187	MGS Mexico	55.7681 Has.	Nov. 21, 2040	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel

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El Padre Santo	196148	MGS Mexico	50.0000 Has.	July 15, 2043	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
El Faisán	211471	MGS Mexico	2.6113 Has.	May 30, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Santo Niño	211513	MGS Mexico	44.0549 Has.	May 30, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Pablo	212752	MGS Mexico	11.1980 Has.	Nov. 21, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
San Pedro	212753	MGS Mexico	9.0000 Has.	Nov. 21, 2050	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Patricia	212775	MGS Mexico	26.2182 Has.	Jan. 30, 2051	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Martha I	213234	MGS Mexico	46.6801 Has.	Apr. 9, 2051	Cosalá, Sinaloa	SMG 2%; DMSL 1%	San Miguel
Elota	237661	MGS Mexico	947.6449 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 1	237662	MGS Mexico	905.5592 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 2	237663	MGS Mexico	3.2803 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 3	237664	MGS Mexico	2.7052 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 4	237665	MGS Mexico	8.1142 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 5	237666	MGS Mexico	4.1698 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	

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Elota Fracción 6	237667	MGS Mexico	0.4779 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 7	237668	MGS Mexico	0.1535 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 8	237669	MGS Mexico	0.6546 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Elota Fracción 9	237670	MGS Mexico	0.9503 Has.	Apr. 19, 2061	Cosalá, Sinaloa Tamazula, Durango	NIL	
Diez De Mayo	223401	MGS Mexico	0.1842 Has.	Dec. 10, 2054	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Prolongacion Del Recuerdo	210497	MGS Mexico	91.4591 Has.	Oct. 7, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Prolongacion Del Recuerdo Dos	209397	MGS Mexico	26.6798	Apr. 8, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Arcelia Isabel	193499	MGS Mexico	60.3723	Dec. 18, 2041	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Dolores	180909	MGS Mexico	222.0385	Aug. 5, 2037	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
La Victoria	210803	MGS Mexico	199.8708	Nov. 29, 2049	Cosalá, Sinaloa	3% DMSL; 2% Gaitan	Gaitan
Notes: Gaitan Group: Can purchase Gaitan 2% NSR for $1million USD before July 31, 2053.							
San Miguel Group: Can Purchase San Miguel 2% NSR for $1million USD at any time.							

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APPENDIX F

Maintenance Costs

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